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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on May 19, 2014

Registration No. 333-195746

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

PHYSICIANS REALTY TRUST
(Exact name of registrant as specified in its governing instruments)

735 N. Water Street
Suite 1000
Milwaukee, Wisconsin 53202
(414) 978-6555
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John T. Thomas
Physicians Realty Trust
735 N. Water Street
Suite 1000
Milwaukee, Wisconsin 53202
(414) 978-6555
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher M. Bartoli Baker & McKenzie LLP 300 East Randolph Street, Suite 5000 Chicago, Illinois 60601 (312) 861-8000 (312) 861-2899 (fax)	David C. Wright Hunton & Williams LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219 (804) 788-8200 (804) 343-4833 (fax)

                Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

                If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

                If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

                Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

                The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Subject to Completion
Preliminary Prospectus dated May 19, 2014

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

P R O S P E C T U S

9,500,000 Common Shares

              We are selling 9,500,000 of our common shares of beneficial interest, $0.01 par value per share. We are a self-managed healthcare real estate company that acquires, selectively develops, owns and manages healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. We invest in real estate that is integral to providing high quality healthcare services. Our properties typically are on a campus with a hospital or other healthcare facilities or strategically located and affiliated with a hospital or other healthcare facilities. Our management team has significant public healthcare real estate investment trust ("REIT") experience and long established relationships with physicians, hospitals and healthcare delivery system decision makers that we believe will provide quality investment opportunities to generate attractive risk-adjusted returns to our shareholders.

              Our common shares trade on the New York Stock Exchange under the symbol "DOC." On May 16, 2014, the last sale price of our common shares as reported on the New York Stock Exchange was $12.95 per share.

              We are a Maryland real estate investment trust and will elect to be taxed as a REIT for U.S. federal income tax purposes beginning with our short taxable year ending December 31, 2013 upon the filing of our federal income tax return for such year. Our common shares are subject to restrictions on ownership and transfer that are intended, among other purposes, to assist us in qualifying and maintaining our qualification as a REIT. Our declaration of trust, subject to certain exceptions, limits ownership to no more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest.

              We are an "emerging growth company" under the federal securities laws and have reduced public company reporting requirements. Investing in our common shares involves risks that are described in the "Risk Factors" section beginning on page 26 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
See "Underwriting" for additional disclosure regarding the underwriting discounts and commissions and other expenses payable to the underwriters by us.

              The underwriters may also exercise their option to purchase up to an additional 1,425,000 common shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The common shares will be ready for delivery on or about                        , 2014.

Joint Book-Running Managers

BofA Merrill Lynch	KeyBanc Capital Markets	Wunderlich Securities

Co-Lead Managers

BMO Capital Markets	Stifel

Co-Managers

Janney Montgomery Scott	Regions Securities LLC	Comerica Securities

Compass Point	J.J.B. Hilliard, W.L. Lyons, LLC
RBS	Ziegler

The date of this prospectus is                        , 2014

Crescent City Surgical Centre, New Orleans, Louisiana

Peachtree Dunwoody Medical Center, Atlanta, Georgia

Scottsdale Healthcare Rehabilitation Hospital, Scottsdale, Arizona

              You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you, including any information incorporated by reference herein. We have not authorized anyone to provide information that is different. This document may only be used in jurisdictions where it is legal to sell these securities. You should assume that the information appearing in this prospectus, any free writing prospectus prepared by us or information to which we have referred you, including any information incorporated by reference herein, is accurate only as of their respective dates or on the date or dates specified in those documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

              For investors outside of the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

PROSPECTUS SUMMARY

              This summary highlights information contained elsewhere or incorporated by reference in this prospectus. It is not complete and may not contain all of the information that you should consider before making an investment in our common shares. You should read carefully the entire prospectus, including the information set forth under "Risk Factors" and the information incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2013, which we refer to as our "2013 10-K" and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, which we refer to as our "First Quarter 2014 10-Q."

              Unless the context otherwise requires or indicates references in this prospectus to "we," "us," "our," "our company," the "Company, " and "Physicians Realty" refer to Physicians Realty Trust, a Maryland real estate investment trust, together with its consolidated subsidiaries, including Physicians Realty L.P., a Delaware limited partnership, which we refer to in this prospectus as our "operating partnership," and the historical business and operations of four healthcare real estate funds that we have classified for accounting purposes as our "Predecessor" and which we sometimes refer to as the "Ziegler Funds." Unless the context otherwise requires or indicates, the information set forth in this prospectus assumes that the underwriters' option to acquire additional common shares is not exercised. The information included in this prospectus assumes a public offering price of $12.95 per share, the last reported sale price of our common shares on the NYSE on May 16, 2014.

Overview

              We are a self-managed healthcare real estate company organized in April 2013 to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. We invest in real estate that is integral to providing high quality healthcare services. Our properties are typically located on a campus with a hospital or other healthcare facilities or strategically located and affiliated with a hospital or other healthcare facilities. We believe the impact of government programs and continuing trends in the healthcare industry create attractive opportunities for us to invest in health care related real estate. Our management team has significant public healthcare REIT experience and has long established relationships with physicians, hospitals and healthcare delivery system decision makers that we believe will provide quality investment and growth opportunities. Our principal investments include medical office buildings, outpatient treatment facilities, acute and post-acute care hospitals, as well as other real estate integral to health care providers. We seek to generate attractive risk-adjusted returns for our shareholders through a combination of stable and increasing dividends and potential long-term appreciation in the value of our properties and our common shares.

              We completed our initial public offering ("IPO") in July 2013, pursuant to which we issued an aggregate of 11,753,597 common shares, including common shares issued upon exercise of the underwriters' overallotment option, and received approximately $123.8 million of net proceeds. We contributed the net proceeds of the IPO to our operating partnership in exchange for 11,753,597 common units in our operating partnership ("OP Units"). Simultaneously with the closing of our IPO, we completed a series of related formation transactions pursuant to which we acquired 19 medical office buildings located in ten states with approximately 524,048 net leasable square feet in exchange for 2,744,000 OP Units, and the assumption of approximately $84.3 million of debt related to such properties. We used a portion of the proceeds from the IPO to repay approximately $36.9 million of such debt, to purchase the 50% interest in the Arrowhead Common property not owned by the Ziegler Funds for approximately $850,000, after which we became the 100% owner of that property, and to pay certain expenses related to the assumption of debt and our senior secured revolving credit facility.

              After the completion of our IPO in 2013, we acquired eight additional properties located in six states with 377,295 net leasable square feet for an aggregate of approximately $132.3 million, including the issuance of 954,877 OP Units and we acquired approximately 40% and 35% of the joint venture interests we did not own with respect to two of our existing properties, which resulted in our 100% ownership of those properties.

              In December 2013, we completed a public offering ("2013 Follow-On Offering") of 9,545,000 common shares of beneficial interest, including 1,245,000 shares issued upon exercise of the underwriters' overallotment option, resulting in net proceeds to us of approximately $103.1 million. We contributed the net proceeds of this offering to our operating partnership in exchange for 9,545,000 OP Units, and our operating partnership used the net proceeds of the public offering to repay borrowings under our senior secured revolving credit facility and for general corporate and working capital purposes, funding acquisitions, and development activities.

              Since the 2013 Follow-On Offering, we have acquired 17 properties located in six states with 691,810 net leasable square feet for an aggregate of approximately $178.6 million. As of the date of this prospectus, our portfolio consisted of 44 properties located in 16 states with 1,588,115 net leasable square feet. As of March 31, 2014, our properties were approximately 93.5% leased with a weighted average remaining lease term of approximately 10.1 years and approximately 60.5% of the net leasable square footage of our portfolio was affiliated with a healthcare delivery system and approximately 65.2% of the net leasable square footage of our properties is located within approximately 1/4 mile of a hospital campus. Of the 44 properties in our portfolio as of the date of this prospectus, 38 are medical office buildings, three are post-acute care hospitals and three are surgical hospitals. Approximately 88.1% of the annualized base rent payments from our properties as of March 31, 2014 are from triple net leases, pursuant to which the tenants are responsible for all operating expenses relating to the property, including but not limited to real estate taxes, utilities, property insurance, routine maintenance and repairs, and property management. This structure helps insulate us from increases in certain operating expenses and provides relatively predictable cash flow. We seek to structure our triple net leases to generate attractive returns on a long-term basis. Our leases typically have initial terms of five to 15 years and include annual rent escalators of approximately 2%. Our operating results depend significantly upon the ability of our tenants to make required rental payments. We believe that our portfolio of medical office buildings and other healthcare facilities will enable us to generate stable cash flows over time because of the diversity of our tenants, staggered lease expiration schedule, long-term leases, and low historical occurrence of tenants defaulting under their leases. As of March 31, 2014, leases representing 1.5%, 1.7% and 4.7% of leasable square feet in our portfolio will expire in 2014, 2015 and 2016, respectively.

              We had no business operations prior to completion of the IPO and the formation transactions on July 24, 2013. Our Predecessor, which is not a legal entity, is comprised of the four healthcare real estate funds managed by B.C. Ziegler & Company ("Ziegler"), which we refer to as the Ziegler Funds, that owned directly or indirectly interests in entities that owned the initial properties we acquired on July 24, 2013 in connection with completion of our IPO and related formation transactions.

              We are a Maryland real estate investment trust and will elect to be taxed as a REIT for U.S. federal income tax purposes beginning with our short taxable year ending December 31, 2013 upon the filing of our federal income tax return for such year. We conduct our business through an UPREIT structure in which our properties are owned by our operating partnership directly or through limited partnerships, limited liability companies or other subsidiaries. We are the sole general partner of our operating partnership and, as of March 31, 2014, own approximately 85.4% of the partnership interests in our operating partnership.

Our Objectives and Growth Strategy

              Our principal business objective is to provide attractive risk-adjusted returns to our shareholders through a combination of (i) sustainable and increasing rental income and cash flow that generates reliable, increasing dividends, and (ii) potential long-term appreciation in the value of our properties and common shares. Our primary strategies to achieve our business objective are to invest in, own and manage a diversified portfolio of high quality healthcare properties and pay careful attention to our tenants' real estate strategies, which we believe will drive high retention, high occupancy and reliable, increasing rental revenue and cash flow.

              We intend to grow our portfolio of high-quality healthcare properties leased to physicians, hospitals, healthcare delivery systems and other healthcare providers primarily through acquisitions of existing healthcare facilities that provide stable revenue growth and predictable long-term cash flows. We may also selectively finance the development of new healthcare facilities through joint venture or fee arrangements with premier healthcare real estate developers. Generally, we only expect to make investments in new development properties when approximately 70% or more of the development property has been pre-leased before construction commences. We seek to invest in properties where we can develop strategic alliances with financially sound healthcare providers and healthcare delivery systems that offer need-based healthcare services in sustainable healthcare markets. We focus our investment activity on the following types of healthcare properties:

  •
  medical office buildings

  •
  outpatient treatment and diagnostic facilities

  •
  physician group practice clinics

  •
  ambulatory surgery centers

  •
  specialty hospitals and treatment centers

  •
  acute care hospitals

  •
  post-acute care hospitals and long-term care facilities

              We may opportunistically invest in life science facilities, assisted living and independent senior living facilities and in the longer term, senior housing properties, including skilled nursing. Consistent with our intent to qualify as a REIT, we may also opportunistically invest in companies that provide healthcare services, in joint venture entities with operating partners, structured to comply with the REIT Investment Diversification Act of 2007 ("RIDEA").

              In connection with our review and consideration of healthcare real estate investment opportunities, we generally take into account a variety of market considerations, including:

  •
  whether the property is anchored by a financially-sound healthcare delivery system or whether tenants have strong affiliation to a healthcare delivery system;

  •
  the performance of the local healthcare delivery system and its future prospects;

  •
  property location, with a particular emphasis on proximity to healthcare delivery systems;

  •
  demand for medical office buildings and healthcare related facilities, current and future supply of competing properties, and occupancy and rental rates in the market;

  •
  population density and growth potential;

  •
  ability to achieve economies of scale with our existing medical office buildings and healthcare related facilities or anticipated investment opportunities; and

  •
  existing and potential competition from other healthcare real estate owners and operators

 Property Acquisitions in 2014

              As of the date of this prospectus, in 2014 we have completed acquisitions of 17 healthcare properties located in six states containing an aggregate of 691,810 net leasable square feet for an aggregate of approximately $178.6 million using proceeds from our 2013 Follow-On Offering, borrowings under our senior secured revolving credit facility and mortgage financing.

Property(1)	Location	Acquisition Date	Occupancy Rate (as of the Acquisition Date)	Square Footage	Purchase Price
Foundations San Antonio Surgical Hospital	San Antonio, TX	February 19, 2014	100%	45,954	$25,555,555
Eagles Landing Family Practice 4 MOBs	Atlanta, GA	February 19, 2014	100%	68,711	$20,800,000
21st Century Oncology 4 MOBs	Sarasota, FL	February 26, 2014	100%	46,895	$17,486,000
Foundations San Antonio MOB	San Antonio, TX	February 28, 2014	100%	22,832	$6,800,000
Peachtree Dunwoody MOB	Atlanta, GA	February 28, 2014	96%	131,368	$36,726,000
LifeCare LTACH	Fort Worth, TX	March 28, 2014	100%	80,000	$27,160,493
LifeCare LTACH	Pittsburgh, PA	March 28, 2014	100%	154,910	$12,839,507
PinnacleHealth MOB	Harrisburg, PA	April 22, 2014	100%	27,607	$6,219,083
PinnacleHealth MOB	Carlisle, PA	April 22, 2014	100%	15,517	$2,988,917
Grenada Medical Complex	Grenada, MS	April 30, 2014	94.7%	52,818	$7,100,000
South Bend Orthopaedics MOB	Mishawaka, IN	April 30, 2014	100%	45,198	$14,900,000

(1)
"MOB" means medical office building and "LTACH" means long term acute care hospital.

Pending Acquisition

              On April 24, 2014, through our operating partnership, we entered into an Agreement of Sale and Purchase to purchase an approximately 28,572 square foot medical official building known as the Carmel Medical Pavilion, located 13431 Old Meridian Road, Carmel, Indiana for $4.6 million in cash and common units of limited partnership units in our operating partnership. We expect this acquisition to close in May 2014. The closing is subject to customary conditions, including accuracy of representations and satisfaction of a due diligence investigation. There can be no assurance that we will complete this transaction at that time or at all.

Other Recent Developments

              On January 2, 2014, we funded our previously announced mezzanine loan in the approximate amount of $6.9 million ("Mezzanine Loan") to entities controlled by MedProperties, L.L.C., a Dallas, Texas based private investor in medical facilities ("MedProperties"). The Mezzanine Loan is secured by MedProperties' ownership interest in two special purpose entities that own a surgical hospital located in San Antonio, Texas (the "Surgical Hospital") and an inpatient rehabilitation facility located in Scottsdale, Arizona (the "Rehab Hospital," and together with the Surgical Hospital, the "Hospitals"). The Mezzanine Loan has a five year term, is interest-only during the term and bears interest at a 9% fixed annual interest rate. As part of the consideration for providing the Mezzanine Loan, the Company has an option to acquire the property leased to the Hospitals at a formula purchase price during year four of the Mezzanine Loan based on a fixed capitalization rate.

              On January 10, 2014, we completed a $7.8 million mortgage financing on Foundation Surgical Affiliates Medical Care Building in Oklahoma City, Oklahoma. The loan has a seven year term and bears interest at a rate of 4.71% per annum.

              On January 24, 2014, we completed a $18.8 million mortgage financing on Crescent City Surgical Centre in New Orleans, Louisiana. The loan has a five year term, interest only payments and bears interest at a rate of 5.0% per annum. Also, we completed the acquisition of a 40% limited liability company membership interest in Jeff-Orleans Medical Development Real Estate, L.L.C, the entity that owns and leases to us the land on which the Crescent City Surgical Centre is situated, for $1.3 million.

              On February 21, 2014, our operating partnership, as borrower, we, as parent guarantor, and certain subsidiaries of the operating partnership, as guarantors, entered into the Second Incremental Commitment Agreement and Third Amendment to the existing credit agreement dated August 29, 2013 with Regions Bank, as Administrative Agent, Regions Capital Markets, as Sole Lead Arranger and Sole Book Runner, and various other lenders, pursuant to which we agreed with the lenders to increase the borrowing capacity under the senior secured revolving credit facility from $90 million to $140 million. All other material terms of the credit agreement remain substantially unchanged. Subject to satisfaction of certain conditions, including additional lender commitments, we have the option to increase the borrowing capacity under the senior secured revolving credit facility to up to $250 million.

              On April 4, 2014, the audit committee of our board of trustees completed a "Response For Proposal" process to determine whom to engage to perform our independent public audit for the fiscal year ended December 31, 2014. As a result of that process, which included Plante & Moran, PLLC, the independent registered public accounting firm that performed audit and other assurance services for our Predecessor and us for the fiscal year ended December 31, 2013, the audit committee determined that it was in the best interest of the Company to appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Additional information regarding the change in our independent registered public accounting firm can be found in our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 7, 2014.

              On May 13, 2014, we hired Jeffrey Theiler, 40, as our Executive Vice President and Chief Financial Officer, effective July 7, 2014. John Lucey, our principal financial officer and principal accounting officer, will remain our principal accounting officer. Since January 2010, Mr. Theiler has served as an Equity Research Analyst at Green Street Advisors, Inc. from January 2010 to the present. From 2007 to 2008, Mr. Theiler served as Vice President of Banc of America Securities LLC in the Real Estate Investment Banking Division and from 2003 to 2007, Mr. Theiler worked in the Real Estate Investment Banking Division of Lehman Brothers. Mr. Theiler received his M.B.A. in Corporate Finance from the University of North Carolina at Chapel Hill Kenan-Flagler Business School, an M.S.P.H. in Environmental Science from Tulane University and a B.S. in Biology from Vanderbilt University. Additional information regarding the hiring of Mr. Theiler, his employment agreement and a future grant by us of restricted common shares to Mr. Theiler can be found in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 14, 2014.

Our Management Team

              Our senior executive officers have extensive experience investing in and developing healthcare related real estate through several real estate, credit and healthcare cycles. John Thomas, our President and Chief Executive Officer, most recently served as Executive Vice President-Medical Facilities Group of Health Care REIT (NYSE: HCN) where he was responsible for managing over $5 billion of medical facilities and oversaw the acquisition and development of medical properties valued in excess of $2.5 billion from 2009 to 2012. Prior to Health Care REIT, Mr. Thomas held senior healthcare executive management positions with the Sisters of Mercy Health System of St. Louis, Inc. and Baylor Health Care System. Mr. Thomas's experience includes managing medical office, outpatient care facilities, hospitals and research life science facilities. John Sweet, our Executive Vice President and Chief Investment Officer, established and managed the Ziegler Funds, whose properties comprised our initial portfolio. Prior to re-joining Ziegler in 2005 to establish the Ziegler Funds, Mr. Sweet was a co-founder of Windrose Medical Properties Trust ("Windrose"), a publicly-held healthcare REIT, which completed its initial public offering in August 2002. Mr. Sweet assisted in the creation and initial public offering of Windrose as an independent consultant and subsequent to its initial public offering joined the company as the Vice President—Business Development where he was responsible for identifying and negotiating the acquisition of medical office buildings. Jeffrey Theiler, who will join us as our Executive Vice President and Chief Financial Officer, effective July 7, 2014, has served as an Equity Research Analyst at Green Street Advisors, Inc. since January 2010 and prior to that served as Vice President of Banc of America Securities LLC in the Real Estate Investment Banking Division and worked in the Real Estate Investment Banking Division of Lehman Brothers. Mr. Lucey, our Senior Vice President—Principal Accounting and Reporting Officer, has more than twenty years of public company financial experience, of which more than ten of those years have been in the senior living healthcare industry. Since 2005, Mr. Lucey has served as the Director of Financial Reporting for Assisted Living Concepts, Inc. (NYSE: ALC), a senior housing operator with over 200 locations in 20 states and annual revenues of approximately $230 million. Prior to Assisted Living Concepts, Mr. Lucey served as the Manager of Financial Reporting for Case New Holland from 2003 to 2005 and as a Division Controller at Monster Worldwide from 2001 to 2003. From 1996 to 2001, Mr. Lucey was the Director of Financial Reporting for Alterra Healthcare Corporation (now Brookdale Living Communities, NYSE: BKD). Mr. Lucey's experience includes various equity and debt offerings and mergers and acquisitions. From 2005 until completion of our IPO, Mark Theine, our Senior Vice President of Asset and Investment Management, was the senior asset manager for the properties we acquired from the Ziegler Funds. We believe our management team's long established, trusted relationships with physicians, hospitals and healthcare delivery system decision makers, provides to us and our shareholders a competitive advantage in sourcing attractive investment opportunities and growth opportunities. Our management team and trustees also have relationships and access to state and federal policy makers to stay informed with health care policy directions that may affect our investment decisions and management.

              Our shared services agreement with Ziegler provides us with access to Ziegler's proprietary research and market analysis of the healthcare industry, as well as office space, IT support, accounting support and similar services, helping us to manage our overhead costs prudently. Founded in 1902, Ziegler is a national underwriter of tax exempt bonds for not-for-profit senior living providers, hospitals, and healthcare care delivery systems. In addition to its research team that provides research on over 500 healthcare organizations, Ziegler has over 60 investment banking professionals focused on the healthcare industry. We believe Ziegler's industry knowledge and relationships will help us identify and evaluate investment opportunities.

Healthcare Industry and Healthcare Real Estate Overview and Market Opportunity

              The nature of healthcare delivery continues to evolve due to the impact of government programs, regulatory changes and consumer preferences. We believe these changes have increased the need for capital among healthcare providers and increased pressure on these providers to integrate more efficient real estate solutions in order to enhance the delivery of quality healthcare. In particular, we believe the following factors and trends are creating an attractive environment in which to invest in healthcare properties.

  •
  $2.8 Trillion Healthcare Industry Projected to Grow to $4.8 Trillion (and 19.6% of U.S. G.D.P.) by 2021.  According to the U.S. Department of Health and Human Services, or HHS, healthcare spending accounted for 17.9% of U.S. gross domestic product, or GDP, in 2012. The general aging of the population, driven by the Baby Boomer generation and advances in medical technology and services which increase life expectancy, are key drivers of the growth in healthcare expenditures. The anticipated continuing increase in demand for healthcare services, together with an evolving complex and costly regulatory environment, changes in medical technology and reductions in government reimbursements are expected to pressure capital-constrained healthcare providers to find cost effective solutions for their real estate needs.

We believe the demand by healthcare providers for healthcare real estate will increase as health spending in the United States continues to increase. According to the Centers for Medicare & Medicaid Services' National Health Expenditure Projections 2011-2021, national healthcare expenditures continue to rise and are projected to grow from an estimated $2.8 trillion in 2012 to $4.8 trillion by 2021 representing an average annual rate of growth of 5.7%, reaching a projected 19.6% of GDP in 2021.

  •
  Aging Population.  The aging of the U.S. population has a direct effect on the demand for healthcare as older persons generally utilize healthcare services at a rate well in excess of younger people. According to the U.S. Census Bureau, the U.S. population over 65 years of age is projected to more than double from 40.2 million to nearly 88.5 million and the 85 and older population is expected to more than triple, from 5.7 million in 2010 to 19.0 million between 2010 and 2050. Also according to the U.S. Census Bureau, the number of older Americans is growing as a percentage of the total U.S. population with the number of persons older than 65 estimated to comprise 13.0% of the total U.S. population in 2010 and projected to grow to 20.2% by 2050.

  We believe that healthcare expenditures for the population over 65 years of age will continue to rise as a disproportionate share of healthcare dollars is spent on older Americans. We believe the older population group increasingly will require treatment and management of chronic and acute health ailments and that this increased demand for healthcare services will create a substantial need for additional medical office buildings and other facilities that serve the healthcare industry in many regions of the United States. Additionally, we believe there will likely be a focus on lowering the cost of outpatient care to support the aging U.S. population, which will continue to support medical office and outpatient facility property demand in the long term. We believe these trends will result in a substantial increase in the number of quality properties meeting our investment criteria.

  We believe advances in medical technology will continue to enable healthcare providers to identify and treat once fatal illnesses and improve the survival rate of critically ill and injured patients who will require continuing medical care. Along with these technical innovations, the U.S. population is growing older and living longer.

  •
  Affordable Care Act (Estimated 30 Million More Insured by 2020 and Increased Market Certainty).  The Patient Protection and Affordable Care Act (the "Affordable Care Act") constitutes a significant overhaul of many aspects of healthcare regulations and health insurance. We believe this evolution of U.S. health care policy creates the framework for healthcare services over the near term. The Affordable Care Act requires every American to have health insurance or be subjected to a tax. Those who cannot afford health insurance are offered insurance subsidies or Medicaid coverage. The U.S. Census Bureau estimates that approximately 50 million Americans did not have healthcare insurance in 2009. HHS predicts the Affordable Care Act will result in an additional 30 million Americans having healthcare insurance by 2020, which we believe will substantially increase the demand for healthcare services.

  We believe the increase in the number of Americans with access to health insurance will result in an increase in physician office visits and an overall rise in healthcare utilization which in turn will drive a need for expansion of medical, outpatient, and smaller specialty hospital facilities. Additionally, the increased dissemination of health research through media outlets, marketing of healthcare products, and availability of advanced screening techniques and medical procedures have contributed to a more engaged population of healthcare users. This has created increased demand for customized facilities providing specialized, preventive and integrative healthcare services.

The Affordable Care Act further contains provisions which are designed to lower reimbursement amounts under Medicare and tie reimbursement levels to the quality of services provided. We believe these and other provisions of the Affordable Care Act will increase the pressure on healthcare providers to become more efficient in their business models, invest capital in their businesses, lower costs and improve the quality of care, which in turn will drive health care systems to monetize their real estate assets and create demand for new, modern and specialized facilities.

  •
  Clinical Care Continues to Shift to Outpatient Care.  According to the American Hospital Association, procedures traditionally performed in hospitals, such as certain types of surgery, are increasingly moving to outpatient facilities driven by advances in clinical science, shifting consumer preferences, limited or inefficient space in existing hospitals and lower costs in the outpatient environment. This continuing shift toward delivering healthcare services in an outpatient environment rather than a traditional hospital environment increases the need for additional outpatient facilities and smaller, more specialized and efficient hospitals. Studies by the Medicare Payment Advisory Commission and others have shown that healthcare is delivered more cost effectively and with higher patient satisfaction when it is provided on an outpatient basis. Increasingly, hospital admissions are reserved for the critically ill, and less critical patients are treated on an outpatient basis with recuperation in their own homes. We believe the recently enacted Affordable Care Act and health care market trends toward outpatient care will continue to push health care services out of larger, older, inefficient hospitals and into newer, more efficient and conveniently located outpatient facilities and smaller specialized hospitals. We believe that increased specialization within the medical field is also driving demand for medical facilities designed specifically for particular specialties and that physicians want to locate their practices in medical office space that is in or adjacent to these facilities.

  •
  Physician Employment by Healthcare Delivery System Trend Improves Credit.  According to a survey by Accenture, the total number of physicians is growing and the number and percentage of physicians employed by healthcare delivery systems and by large physician groups has increased in recent years, and this increase is expected to accelerate due to, among other factors, declining physician reimbursement and the increasing costs of practice due to changes under the Affordable Care Act, other healthcare regulations, expensive information technology and malpractice insurance.

  According to the Accenture survey, U.S. physicians are continuing to seek to sell their private practices and seek employment with healthcare delivery systems. At the same time, hospitals are determining how to retain and recruit an appropriate mix of physicians, especially in high-growth practices such as cardiovascular care, orthopedics and oncology. We believe patients will increasingly move to large healthcare delivery systems, as opposed to the current trend of visiting doctors in private, small practice setting.

  Also according to the Accenture survey, the rate of independent physicians employed by healthcare delivery systems will grow by an annual five percent over three years.

  Additionally, we believe healthcare delivery systems will continue to consolidate in an effort to secure or expand market share, gain access to capital and achieve various economies of scale. Historically, this consolidation has been in the form of the expansion of investor-owned health systems through acquisitions or the merger of two or more tax-exempt health systems. Recently, new participants, such as private equity firms, have acquired hospital assets and invested capital in existing tax-exempt organizations. We believe the continuing trends in hospital systems' consolidation will accelerate the integration of physician practice groups and other clinicians with larger healthcare delivery systems and that accessing capital will continue to be a major area of focus for healthcare organizations, both in the short and long term. We believe physician employment by healthcare delivery systems and large group practices increases the demand for efficient real estate solutions and can lead to an improvement in the credit quality of our physician tenants and target physician tenants.

  •
  Health Care Industry Employment Growth.  According to the U.S. Department of Labor's Bureau of Labor Statistics, the healthcare industry was the largest industry in the United States in 2010 providing nearly 14 million jobs. While total U.S. employment dropped by over 2% between 2000 and 2010, health care employment grew by more than 25% during the same period. The Bureau of Labor Statistics estimates that healthcare sector employment is projected to grow from over 14 million jobs in 2010 to nearly 18.3 million jobs in 2020, an increase of 30%, compared to only 13% growth for jobs in all other employment sectors. Of the approximately 4.3 million new healthcare jobs expected between 2010 and 2020, 63% are projected to arise in outpatient settings (offices of health practitioners, home health, and other non-institutional settings) with office employment projected to increase by nearly 1.4 million jobs and hospital employment projected to increase by over 940,000 jobs between 2010 and 2020.

  The rate of employment growth in physicians' offices and outpatient care facilities has outpaced employment growth in hospitals during the past decade, further evidencing the trend of increased utilization of healthcare services outside traditional hospitals. These factors, in combination with changing consumer preferences and limitations on hospital expansion, have resulted in increased demand and need for medical office space, a trend which we expect will continue over the long term. We expect the continued growth in employment in the healthcare industry, and in particular the outpatient setting, will lead to growth in demand for medical office buildings and other facilities that serve the healthcare industry.

  •
  Highly Fragmented Market.  The Journal of Real Estate Portfolios' research report on "Slicing, Dicing, and Scoping the Size of the U.S. Commercial Real Estate Market" estimates that there is more than $1 trillion in U.S. healthcare real estate and less than 10% of all medical office/outpatient care facilities currently are owned by public REITs and even a smaller percentage of hospitals. While a large percentage of these assets are not desirable for institutional investment, we believe the market of desirable, institutional quality assets in our target asset classes is large and there is growing demand by healthcare providers for new, high quality specialized space. We believe the current highly fragmented ownership of these target assets by, hospital systems, physician groups, local developers and smaller private investors, provides a significant source of investment opportunities for the foreseeable future.

  According to Stifel's Fall 2011 industry analysis report entitled "Healthcare REITs, Senior Housing & Skilled Nursing Operations," Stifel estimates the value of the total supply of medical office buildings and out-patient facilities at approximately $414 billion, with approximately $262 billion available for private investment, and is expected to grow at approximately $4.5 billion per year. In estimating facilities available for private investment, Stifel excludes medical office buildings and outpatient facilities located on hospital campuses or other property owned by government and buildings housing small physician practices that are likely not attractive to institutional investors. According to Jones Lang LaSalle, sales of medical office buildings with greater than 25,000 square feet amounted to $5.33 billion in 2013.

  •
  Limited New Supply  We believe construction of medical office buildings and other healthcare facilities has been relatively constrained by the recent recession and uncertainty in U.S. healthcare policy, while available space was absorbed and physicians, hospitals and healthcare delivery systems planned for the implementation of the Affordable Care Act. According to Marcus and Millichap's first half 2014 Medical Office Research report, approximately 6 million square feet of new medical office space was delivered in 2013, which is significantly lower than the square feet of medical office space delivered from 2007 to 2009, when medical office inventory grew collectively by nearly 60 million square feet. We believe the low levels of new medical office space delivered and increasing demand in recent years will create a positive environment for both occupancy and rental rates in the near term and longer term. We believe these trends will result in an increase in the number of quality properties meeting our investment criteria.

 Competitive Strengths

              We believe our management team's extensive public REIT and healthcare experience distinguishes us from many other real estate companies, both public and private. Specifically, our company's competitive strengths include, among others:

  •
  Strong Relationships with Physicians and Healthcare Delivery Systems.  We believe our management team has developed a reputation among physicians, hospitals and healthcare delivery system decision makers of accessibility, reliability and trustworthiness. We believe this will result in attractive investment opportunities for us and high tenant satisfaction, leading to high occupancy rates, tenant retention and increasing cash flow from our properties.

  •
  Experienced Senior Management Team.  Our senior management team has over 50 years of healthcare delivery system executive and related experience in healthcare real estate, finance, law, policy and clinical business development. Our management team's experience providing full service real estate solutions for the healthcare industry gives us a deep understanding of the dynamics and intricacies associated with insurance reimbursement practices, government regulation, cross-referrals, clinical interdependencies and patient behaviors. These same factors drive the profitability of the healthcare delivery systems with whom we are strategically aligned.

  •
  Investment Focus.  We believe that healthcare-related real estate rents and valuations are less susceptible to changes in the general economy than many other types of commercial real estate due to demographic trends and the need-based rise in healthcare expenditures, even during economic downturns. For this reason, we believe healthcare-related real estate investments could potentially offer a more stable return to investors when compared to other types of real estate investments.

  •
  Nimble Management Execution.  We expect to focus on individual investment opportunities of $25 million or less in off market or lightly marketed transactions, with few transactions exceeding $50 million. We established our company to identify and execute on these types and size of transactions efficiently, which we believe provides us an advantage over other healthcare real estate investors, such as the larger health care REITs, that focus on larger properties or portfolios in more competitively marketed investment opportunities.

  •
  Access to State and Federal Healthcare Policy Makers.  Our management team and trustees have relationships and access to state and federal policy makers to stay informed with health care policy directions that may affect the investment decisions and management of the company.

  •
  Strong Healthcare Delivery System Affiliation and Diverse Medical Tenant Base.  As of March 31, 2014, approximately 60.5% of the net leasable square footage of our properties are affiliated with a healthcare delivery system and approximately 65.2% of the net leasable square footage of our properties are located within approximately 1/4 mile of a hospital campus. We believe that a healthcare delivery system—anchored property with a diversified, clinically interdependent tenant mix—is important to the success of any healthcare facility, and our management team's understanding of the dynamics associated with tenant mix and clinical interdependency will be a key to our success. As of March 31, 2014, the leases for our properties have a weighted—average remaining lease term of approximately 10.1 years and only 7.7% of our annualized rent expires over the following three years.

 Properties

              The table below sets forth certain information, as of April 30, 2014, regarding the 44 properties in our portfolio and the one property that we have under contract to purchase:

PROPERTY	PROPERTY TYPE	PROPERTY LOCATION	YEAR BUILT	% OWNED	NET LEASABLE SQUARE FOOTAGE	% LEASED	ANNUALIZED BASE RENT(1)	ANNUALIZED BASE RENT PER LEASED SQUARE FOOT	HEALTHCARE DELIVERY SYSTEM AFFILIATION	PRINCIPAL TENANTS
INITIAL PROPERTIES(2)
Arrowhead Commons	Medical Office Building	Phoenix, AZ	2004	100.0%	12,800	100.0%	$317,952	$24.84	N/A	Paseo Family Physicians
Aurora Medical Office Building	Medical Office Building	Green Bay, WI	2010	100.0%	9,112	100.0%	$191,352	$21.00	Aurora Health Care	Aurora Health Care
Austell Medical Office Building	Medical Office Building	Atlanta, GA	1971	100.0%	14,598	78.5%	$178,612	$15.59	Northside Hospital	Northside Hospital
Canton Medical Office Building	Medical Office Building	Atlanta, GA	1994	50.0%	38,098	100.0%	$817,202	$21.45	Northside Hospital	Northside Hospital
Decatur Medical Office Building	Medical Office Building	Atlanta, GA	1974	100.0%	13,300	100.0%	$346,455	$26.05	N/A	Georgia Urology, P.A.
El Paso Medical Office Building	Medical Office Building	El Paso, TX	1987	100.0%	21,777	100.0%	$364,545	$16.74	HCA	HCA—Del Sol Medical Center
Farmington Professional Pavilion	Medical Office Building	Detroit, MI	1972	100.0%	21,338	57.5%	$188,979	$15.39	Botsford Hospital	Botsford Hospital, Farmington Dermatology
Firehouse Square	Medical Office Building	Milwaukee, WI	2002	100.0%	17,265	100.0%	$392,760	$22.75	Aurora Health Care	Aurora Health Care
Hackley Medical Center	Medical Office Building	Grand Rapids, MI	1968	100.0%	44,089	85.9%	$676,704	$17.78	Trinity Health	Hackley Hospital, Port City Pediatrics
Ingham Regional Medical Center	Medical Office Building	Lansing, MI	1994	100.0%	26,783	0.0%	—	$—	N/A	N/A
MeadowView Professional Center	Medical Office Building	Kingsport, TN	2005	100.0%	64,200	100.0%	$1,291,138	$20.11	Holston Medical Group	Holston Medical Group
Mid Coast Hospital Medical Office Building	Medical Office Building	Portland, ME	2008	66.3%	44,677	100.0%	$1,175,640	$26.31	Mid Coast Hospital	Mid Coast Hospital
New Albany Professional Building	Medical Office Building	Columbus, OH	2000	100.0%	17,213	71.2%	$224,046	$18.29	N/A	Rainbow Pediatrics
Northpark Trail	Medical Office Building	Atlanta, GA	2001	100.0%	14,223	37.4%	$65,178	$12.24	N/A	Georgia Urology, P.A.
Remington Medical Commons	Medical Office Building	Chicago, IL	2008	100.0%	37,240	78.1%	$715,723	$24.62	Adventist	Fresenius Dialysis, Gateway Spine and Pain
Stonecreek Family Health Center	Medical Office Building	Columbus, OH	1996	100.0%	20,329	0.0%	—	$—	N/A	N/A
Summerfield Square	Medical Office Building	Tampa, FL	2005	100.0%	2,000	0.0%	—	$—	N/A	N/A
Summit Healthplex	Medical Office Building	Atlanta, GA	2002	100.0%	67,334	100.0%	$1,953,255	$29.01	Piedmont	Georgia Bone and Joint, Piedmont Hospital

PROPERTY	PROPERTY TYPE	PROPERTY LOCATION	YEAR BUILT	% OWNED	NET LEASABLE SQUARE FOOTAGE	% LEASED	ANNUALIZED BASE RENT(1)	ANNUALIZED BASE RENT PER LEASED SQUARE FOOT	HEALTHCARE DELIVERY SYSTEM AFFILIATION	PRINCIPAL TENANTS
Valley West Hospital Medical Office Building	Medical Office Building	Chicago, IL	2007	100.0%	37,672	98.8%	$768,508	$20.40	Kish Health System	Valley West Hospital, Midwest Orthopedics

INITIAL PROPERTIES TOTAL/WEIGHTED AVERAGE					524,048	83.3%	$9,668,049	$22.14

Completed Acquisitions Since the IPO(3)
21st Century Radiation Oncology Centers—Sarasota	Medical Office Building	Sarasota, FL	2012	100.0%	21,400	100.0%	$660,476	$30.86	21st Century Oncology	21st Century Oncology
21st Century Radiation Oncology Centers—Venice	Medical Office Building	Venice, FL	2011	100.0%	10,100	100.0%	$345,052	$34.16	21st Century Oncology	21st Century Oncology
21st Century Radiation Oncology Centers—Engelwood	Medical Office Building	Engelwood, FL	2009	100.0%	7,000	100.0%	$212,574	$30.37	21st Century Oncology	21st Century Oncology
21st Century Radiation Oncology Centers—Port Charlotte	Medical Office Building	Port Charlotte, FL	2004	100.0%	8,395	100.0%	$254,936	$30.37	21st Century Oncology	21st Century Oncology
Central Ohio Neurosurgical Surgeons Medical Office	Medical Office Building	Columbus, OH	2007	100.0%	38,891	100.0%	$807,476	$21.43	N/A	CONS
Crescent City Surgical Centre	Hospital	New Orleans, LA	2010	100.0%	60,000	100.0%	$3,000,000	$50.00	Crescent City Surgical Centre	Crescent City Surgical Centre
Eagles Landing Family Practice Medical Office Building	Medical Office Building	McDonough, GA	2007	100.0%	17,733	100.0%	$402,606	$22.70	N/A	Eagles Landing Family Practice
Eagles Landing Family Practice Medical Office Building	Medical Office Building	Jackson, GA	2006	100.0%	14,269	100.0%	$323,960	$22.70	N/A	Eagles Landing Family Practice
Eagles Landing Family Practice Medical Office Building	Medical Office Building	Conyers, GA	2008	100.0%	18,014	100.0%	$408,986	$22.70	N/A	Eagles Landing Family Practice
Eagles Landing Family Practice Medical Office Building	Medical Office Building	McDonough, GA	2010	100.0%	18,695	100.0%	$424,448	$22.70	N/A	Eagles Landing Family Practice
East El Paso Medical Office Building	Medical Office Building	El Paso, TX	2004	99.0%	41,007	100.0%	$574,098	$14.00	Foundation Healthcare Inc.	EEPPMC Partners, LLC
East El Paso Surgical Hospital	Hospital	El Paso, TX	2004	99.0%	77,000	100.0%	$3,282,377	$42.63	Foundation Healthcare Inc.	East El Paso Physicians Medical Center, LLC
Foundation San Antonio Surgical Hospital	Hospital	San Antonio, TX	2007	100.0%	45,954	100.0%	$2,300,000	$50.05	Foundation Healthcare Inc.	Foundation Bariatric Hospital of San Antonio, L.L.C
Foundation San Antonio Medical Office Building	Medical Office Building	San Antonio, TX	2007	100.0%	22,832	100.0%	$584,873	$25.62	Foundation Healthcare Inc.	Foundation Healthcare Inc.

PROPERTY	PROPERTY TYPE	PROPERTY LOCATION	YEAR BUILT	% OWNED	NET LEASABLE SQUARE FOOTAGE	% LEASED	ANNUALIZED BASE RENT(1)	ANNUALIZED BASE RENT PER LEASED SQUARE FOOT	HEALTHCARE DELIVERY SYSTEM AFFILIATION	PRINCIPAL TENANTS
Foundation Surgical Affiliates Medical Office Building	Medical Office Building	Oklahoma City, OK	2004	99.0%	52,000	100.0%	$1,248,000	$24.00	Foundation Healthcare Inc.	Foundation Surgical Affiliates
Great Falls Ambulatory Surgery Center	Medical Office Building	Great Falls, MT	1999	100.0%	12,636	100.0%	$340,200	$26.92	N/A	Great Falls Clinic Surgery Center LLC
LifeCare LTACH—Fort Worth	Post-Acute Hospital	Fort Worth, TX	1985	100.0%	80,000	100.0%	$2,200,000	$27.50	LifeCare Hospitals	LifeCare Holdings, LLC
LifeCare LTACH—Pittsburgh	Post-Acute Hospital	Pittsburgh, PA	1987	100.0%	154,910	100.0%	$1,040,000	$6.71	LifeCare Hospitals	LifeCare Holdings, LLC
LifeCare Plano LTACH	Post-Acute Hospital	Plano, TX	1987	100.0%	75,442	100.0%	$1,457,063	$19.31	LifeCare Hospitals	LifeCare Holdings, LLC
Peachtree Dunwoody Medical Center	Medical Office Building	Atlanta, GA	1987	100.0%	131,368	96.0%	$3,740,226	$29.64	Northside	Northside Hospital
Pensacola Medical Office Building	Medical Office Building	Pensacola, FL	2012	100.0%	20,319	100.0%	$633,226	$31.16	N/A	N/A
South Bend Orthopaedics Medical Office Building	Medical Office Building	Mishawaka, IN	2007	100.0%	45,198	100.0%	$1,160,232	$25.67	N/A	South Bend Orthopaedics
PinnacleHealth Medical Office Building	Medical Office Building	Harrisburg, PA	1990	100.0%	27,601	100.0%	$617,076	$22.36	Pinnacle Health Hospitals	Pinnacle Health Hospitals
Pinnacle Health Medical Office Building	Medical Office Building	Carlisle, PA	2002	100.0%	10,485	100.0%	$266,226	$25.39	Pinnacle Health Hospitals	Pinnacle Health Hospitals
Grenada Medical Complex	Medical Office Building	Grenada, MS	1975	100.0%	52,818	95%	$1,082,338	$20.49	N/A	N/A

COMPLETED PROPERTIES TOTAL WEIGHTED AVERAGE					1,064,067	99.3%	$27,366,449	$25.91

Pending Acquisitions
Carmel Medical Pavilion	Medical Office Building	Carmel, IN	1992	100.0%	28,572	100.0%	$350,333	$12.26	N/A	N/A
PORTFOLIO TOTAL/WEIGHTED AVERAGE					1,616,687	93.9%	$37,384,830	$24.62

(1)
Calculated by multiplying (a) base rent payments for the month ended March 31, 2014, by (b) 12.

(2)
Properties acquired upon completion of the IPO and related formation transactions.

(3)
Properties acquired following completion of the IPO.

Our Acquisition Targets

              In addition to the pending acquisition described above, we currently are in discussions regarding a number of properties that meet our investment criteria. As of the date of this prospectus, we are reviewing a number of potential acquisition and investment opportunities and we are in active discussions with the owners of 22 medical office buildings and two specialty surgical hospitals located in seven states containing more than 707,000 rentable square feet in the aggregate. In the aggregate, the buildings are currently 94% occupied. We have not entered into binding letters of intent or other agreements that unconditionally obligate us to purchase any of these properties, and there can be no assurance we will enter into any such agreements or acquire any of these properties.

 Credit Facility

              In August 2013, our operating partnership, as borrower, we, as parent guarantor, and certain subsidiaries of the operating partnership, as guarantors, entered into a senior secured revolving credit facility in the maximum principal amount of $75 million with Regions Bank, as Administrative Agent, Regions Capital Markets, as Sole Lead Arranger and Sole Book Runner, and various other lenders (the "senior secured revolving credit facility"). In November 2013, we agreed with the lenders to increase the total amount available under our senior secured revolving credit facility from $75 million to $90 million. In February 2014, we agreed with the lenders to increase the total amount available under our senior secured revolving credit facility from $90 million to $140 million. Subject to satisfaction of certain conditions, including additional lender commitments, we have the option to increase the borrowing capacity under the senior secured revolving credit facility to up to $250 million. The amount available to us under the senior secured revolving credit facility is subject to certain limitations including, but not limited to, the appraised value of the pledged properties that comprise the borrowing base of the credit facility.

              The senior secured revolving credit facility has a three-year term with an initial maturity date of August 29, 2016. Subject to the terms of the senior secured revolving credit facility, we have the option to extend the term of the senior secured revolving credit facility to August 29, 2017.

              Base Rate Loans, Adjusted LIBOR Rate Loans and Letters of Credit (each, as defined in the senior secured revolving credit facility) are subject to interest rates, based upon our consolidated leverage ratio as defined in the senior secured revolving credit facility as follows:

Consolidated Leverage Ratio	Adjusted LIBOR Rate Loans and Letter of Credit Fee	Base Rate Loans
≤35%	LIBOR + 2.65%	Base Rate + 1.65%
>35% and ≤45%	LIBOR + 2.85%	Base Rate + 1.85%
>45% and ≤50%	LIBOR + 2.95%	Base Rate + 1.95%
>50%	LIBOR + 3.40%	Base Rate + 2.40%

              We may, at any time, voluntarily prepay any loan under the senior secured revolving credit facility in whole or in part without premium or penalty.

              The senior secured revolving credit facility contains financial covenants that, among other things, require compliance with loan-to-value, leverage and coverage ratios and maintenance of minimum tangible net worth, as well as covenants that may limit our ability to incur additional debt or make distributions. The senior secured revolving credit facility also contains customary events of default. Any event of default, if not cured or waived, could result in the acceleration of any outstanding indebtedness under the senior secured revolving credit facility. As of March 31, 2014, we were in compliance with all financial covenants.

              As of April 30, 2014, there were $113.2 million of outstanding borrowings under our senior secured credit facility and $8.8 million is available to borrow without adding additional properties to the borrowing base securing the senior secured revolving credit facility.

Implications of Being an Emerging Growth Company

              We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or the "JOBS Act." An emerging growth company may take advantage of specified reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company, among other things:

  •
  we are exempt from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

  •
  we are permitted to provide less extensive disclosure about our executive compensation arrangements;

  •
  we are not required to give our shareholders non-binding advisory votes on executive compensation or golden parachute arrangements; and

  •
  we have elected not to use an extended transition period for complying with new or revised accounting standards and such election is irrevocable.

              We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1 billion in annual revenues, have more than $700 million in market value of our common shares held by non-affiliates, or issue more than $1 billion of non-convertible debt securities over a three-year period.

Summary Risk Factors

              An investment in our common shares involves a high degree of risk. You should carefully read and consider the risks discussed below and described more fully along with other risks under "Risk Factors" in this prospectus and our 2013 10-K and our First Quarter 2014 10-Q, each of which is incorporated by reference herein, before investing in our common shares.

  •
  We are recently formed and have a limited operating history, and there is no assurance that we will be able to achieve our investment objectives.

  •
  Our portfolio is concentrated in medical office buildings and hospital facilities leased to healthcare providers, making us more vulnerable economically than if our investments were diversified across different industries.

  •
  We may not be successful in identifying and consummating suitable investment opportunities which may impede our growth and negatively affect our cash available for distribution to shareholders.

  •
  The healthcare industry is heavily regulated, and new laws or regulations, changes to existing laws or regulations, loss of licensure or failure to obtain licensure could adversely impact our company and the ability of our tenants to make rent payments to us.

  •
  Required payments of principal and interest on borrowings may leave us with insufficient cash to operate our properties or to pay the distributions currently contemplated or necessary to qualify as a REIT and may expose us to the risk of default under our debt obligations.

  •
  Our failure to qualify and maintain our qualification as a REIT would result in higher taxes and reduced cash available for distribution to our shareholders.

  •
  The share ownership restrictions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable to REITs and the 9.8% share ownership limit in our declaration of trust may inhibit market activity in our shares and restrict our business combination opportunities.

  •
  The trading volume and price of our common shares may be volatile which could result in a substantial or complete loss of your investment.

  •
  The historical performance of our Predecessor will not, and neither our historical performance nor the pro forma financial statements included in this prospectus may, be indicative of our future results.

Our Tax Status

              We are a Maryland real estate investment trust and will elect to be taxed as a REIT for U.S. federal income tax purposes beginning with our short taxable year ending December 31, 2013 upon the filing of our federal income tax return for such year. Our qualification as a REIT and the maintenance of such qualification will depend upon our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute each year at least 90% of their REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that our current and proposed manner of operation has enabled us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes for our taxable year ended December 31, 2013 and will enable us to meet such requirements for our taxable year ending December 31, 2014 and thereafter. See "Material U.S. Federal Income Tax Considerations."

Restrictions on Ownership and Transfer of Our Shares

              In order to help us qualify as a REIT, among other purposes, our declaration of trust, subject to certain exceptions, restricts the number of our shares of beneficial interest that a person may beneficially or constructively own. Our declaration of trust provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest. A more complete description of our shares of beneficial interest, including restrictions upon the ownership and transfer thereof, is presented under the caption "Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer" in this prospectus.

Distribution Policy

              We intend to pay regular quarterly distributions to holders of our common shares and holders of OP Units in our operating partnership. Generally, we expect to distribute 100% of our REIT taxable income so as to avoid the tax imposed upon undistributed REIT taxable income. Distributions made by us will be authorized by our board of trustees in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and our capital requirements.

              On September 30, 2013, we declared an initial, prorated quarterly dividend of $0.18 per share for the partial quarterly period from July 19, 2013 (the date of our IPO) through September 30, 2013, which is equivalent to a full quarterly dividend of $0.225 per share. The dividend was paid on November 1, 2013 to common shareholders and common OP Unit holders of record on October 18, 2013.

              On December 30, 2013, we declared a quarterly cash dividend of $0.225 per share for the quarter ending December 31, 2013. The dividend was paid on February 7, 2014 to common shareholders and common OP Unit holders of record on January 24, 2014.

              On March 27, 2014, we declared a quarterly cash dividend of $0.225 per share for the quarter ending March 31, 2014. The dividend was paid on April 25, 2014 to common shareholders and common OP Unit holders of record on April 11, 2014.

Corporate Information

              We were formed as a Maryland real estate investment trust on April 9, 2013. Our corporate offices are located at 735 N. Water Street, Suite 1000, Milwaukee, WI 53202. Our telephone number is 414-978-6555. Our internet website is www.docreit.com. The information contained on, or accessible through, this website, or any other website, is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

 THE OFFERING

Common shares offered by us	9,500,000 shares(1)
Common shares to be outstanding after this offering	31,132,863 shares(2)
Common shares and OP Units to be outstanding after completion of this offering and the formation transactions	34,831,740 shares and OP Units(3)
Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $115.7 million, or approximately $134.1 million if the underwriters' option to purchase additional shares is exercised in full, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds of this offering as follows:

• approximately $113.2 million to repay borrowings under our senior secured credit facility (the current balance, or approximately $115.7 million if the pending acquisition is included);
• the balance, if any, for general corporate and working capital purposes, funding possible future acquisitions, including our pending acquisition, and development activities.

Pending application of net proceeds of this offering, we intend to invest the net proceeds in interest-bearing accounts, money market accounts and interest-bearing securities in a manner that is consistent with our intention to qualify for taxation as a REIT.

Risk Factors

An investment in our common shares involves a high degree of risk. You should carefully read and consider the risks discussed under the caption "Risk Factors" and other information in this prospectus, including "Part I, Item 1A. Risk Factors" contained in our 2013 10-K and "Part II, Item 1A. Risk Factors" of our First Quarter 2014 10-Q, each of which is incorporated by reference herein, for a discussion of factors you should consider carefully before investing in our common shares.

NYSE symbol	"DOC"

(1)
Excludes up to 1,425,000 common shares that may be issued by us upon exercise of the underwriters' option to purchase additional shares.

(2)
Includes (i) 250,000 restricted common shares granted to our officers and trustees under our 2013 Equity Incentive Plan that are subject to vesting over a three year period in connection with our IPO and (ii) 84,266 restricted common shares granted to our officers and trustees under our 2013 Equity Incentive Plan in 2014 that are subject to vesting over a one year period. Does not include (i) up to 1,425,000 common shares that may be issued by us upon exercise of the underwriters' option to purchase additional shares for this offering, (ii) 55,680 performance-based restricted stock units at target level granted to our officers in 2014 under the 2013 Equity Incentive Plan, which will vest, if at all, based on achievement of performance criteria over a performance period, subject to the terms of the grant, (iii) 210,054 common shares available for future issuance under our 2013 Equity Incentive Plan or (iv) up to 3,698,877 common shares that we may issue upon the redemption of outstanding OP Units.

(3)
Does not include (i) up to 1,425,000 common shares that may be issued by us upon exercise of the underwriters' option to purchase additional shares for this offering, (ii) 55,680 performance-based restricted stock units at target level granted to our officers under the 2013 Equity Incentive Plan, which will vest, if at all, based on achievement of performance criteria over a performance period, subject to the terms of the grant, or (iii) 210,054 common shares available for future issuance under our 2013 Equity Incentive Plan.

 SUMMARY FINANCIAL DATA

              The following table shows selected consolidated pro forma and historical financial data for our company and combined historical financial data for our Predecessor for the periods indicated. Our Predecessor, which is not a legal entity, is comprised of the four Ziegler Funds that owned directly or indirectly interests in entities that owned the initial properties we acquired on July 24, 2013 in connection with completion of our IPO and related formation transactions.

              You should read the following selected consolidated pro forma and combined historical financial data together with the discussion under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated pro forma financial data and combined historical financial statements and related notes thereto included in our 2013 10-K and our First Quarter 2014 10-Q, each of which is incorporated herein by reference.

              We had no business operations prior to completion of the IPO and the formation transactions on July 24, 2013. As a result, the balance sheet data as of December 31, 2012 reflects the financial condition of the Predecessor and the balance sheet data as of December 31, 2013 and March 31, 2014 reflects our financial condition. The results of operations for the years ended December 31, 2012 and 2011 and the three months ended March 31, 2013 reflect the results of operations of the Predecessor. The results of operations for the year ended December 31, 2013 reflect the results of operations of the Predecessor (through July 23, 2013) and reflect our results of operations from July 24, 2013 through December 31, 2013. The results of operations for the three months ended March 31, 2014 reflect our results of operations. References in the notes to the consolidated and combined financial statements refer to Physicians Realty Trust for the period July 24, 2013, the date of completion of the IPO and the related formation transactions through December 31, 2013, and to the Predecessor for all prior periods.

              The following summary combined historical balance sheet data as of December 31, 2013 and 2012 and the combined historical statements of operations data and cash flows data for the three-year period ended December 31, 2013 have been derived in part from the audited combined historical financial statements of our Predecessor. The historical financial statements have been audited by Plante & Moran, PLLC, an independent registered public accounting firm whose report with respect thereto is included elsewhere in this prospectus with the consolidated and combined balance sheets as of December 31, 2013 and 2012 and the related consolidated and combined statements of operations and cash flows for the three-year period ended December 31, 2013, and the related notes thereto.

              The pro forma financial data for our company for the year ended December 31, 2013 and the three months ended March 31, 2014 give effect to (i) the IPO and the formation transactions (including acquisition of our initial properties from the Ziegler Funds), (ii) our acquisition of the 25 properties acquired and our purchase of our joint venture partners' interest in two of our existing properties since completion of our IPO, (iii) our acquisition of the pending property acquisition, (iv) the funding of the Mezzanine Loan, (v) the 2013 Follow-On Offering, and (vi) this offering and the use of proceeds from this offering as of the beginning of the periods presented for the statement of operations data and as of March 31, 2014 for the balance sheet data.

              The historical financial data for us and our Predecessor is not indicative of our future financial position or results of operations. Furthermore, our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the dates and for the periods indicated, nor do our interim results and pro forma financial information purport to represent our future financial position or results of operations.

 Physicians Realty Trust and Predecessor
(In thousands, except share and per share data)

					Three Months Ended March 31,
	Year Ended December 31,						Pro Forma Three Months Ended March 31, 2014
	Predecessor 2011	Predecessor 2012	2013	Pro Forma Year Ended December 31, 2013	Predecessor 2013 (Unaudited)	2014 (Unaudited)
Statement of Operations Data:
Revenues:
Rental revenues	$10,472	$9,821	$13,565	$42,300	$2,497	$6,808	$10,610
Expense recoveries	3,314	3,111	3,234	4,194	814	1,070	1,252
Interest income from real estate loans and other	61	15	—	564	5	113	113

Total revenues	13,847	12,947	16,799	47,058	3,316	7,991	11,975

Expenses:
Interest expense, net	4,617	4,538	4,295	4,347	1,166	1,281	1,158
General and administrative	301	362	3,214	8,700	120	2,014	2,014
Operating expenses	4,953	4,758	4,650	7,638	1,188	1,609	2,180
Depreciation and amortization	4,588	4,150	5,107	15,172	979	2,416	3,983
Loss on sale of property under development	—	228	2	2	—	—	—
Impairment losses	1,437	937	—	—	—	—	—
Acquisition expenses	—	—	1,938	1,989	—	4,287	4,666
Management fees	951	951	475	—	238	—	—

Total expenses	16,847	15,924	19,681	37,848	3,691	11,607	14,001

Other income
Change in fair value of derivatives	(325)	122	246	246	74	41	41
Equity in income of unconsolidated subsidiary	—	—	—	108	—	17	26

Net loss from continuing operations	(3,325)	(2,855)	(2,636)	9,564	(301)	(3,558)	(1,959)
Discontinued Operations
Income/(Loss) from discontinued operations	265	(198)	—	—	—	—	—
Gain on sale of discontinued investment properties	—	1,518	—	—	—	—	—

Income from discontinued operations	265	1,321	—	—	—	—	—

Net loss	$(3,060)	$(1,534)	(2,636)	9,564	$(301)	(3,558)	(1,959)

Less net loss attributable to Predecessor			576	—		—	—
Less net loss attributable to noncontrolling interests			399	(1,127)		465	149

Net loss attributable to common shareholders			$(1,661)	$8,437		$(3,093)	$(1,810)

					Three Months Ended March 31,
	Year Ended December 31,						Pro Forma Three Months Ended March 31, 2014
	Predecessor 2011	Predecessor 2012	2013	Pro Forma Year Ended December 31, 2013	Predecessor 2013 (Unaudited)	2014 (Unaudited)
Balance Sheet Data (as of end of period):
Assets:
Net real estate investments	$117,067	$99,897	$227,539		$98,883	$381,153	$417,186
Cash and cash equivalents	1,932	2,614	56,478		2,661	10,092	10,092
Tenant receivables, net	1,034	682	837		512	1,403	1,403
Deferred costs, net	1,349	1,107	2,105		1,037	2,690	2,690
Other assets	3,628	3,292	5,901		3,766	6,513	6,513

Total assets	$125,010	$107,592	$292,860		$106,859	$401,851	$437,884

Liabilities and Equity
Debt	$98,674	$84,489	$42,821		$84,261	$159,382	$80,112
Accounts payable to related parties	1,275	1,530	—		1,675	—	—
Accounts payable	598	802	836		668	722	722
Dividends payable	—	—	5,681		—	5,699	5,699
Accrued expenses and other liabilities	1,087	1,031	2,288		1,070	3,889	3,889
Derivative liabilities	765	643	397		568	356	356

Total liabilities	102,399	88,495	52,023		88,242	170,048	90,778
Total equity	22,499	19,068	204,904		18,674	197,419	309,678
Noncontrolling interest	112	29	35,933		(57)	34,384	37,428

Total liabilities and equity	$125,010	$107,592	$292,860		$106,859	$401,851	$437,884

Funds from Operations (FFO), Normalized Funds from Operations (Normalized FFO), and Net Operating Income (NOI)

	Three Months Ended September 30, 2013	Three Months Ended December 31, 2013	Three Months Ended March 31, 2014
FFO	$(268)	$1,346	$(1,142)
Normalized FFO	490	2,590	3,104
NOI	2,583	5,376	6,399

Reconciliation of Non-GAAP Measures

The following table reconcile historical net loss to FFO and Normalized FFO (See below for definition of terms):
(Unaudited and in thousands, except share and per share data)

	Three Months Ended September 30, 2013(a)	Three Months Ended December 31, 2013	Three Months Ended March 31, 2014
Net loss	$(1,416)	$(638)	$(3,558)
Depreciation and amortization expense	1,146	1,984	2,416
Loss on the sale of property under development	2	—	—

FFO	(268)	1,346	(1,142)

Acquisition—related expenses	756	1,182	4,287
Net change in fair value of derivative financial instruments	(16)	(40)	(41)
Acceleration of deferred financing costs	18	102	—

Normalized FFO	$490	$2,590	$3,104

(a)
Because our IPO and the formation transactions were completed on July 24, 2013 and prior to completion of the IPO, we had no operations, the results of operations for the three months ended September 30, 2013 reflect the results of operations of the Predecessor from July 1, 2013 through July 23, 2013 and of us from July 24, 2013 through September 30, 2013.

The following table reconcile historical net loss to net operating income (NOI)
(Unaudited and in thousands)

	Three Months Ended September 30, 2013(a)	Three Months Ended December 31, 2013	Three Months Ended March 31, 2014(a)
Net loss	$(1,416)	$(638)	$(3,558)
General and administrative expenses	1,285	1,707	2,014
Acquisition related expenses	756	1,182	4,287
Depreciation and amortization expense	1,146	1,984	2,416
Interest expense and net change in fair value of derivative financial instruments	810	1,141	1,281
Loss on sale of property under development	2	—	(41)

NOI	$2,583	$5,376	$6,399

(a)
Because our IPO and the formation transactions were completed on July 24, 2013 and prior to completion of the IPO, we had no operations, the results of operations for the three months ended September 30, 2013 reflect the results of operations of the Predecessor from July 1, 2013 through July 23, 2013 and of us from July 24, 2013 through September 30, 2013.

              Funds From Operations (FFO):    Funds from operations, or FFO, is a widely recognized measure of REIT performance. Although FFO is not computed in accordance with generally accepted accounting principles, or GAAP, we believe that information regarding FFO is helpful to shareholders and potential investors because it facilitates an understanding of the operating performance of our initial properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. Because real estate values have historically increased or decreased with market conditions, we believe that FFO provides a more meaningful and accurate indication of our performance. We calculate FFO in accordance with the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts, or NAREIT, which we refer to as the "White Paper." The White Paper defines FFO as net income (computed in accordance with GAAP) before noncontrolling interests of holders of OP units, excluding gains (or losses) on sales of depreciable operating property and extraordinary items (computed in accordance with GAAP), plus real estate related depreciation and amortization (excluding amortization of deferred financing costs). Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the White Paper definition or that interpret the White Paper definition differently than we do. The GAAP measure that we believe to be most directly comparable to FFO, net income (loss), includes depreciation and amortization expenses, gains or losses on property sales and noncontrolling interests. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from the operations of our properties. To facilitate a clear understanding of our historical operating result, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in our financial statements. FFO does not represent cash generated from operating activities in accordance with GAAP, should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

              Normalized Funds From Operations (Normalized FFO):    Changes in the accounting and reporting rules under GAAP have prompted a significant increase in the amount of non-operating items included in FFO, as defined. Therefore, we use Normalized FFO, which excludes from FFO acquisition-related expenses, net change in fair value of derivative financial instruments, non-controlling income from operating partnership units included in diluted shares, acceleration of deferred financing costs, and other normalizing items. However, our use of the term Normalized FFO may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. Normalized FFO should not be considered as an alternative to net income or loss attributable to controlling interest (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor its indicative of funds available to fund our cash needs, including our ability to make distributions. Normalized FFO should be reviewed in connection with other GAAP measurements.

              Net Operating Income (or NOI):    Net operating income is a non-GAAP financial measure that is defined as net income or loss, computed in accordance with GAAP, generated from the Company's total portfolio of properties before general and administrative expenses, acquisition-related expenses, depreciation and amortization expense, REIT expenses, interest expense and net change in the fair value of derivative financial instruments, and gains or loss on the sale of discontinued properties. We believe that NOI provides an accurate measure of operating performance of its operating assets because NOI excludes certain items that are not associated with management of the properties. Additionally, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

RISK FACTORS

              An investment in our common shares involves a high degree of risk. Before making an investment decision, you should carefully consider the risk factors set forth below as well as in each of our 2013 10-K and our First Quarter 2014 10-Q, together with the other information included or incorporated by reference into this prospectus and the risks we have highlighted in other sections of this prospectus. If any of these risks occurs, our business, financial condition, liquidity, tax status and results of operations could be materially and adversely affected. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section captioned "Cautionary Note Regarding Forward-Looking Statements."

Risks Related to This Offering

The market price and trading volume of our common shares may be volatile following this offering and may be affected by a number of factors.

              The per share trading price of our common shares may be volatile. In addition the trading volume in our common shares may fluctuate and cause significant price variations to occur, and investors in our common shares may from time to time experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. If the per share trading price of our common shares declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the per share trading price of our common shares will not fluctuate or decline significantly in the future.

              Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common shares include:

  •
  actual or anticipated variations in our quarterly operating results or dividends;

  •
  changes in our funds from operations or earnings estimates;

  •
  publication of research reports about us or the real estate industry;

  •
  increases in market interest rates that lead purchasers of our shares to demand a higher yield;

  •
  changes in market valuations of similar companies;

  •
  adverse market reaction to any additional debt we incur in the future;

  •
  additions or departures of key management personnel;

  •
  actions by institutional shareholders;

  •
  speculation in the press or investment community;

  •
  the realization of any of the other risk factors presented in this prospectus;

  •
  the extent of investor interest in our securities;

  •
  the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate based companies;

  •
  our underlying asset value;

  •
  investor confidence in the stock and bond markets generally;

  •
  changes in tax laws;

  •
  future equity issuances;

  •
  failure to meet earnings estimates;

  •
  failure to meet and maintain REIT qualification;

  •
  changes in our credit ratings; and

  •
  general market and economic conditions.

              In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management's attention and resources, which could have a material adverse effect on us, including our financial condition, results of operations, cash flow, and per share trading price of our common shares.

We may be unable to make distributions which could result in a decrease in the market price of our common shares.

              While we expect to make regular quarterly distributions to the holders of our common shares, if sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital, borrow to provide funds for such distributions, or reduce the amount of such distributions. To the extent we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been. If cash available for distribution generated by our assets is less than expected, or if such cash available for distribution decreases in future periods from expected levels, our inability to make distributions could result in a decrease in the market price of our common shares.

              All distributions will be made at the discretion of our board of trustees and will be based upon, among other factors, our historical and projected results of operations, financial condition, cash flows and liquidity, maintenance of our REIT qualification and other tax considerations, capital expenditure and other expense obligations, debt covenants, contractual prohibitions or other limitations and applicable law and such other matters as our board of trustees may deem relevant from time to time. We may not be able to make distributions in the future, and our inability to make distributions, or to make distributions at expected levels, could result in a decrease in the market price of our common shares.

We may use a portion of the net proceeds from this offering to make distributions to our shareholders, which would, among other things, reduce our cash available to develop or acquire properties and may reduce the returns on your investment in our common shares.

              Prior to the time we have fully invested the net proceeds of this offering, we may fund distributions to our shareholders out of the net proceeds of this offering, which would reduce the amount of cash we have available to acquire properties and may reduce the returns on your investment in our common shares. The use of these net proceeds for distributions to shareholders could adversely affect our financial results. In addition, funding distributions from the net proceeds of this offering may constitute a return of capital to our shareholders, which would have the effect of reducing each shareholder's tax basis in our common shares.

You will experience immediate and material dilution in connection with the purchase of our common shares in this offering.

              As of March 31, 2014, our aggregate historical combined net tangible book value was approximately $197.7 million, or $7.81 per common share, assuming the redemption of all OP Units in exchange for our common shares on a one-for-one basis. The pro forma net tangible book value per common share after the completion of this offering will be less than the public offering price. Assuming a public offering price of $12.95 per share, the last reported sale price of our common shares on the

NYSE, purchasers of our common shares offered hereby will experience immediate and substantial dilution of $4.09 per share in the pro forma net tangible book value per share of our common shares. See "Dilution."

The combined financial statements of our Predecessor, our unaudited pro forma consolidated financial statements may not be representative of our financial statements as an independent public company.

              The combined financial statements of our Predecessor and our unaudited pro forma consolidated financial statements that are included in this prospectus do not necessarily reflect what our financial position, results of operations or cash flows would have been had we been an independent entity during the periods presented. Furthermore, this financial information is not necessarily indicative of what our results of operations, financial position or cash flows will be in the future. It is not possible for us to accurately estimate all adjustments needed to reflect all the significant changes that may occur in our future cost structure, funding and operations. See "Summary Selected Financial and Other Data" and the financial statements herein, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in our 2013 10-K and our First Quarter 2014 10-Q, each of which is incorporated herein by reference.

Increases in market interest rates may have an adverse effect on the trading prices of our common shares as prospective purchasers of our common shares may expect a higher dividend yield and as an increased cost of borrowing may decrease our funds available for distribution.

              One of the factors that influences the trading prices of our common shares is the dividend yield on the common shares (as a percentage of the price of our common shares) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common shares to expect a higher dividend yield (with a resulting decline in the trading prices of our common shares) and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common shares to decrease.

The number of our common shares available for future issuance or sale could materially adversely affect the per share trading price of our common shares.

              We are offering 9,500,000 common shares as described in this prospectus. Upon completion of this offering, we will have issued and outstanding approximately 31,132,863 common shares and 3,698,877 common shares reserved for issuance upon redemption of our outstanding OP Units. Of these shares, all will be freely tradable, except for any shares owned or any shares purchased in this offering by our affiliates, as that term is defined by Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). We have agreed to register the shares issuable upon redemption of the OP Units so that such shares will be freely tradable under the securities laws.

              We cannot predict whether future issuances or sales of our common shares or the availability of shares for resale in the open market will decrease the per share trading price of our common shares. The per share trading price of our common shares may decline significantly when the OP Units become redeemable.

Our issuance of equity securities, including OP Units, or the perception that such issuances might occur could materially adversely affect us, including the per share trading price of our common shares.

              The exercise of the underwriters' option to purchase additional shares, the redemption of OP Units for common shares, the vesting of any restricted shares granted to certain trustees, executive officers and other employees under our 2013 Equity Incentive Plan, the issuance of our common shares or OP Units in connection with future property, portfolio or business acquisitions and other issuances of our common shares could have an adverse effect on the per share trading price of our common shares may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future issuances of our common shares may be dilutive to existing shareholders.

Future offerings of debt, which would be senior to our common shares upon liquidation, or preferred equity securities which may be senior to our common shares for purposes of dividend distributions or upon liquidation, may materially adversely affect us, including the per share trading price of our common shares.

              In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities (or causing our operating partnership to issue debt securities), including medium-term notes, senior or subordinated notes and classes or series of preferred shares. Upon liquidation, holders of our debt securities and preferred shares and lenders with respect to other borrowings will be entitled to receive our available assets prior to distribution to the holders of our common shares. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common shares and may result in dilution to owners of our common shares. Holders of our common shares are not entitled to preemptive rights or other protections against dilution. Our preferred shares, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability pay dividends or other distributions to the holders of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk that our future offerings could reduce the per share trading price of our common shares and dilute their interest in us.

If securities analysts do not publish research or reports about our industry or if they downgrade our common shares or the healthcare-related real estate sector, the market price of our common shares could decline.

              The trading market for our common shares depends in part upon the research and reports that industry or financial analysts publish about us or our industry. We have no control over these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our shares or our industry, or the stock of any of our competitors, the price of our common shares could decline. If one or more of these analysts ceases coverage of our company, we could lose attention in the market which in turn could cause the market price of our common shares to decline.

Failure to qualify as a REIT, or failure to remain qualified as a REIT, would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our shareholders.

              We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT commencing with our taxable year ending December 31, 2013. However, we cannot assure you that we will qualify and remain qualified as a REIT. We will receive an opinion from Baker & McKenzie LLP in connection with this offering that, commencing with our taxable year ending December 31, 2013, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws and our current and proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2014 and subsequent taxable years. Investors should be aware that Baker & McKenzie LLP's opinions are based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the Internal Revenue Service, or the IRS, or any court and speaks as of the date issued. In addition, Baker & McKenzie LLP's opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Baker & McKenzie LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

              If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distributions to our shareholders because:

  •
  we would not be allowed a deduction for dividends paid to shareholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

  •
  we could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

  •
  unless we are entitled to relief under certain U.S. federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

              In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our shares of beneficial interest. See "Material U.S. Federal Income Tax Considerations" for a discussion of material U.S. federal income tax considerations relating to us and our common shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

              This prospectus and some of the documents that are incorporated by reference herein, including our 2013 10-K and our First Quarter 2014 10-Q, contain various "forward-looking statements" within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, property performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

              Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

  •
  general economic conditions;

  •
  adverse economic or real estate developments, either nationally or in the markets in which our properties are located;

  •
  our failure to generate sufficient cash flows to service our outstanding indebtedness;

  •
  fluctuations in interest rates and increased operating costs;

  •
  the availability, terms and deployment of debt and equity capital;

  •
  our ability to make distributions on our shares of beneficial interest;

  •
  general volatility of the market price of our common shares;

  •
  our limited operating history;

  •
  our increased vulnerability economically due to the concentration of our investments in healthcare properties;

  •
  a substantial portion of our revenue is derived from our five largest tenants and thus, the bankruptcy, insolvency or weakened financial position of any one of them could seriously harm our operating results and financial condition;

  •
  our geographic concentrations in Texas and the greater Atlanta, Georgia metropolitan area causes us to be particularly exposed to downturns in these local economies or other changes in local real estate market conditions;

  •
  changes in our business or strategy;

  •
  our dependence upon key personnel whose continued service is not guaranteed;

  •
  our ability to identify, hire and retain highly qualified personnel in the future;

  •
  the degree and nature of our competition;

  •
  changes in governmental regulations, tax rates and similar matters;

  •
  defaults on or non-renewal of leases by tenants;

  •
  decreased rental rates or increased vacancy rates;

  •
  difficulties in identifying healthcare properties to acquire and completing acquisitions;

  •
  competition for investment opportunities;

  •
  our failure to successfully develop, integrate and operate acquired properties and operations;

  •
  the impact of our investment in joint ventures;

  •
  the financial condition and liquidity of, or disputes with, joint venture and development partners;

  •
  our ability to operate as a public company;

  •
  changes in accounting principles general accepted in the United States of America ("GAAP");

  •
  lack of or insufficient amounts of insurance;

  •
  other factors affecting the real estate industry generally;

  •
  our failure to qualify and maintain our qualification as a REIT for U.S. federal income tax purposes;

  •
  limitations imposed on our business and our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes; and

  •
  changes in governmental regulations or interpretations thereof, such as real estate and zoning laws and increases in real property tax rates and taxation of REITs.

              While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes after the date of this prospectus, except as required by applicable law. You should not place undue reliance on any forward-looking statements that are based on information currently available to us or the third parties making the forward-looking statements. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled "Risk Factors."

 USE OF PROCEEDS

              After deducting the underwriting discount and commissions and estimated expenses of this offering payable by us, we expect to receive net proceeds from this offering of approximately $115.7 million, or approximately $134.1 million if the underwriters' option to purchase additional shares is exercised in full, in each case assuming an initial public offering price of $12.95 per share.

              We intend to contribute the net proceeds of this offering to our operating partnership in exchange for OP Units in our operating partnership, and our operating partnership intends use the net proceeds received from us as described below:

  •
  approximately $113.2 million to repay borrowings under our senior secured revolving credit facility (the current balance, or approximately $115.7 million if the pending acquisition is included); and

  •
  the balance, if any, for general corporate and working capital purposes, funding possible future acquisitions, including our pending acquisition, and development activities.

              Borrowings under our senior secured revolving credit facility bear interest at interest rates based upon LIBOR. At March 31, 2014, the interest rate under our credit facility was 2.81%. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Credit Facility" included in our 2013 10-K and our First Quarter 2014 10-Q, each of which is incorporated herein by reference.

              Pending application of net proceeds of this offering, we intend to invest the net proceeds in interest-bearing accounts, money market accounts and interest-bearing securities in a manner that is consistent with our intention to qualify for taxation as a REIT. Such investments may include, for example, government and government agency certificates, government bonds, certificates of deposit, interest-bearing bank deposits, money market accounts and mortgage loan participations.

 MARKET PRICE OF AND DISTRIBUTION ON OUR COMMON SHARES

              Our common shares are traded on the NYSE under the symbol "DOC." As of May 16, 2014, we had 21,632,863 common shares outstanding and 11 registered shareholders of record for our common shares. On May 16, 2014, the closing price of our common shares, as reported on the NYSE, was $12.95. The following table sets forth, for the periods indicated, the high and low sale prices of our common shares since completion of our IPO, as reported on the NYSE, and the dividends paid by us with respect to those periods.

	High	Low	Dividends(1)
2013
Third quarter (commencing July 19, 2013 to September 30, 2013)	$12.74	$11.00	$0.18	(2)
Fourth quarter	$13.00	$11.05	$0.225	(3)
2014
First quarter	$14.00	$11.99	$0.225	(4)
Second quarter (through May 16, 2014)	$14.00	$12.77	$—

(1)
Dividend information is for dividends declared with respect to that quarter.

(2)
On September 30, 2013, we declared an initial, prorated quarterly dividend of $0.18 per common share for the partial quarterly period from July 19, 2013 (the date of our IPO) through September 30, 2013, which is equivalent to a full quarterly dividend of $0.225 per share. The dividend was paid on November 1, 2013 to common shareholders and common OP Unit holders of record on October 18, 2013.

(3)
On December 30, 2013, we declared a quarterly cash dividend of $0.225 per common share for the quarter ended December 31, 2013. The dividend was paid on February 7, 2014 to common shareholders and common OP Unit holders of record on January 24, 2014.

(4)
On March 27, 2014, we declared a quarterly cash dividend of $0.225 per common share for the quarter ended March 31, 2014. The dividend was paid on April 25, 2014 to common shareholders and common OP Unit holders of record on April 11, 2014.

              It has been our policy to declare quarterly dividends to the shareholders so as to comply with applicable provisions of the Code governing REITs. The declaration and payment of quarterly dividends remains subject to the review and approval of the board of trustees.

              We intend to distribute at least 90% of our taxable income each year (subject to certain adjustments as described below) to our shareholders in order to qualify as a REIT under the Code and generally expect to distribute 100% of our REIT taxable income so as to avoid the excise tax on undistributed REIT taxable income.

              Distributions to our common shareholders will be authorized by our board of trustees in its sole discretion and declared by us out of funds legally available therefor. We expect that our board of trustees, in authorizing the amounts of distributions, will consider a variety of factors, including:

  •
  actual results of operations and our cash available for distribution;

  •
  the timing of the investment of the net proceeds of this offering;

  •
  debt service requirements and any restrictive covenants in our loan agreements;

  •
  capital expenditure requirements for our properties;

  •
  our taxable income;

  •
  the annual distribution requirement under the REIT provisions of the Code;

  •
  our operating expenses;

  •
  requirements under applicable law; and

  •
  other factors that our board of trustees may deem relevant.

              We anticipate that, at least initially, our distributions will exceed our then current and accumulated earnings and profits as determined for U.S. federal income tax primarily due to depreciation and amortization that we expect to incur. Therefore, a portion of these distributions may represent a return of capital for federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits and not treated by us as a distribution will not be taxable to a taxable U.S. shareholder under current U.S. federal income tax law to the extent those distributions do not exceed the shareholder's adjusted tax basis in his or her common shares, but rather will reduce the adjusted basis of the common shares. Therefore, the gain (or loss) recognized on the sale of the common shares or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. shareholder's adjusted tax basis in his or her common shares, they generally will be treated as a capital gain realized from the taxable disposition of those shares. The percentage of our shareholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to holders of our common shares, see "Material U.S. Federal Income Tax Considerations."

              Although we have no current intention to do so, we may in the future also choose to pay distributions in the form of our own shares. See "Material U.S. Federal Income Tax Considerations—Distribution Requirements" and "Risk Factors—Risks Related to Our Qualification and Operation as a REIT—We may pay taxable dividends in our common shares and cash, in which case shareholders may sell our common shares to pay tax on such dividends, placing downward pressure on the market price of our common shares."

 CAPITALIZATION

              The following table sets forth (i) our historical capitalization, and (ii) our historical capitalization on an as adjusted basis to give effect to this offering, based on an assumed public offering price of our common shares of $12.95, the last reported sales price on the NYSE on May 16, 2014, and the use of net proceeds as set forth in "Use of Proceeds." You should read this table in conjunction with "Use of Proceeds" and "Selected Financial Data," appearing elsewhere in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included in our 2013 10-K and our First Quarter 2014 10-Q, each of which is incorporated herein by reference.

	As of March 31, 2014
	Historical	As Adjusted
	(In thousands, except share amounts)
Debt	$159,382	$80,112
Equity:
Common shares, $0.01 par value per share, 500,000,000 shares authorized, 21,632,863 shares issued and outstanding; 31,132,863 shares issued and outstanding on an as adjusted basis(1)	216	311
Additional paid in capital	213,833	329,419
Accumulated deficit	(16,630)	(20,052)
Non-controlling interests	34,384	37,428

Total equity	231,803	347,106

Total capitalization	$391,185	$427,218

(1)
As adjusted common shares outstanding include 9,500,000 common shares to be issued in this offering but exclude (i) up to 1,425,000 common shares issuable upon exercise of the underwriters' option to purchase additional shares, (ii) 210,054 additional common shares available for future issuance under our 2013 Equity Incentive Plan, and (iii) 3,698,877 common shares that may be issued, at our option, upon redemption of outstanding OP Units as of March 31, 2014. The OP Units may, subject to holding period requirements and other limits in the operating partnership agreement, be redeemed at the option of the holder for cash or, at our option, for common shares on a one-for-one basis.

DILUTION

              Purchasers of our common shares in this offering will experience an immediate and substantial dilution of the net tangible book value of our common shares from the public offering price. At March 31, 2014, we had a combined net tangible book value of approximately $197.7 million, or $7.81 per common share, assuming the redemption of all outstanding OP Units (other than OP Units held by us) for our common shares on a one-for-one basis. Assuming a public offering price of $12.95 per share in this offering, which was the last reported sale price of our common shares on the NYSE on May 16, 2014 and after giving effect to the expected use of the net proceeds as described under "Use of Proceeds," and the deduction of underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value at March 31, 2014 attributable to common shareholders would have been approximately $308.7 million, or $8.86 per common share. This amount represents an immediate increase in net tangible book value of $1.05 per share to the prior investors and an immediate dilution in pro forma net tangible book value of $4.09 per share from the assumed public offering price of $12.95 per share of our common shares to new public investors. See "Risk Factors—Risks Related to this Offering—You will experience immediate and material dilution in connection with the purchase of our common shares in this offering." The following table illustrates this per share dilution:

Assumed public offering price per share(1)		$12.95
Net tangible book value per share before this offering(2)	$7.81
Increase in pro forma net tangible book value per share after this offering(3)	$1.05

Pro forma net tangible book value per share after this offering(4)		$8.86

Dilution in pro forma net tangible book value per share to new investors(5)		$4.09

(1)
Assumes a public offering price per share of $12.95, which was the last reported sale price of our common shares on the NYSE on May 16, 2014.

(2)
Net tangible book value per share of our common shares before this offering is determined by dividing the net tangible book value based on March 31, 2014 net book value of tangible assets (consisting of total assets less intangible assets, which are comprised of deferred financing and leasing costs, acquired above-market leases and acquired in-place lease value, net of liabilities assumed, excluding acquired below-market leases) by the number of common shares outstanding immediately before this offering, assuming the exchange for common shares on a one-for-one basis of all outstanding OP Units.

(3)
The increase in pro forma net tangible book value per share attributable to this offering is determined by subtracting (a) the sum of (i) the net tangible book value per share before this offering (see note (2) above) from (b) the pro forma net tangible book value per share after this offering (see note (4) below).

(4)
Based on pro forma net tangible book value of approximately $308.7 million divided by        common shares and OP Units to be outstanding after this offering (excluding OP Units held by us), not including (a) up to 1,425,000 common shares issuable upon the exercise of the underwriters' option to purchase additional shares, (b) 55,680 performance-based restricted stock units granted at target level to our officers under the 2013 Equity Incentive Plan, which will vest, if at all, based on achievement of performance criteria over a performance period, subject to the terms of the grant, and (c) 210,054 common shares available for future issuance under our 2013 Equity Incentive Plan.

(5)
Dilution is determined by subtracting pro forma net tangible book value per common share after this offering from the assumed public offering price paid by a new investor for a common share in this offering.

              The table below summarizes, as of March 31, 2014, on a pro forma basis after giving effect to this offering, the differences between:

  •
  the number of OP Units received by the Ziegler Funds in the formation transactions, the number of common shares issued to trustees and officers upon completion of our IPO and in March 2014, the number of shares purchased in the IPO, the number of OP Units received by the sellers of the Crescent City property in New Orleans, Louisiana, the number of common shares purchased by new investors in the 2013 Follow-On Offering and the number of common shares purchased by new investors in this offering; and

  •
  the total consideration paid and the average price per OP Unit paid by the Ziegler Funds (based on the net tangible book value of the assets and properties acquired by our operating partnership in the formation transactions) and the total consideration paid and the average price per share paid by our trustees and officers, investors in the IPO and investors purchasing shares in this offering.

	Common Units/ Shares Issued			Net Tangible Book Value of Contribution/Cash
							Average Price per Share/ OP Unit
	Number		Percentage	Amount		Percentage
Ziegler Funds	2,744,000	(1)	7.9%	31,556,000	(1)	7.7%	$11.50
Trustees and officers	334,266	(2)	1.0%	—		—	—
IPO investors	11,753,597	(3)	33.7%	135,166,366	(3)	32.9%	$11.50
Other investors	954,877	(4)	2.7%	11,534,915	(4)	2.8%	$12.08
2013 Follow-On Offering investors	9,545,000	(5)	27.4%	109,767,500	(5)	26.7%	$11.50
New Investors	9,500,000		27.3%	123,025,000	(6)	29.9%	$12.95	(6)

Total	34,831,740		100.0%	411,049,780		100.0%

(1)
Represents OP Units issued in the formation transactions valued at the IPO price.

(2)
Represents awards of restricted common shares granted to our trustees and officers under our 2013 Equity Incentive Plan upon completion of our IPO and in March 2014.

(3)
Represents shares issued in the IPO, including shares issued upon exercise of the underwriters' option to purchase additional shares, valued at the IPO price.

(4)
Reflects OP Units issued in connection with our acquisition of the Crescent City property.

(5)
Represents shares issued in the 2013 Follow-On Offering, including shares issued upon exercise of the underwriters' option to purchase additional shares, valued at the public offering price.

(6)
Assumes a public offering price of $12.95 per share, which was the last reported sale price of our common shares on the NYSE on May 16, 2014.

 SELECTED FINANCIAL DATA

              The following table shows selected consolidated pro forma and historical financial data for our company and combined historical financial data for our Predecessor for the periods indicated. Our Predecessor, which is not a legal entity, is comprised of the four Ziegler Funds that owned directly or indirectly interests in entities that owned the initial properties we acquired on July 24, 2013 in connection with completion of our IPO and related formation transactions.

              You should read the following selected consolidated pro forma and combined historical financial data together with the discussion under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated pro forma financial data and combined historical financial statements and related notes thereto included in our 2013 10-K and our First Quarter 2014 10-Q, each of which is incorporated herein by reference.

              We had no business operations prior to completion of the IPO and the formation transactions on July 24, 2013. As a result, the balance sheet data as of December 31, 2012 reflects the financial condition of the Predecessor and the balance sheet data as of December 31, 2013 and March 31, 2014 reflects our financial condition. The results of operation for years ended December 31, 2012 and 2011 and the three months ended March 31, 2013 reflect the results of operations of the Predecessor. The results of operations for the year ended December 31, 2013 reflect the results of operations of the Predecessor (through July 23, 2013) and reflect our results of operations from July 24, 2013 through December 31, 2013. The results of operations for the three months ended March 31, 2014 reflect our results of operations. References in the notes to the consolidated and combined financial statements refer to Physicians Realty Trust for the period July 24, 2013, the date of completion of the IPO and the related formation transactions through December 31, 2013, and to the Predecessor for all prior periods.

              The following summary combined historical balance sheet data as of December 31, 2013 and 2012 and the combined historical statements of operations data and cash flows data for the three-year period ended December 31, 2013 have been derived in part from the audited combined historical financial statements of our Predecessor. The historical financial statements have been audited by Plante & Moran, PLLC, an independent registered public accounting firm whose report with respect thereto is included elsewhere in this prospectus with the consolidated and combined balance sheets as of December 31, 2013 and 2012 and the related consolidated and combined statements of operations and cash flows for the three-year period ended December 31, 2013, and the related notes thereto.

              The pro forma financial data for our company for the year ended December 31, 2013 and the three months ended March 31, 2014 give effect to (i) the IPO and the formation transactions (including acquisition of our initial properties from the Ziegler Funds), (ii) our acquisition of the 25 properties acquired and our purchase of our joint venture partners' interest in two of our existing properties since completion of our IPO, (iii) our acquisition of the pending property acquisition, (iv) the funding of the Mezzanine Loan, (v) the 2013 Follow-On Offering, and (vi) this offering and the use of proceeds from this offering as of the beginning of the periods presented for the statement of operations data and as of March 31, 2014 for the balance sheet data.

              The historical financial data for us and our Predecessor is not indicative of our future financial position or results of operations. Furthermore, our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the dates and for the periods indicated, nor do our interim results and pro forma financial information purport to represent our future financial position or results of operations.

 Physicians Realty Trust and Predecessor
(In thousands, except share and per share data)

					Three Months Ended March 31,
	Year Ended December 31,						Pro Forma Three Months Ended March 31, 2014
	Predecessor 2011	Predecessor 2012	2013	Pro Forma Year Ended December 31, 2013	Predecessor 2013 (Unaudited)	2014 (Unaudited)
Statement of Operations Data:
Revenues:
Rental revenues	$10,472	$9,821	$13,565	$42,300	$2,497	$6,808	$10,610
Expense recoveries	3,314	3,111	3,234	4,194	814	1,070	1,252
Interest income from real estate loans and other	61	15	—	564	5	113	113

Total revenues	13,847	12,947	16,799	47,058	3,316	7,991	11,975

Expenses:
Interest expense, net	4,617	4,538	4,295	4,347	1,166	1,281	1,158
General and administrative	301	362	3,214	8,700	120	2,014	2,014
Operating expenses	4,953	4,758	4,650	7,638	1,188	1,609	2,180
Depreciation and amortization	4,588	4,150	5,107	15,172	979	2,416	3,983
Loss on sale of property under development	—	228	2	2	—	—	—
Impairment losses	1,437	937	—	—	—	—	—
Acquisition expenses	—	—	1,938	1,989	—	4,287	4,666
Management fees	951	951	475	—	238	—	—

Total expenses	16,847	15,924	19,681	37,848	3,691	11,607	14,001

Other income
Change in fair value of derivatives	(325)	122	246	246	74	41	41
Equity in income of unconsolidated subsidiary	—	—	—	108	—	17	26

Net loss from continuing operations	(3,325)	(2,855)	(2,636)	9,564	(301)	(3,558)	(1,959)
Discontinued Operations
Income/(Loss) from discontinued operations	265	(198)	—	—	—	—	—
Gain on sale of discontinued investment properties	—	1,518	—	—	—	—	—

Income from discontinued operations	265	1,321	—	—	—	—	—

Net loss	$(3,060)	$(1,534)	(2,636)	9,564	$(301)	(3,558)	(1,959)

Less net loss attributable to Predecessor			576	—		—	—
Less net loss attributable to noncontrolling interests			399	(1,127)		465	149

Net loss attributable to common shareholders			$(1,661)	$8,437		$(3,093)	$(1,810)

					Three Months Ended March 31,
	Year Ended December 31,						Pro Forma Three Months Ended March 31, 2014
	Predecessor 2011	Predecessor 2012	2013	Pro Forma Year Ended December 31, 2013	Predecessor 2013 (Unaudited)	2014 (Unaudited)
Balance Sheet Data (as of end of period):
Assets:
Net real estate investments	$117,067	$99,897	$227,539		$98,883	$381,153	$417,186
Cash and cash equivalents	1,932	2,614	56,478		2,661	10,092	10,092
Tenant receivables, net	1,034	682	837		512	1,403	1,403
Deferred costs, net	1,349	1,107	2,105		1,037	2,690	2,690
Other assets	3,628	3,292	5,901		3,766	6,513	6,513

Total assets	$125,010	$107,592	$292,860		$106,859	$401,851	$437,884

Liabilities and Equity
Debt	$98,674	$84,489	$42,821		$84,261	$159,382	$80,112
Accounts payable to related parties	1,275	1,530	—		1,675	—	—
Accounts payable	598	802	836		668	722	722
Dividends payable	—	—	5,681		—	5,699	5,699
Accrued expenses and other liabilities	1,087	1,031	2,288		1,070	3,889	3,889
Derivative liabilities	765	643	397		568	356	356

Total liabilities	102,399	88,495	52,023		88,242	170,048	90,778
Total equity	22,499	19,068	204,904		18,674	197,419	309,678
Noncontrolling interest	112	29	35,933		(57)	34,384	37,428

Total liabilities and equity	$125,010	$107,592	$292,860		$106,859	$401,851	$437,884

Funds from Operations (FFO), Normalized Funds from Operations (Normalized FFO), and Net Operating Income (NOI)

	Three Months Ended September 30, 2013	Three Months Ended December 31, 2013	Three Months Ended March 31, 2014
FFO	$(268)	$1,346	$(1,142)
Normalized FFO	490	2,590	3,104
NOI	2,583	5,376	6,399

Reconciliation of Non-GAAP Measures

The following table reconcile historical net loss to FFO and Normalized FFO (See below for definition of terms):
(Unaudited and in thousands, except share and per share data)

	Three Months Ended September 30, 2013(a)	Three Months Ended December 31, 2013	Three Months Ended March 31, 2014
Net loss	$(1,416)	$(638)	$(3,558)
Depreciation and amortization expense	1,146	1,984	2,416
Loss on the sale of property under development	2	—	—

FFO	(268)	1,346	(1,142)

Acquisition—related expenses	756	1,182	4,287
Net change in fair value of derivative financial instruments	(16)	(40)	(41)
Acceleration of deferred financing costs	18	102	—

Normalized FFO	$490	$2,590	$3,104

(a)
Because our IPO and the formation transactions were completed on July 24, 2013 and prior to completion of the IPO, we had no operations, the results of operations for the three months ended September 30, 2013 reflect the results of operations of the Predecessor from July 1, 2013 through July 23, 2013 and of us from July 24, 2013 through September 30, 2013.

The following table reconcile historical net loss to net operating income (NOI)
(Unaudited and in thousands)

	Three Months Ended September 30, 2013(a)	Three Months Ended December 31, 2013	Three Months Ended March 31, 2014(a)
Net loss	$(1,416)	$(638)	$(3,558)
General and administrative expenses	1,285	1,707	2,014
Acquisition related expenses	756	1,182	4,287
Depreciation and amortization expense	1,146	1,984	2,416
Interest expense and net change in fair value of derivative financial instruments	810	1,141	1,281
Loss on sale of property under development	2	—	(41)

NOI	$2,583	$5,376	$6,399

(a)
Because our IPO and the formation transactions were completed on July 24, 2013 and prior to completion of the IPO, we had no operations, the results of operations for the three months ended September 30, 2013 reflect the results of operations of the Predecessor from July 1, 2013 through July 23, 2013 and of us from July 24, 2013 through September 30, 2013.

              Funds From Operations (FFO):    Funds from operations, or FFO, is a widely recognized measure of REIT performance. Although FFO is not computed in accordance with generally accepted accounting principles, or GAAP, we believe that information regarding FFO is helpful to shareholders and potential investors because it facilitates an understanding of the operating performance of our initial properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. Because real estate values have historically increased or decreased with market conditions, we believe that FFO provides a more meaningful and accurate indication of our performance. We calculate FFO in accordance with the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts, or NAREIT, which we refer to as the "White Paper." The White Paper defines FFO as net income (computed in accordance with GAAP) before noncontrolling interests of holders of OP units, excluding gains (or losses) on sales of depreciable operating property and extraordinary items (computed in accordance with GAAP), plus real estate related depreciation and amortization (excluding amortization of deferred financing costs). Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the White Paper definition or that interpret the White Paper definition differently than we do. The GAAP measure that we believe to be most directly comparable to FFO, net income (loss), includes depreciation and amortization expenses, gains or losses on property sales and noncontrolling interests. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from the operations of our properties. To facilitate a clear understanding of our historical operating result, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in our financial statements. FFO does not represent cash generated from operating activities in accordance with GAAP, should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

              Normalized Funds From Operations (Normalized FFO):    Changes in the accounting and reporting rules under GAAP have prompted a significant increase in the amount of non-operating items included in FFO, as defined. Therefore, we use Normalized FFO, which excludes from FFO acquisition-related expenses, net change in fair value of derivative financial instruments, non-controlling income from operating partnership units included in diluted shares, acceleration of deferred financing costs, and other normalizing items. However, our use of the term Normalized FFO may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. Normalized FFO should not be considered as an alternative to net income or loss attributable to controlling interest (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor its indicative of funds available to fund our cash needs, including our ability to make distributions. Normalized FFO should be reviewed in connection with other GAAP measurements.

              Net Operating Income (or NOI):    Net operating income is a non-GAAP financial measure that is defined as net income or loss, computed in accordance with GAAP, generated from the Company's total portfolio of properties before general and administrative expenses, acquisition-related expenses, depreciation and amortization expense, REIT expenses, interest expense and net change in the fair value of derivative financial instruments, and gains or loss on the sale of discontinued properties. We believe that NOI provides an accurate measure of operating performance of its operating assets because NOI excludes certain items that are not associated with management of the properties. Additionally, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

OUR INDUSTRY AND MARKET OPPORTUNITY

              The nature of healthcare delivery continues to evolve due to the impact of government programs, regulatory changes and consumer preferences. We believe these changes have increased the need for capital among healthcare providers and increased pressure on these providers to integrate more efficient real estate solutions in order enhance the delivery of quality healthcare. In particular, we believe the following factors and trends are creating an attractive environment in which to invest in healthcare properties.

  •
  $2.8 Trillion Healthcare Industry Projected to Grow to $4.8 Trillion (and 19.6% of U.S. G.D.P.) by 2021

              According to the U.S. Department of Health and Human Services, or HHS, healthcare spending accounted for 17.9% of U.S. gross domestic product, or GDP, in 2012. The general aging of the population, driven by the Baby Boomer generation and advances in medical technology and services which increase life expectancy, are key drivers of the growth in healthcare expenditures. The anticipated continuing increase in demand for healthcare services, together with an evolving complex and costly regulatory environment, changes in medical technology and reductions in government reimbursements are expected to pressure capital-constrained healthcare providers to find cost effective solutions for their real estate needs.

              We believe the demand by healthcare providers for healthcare real estate will increase as health spending in the United States continues to increase. According to the Centers for Medicare & Medicaid Services' National Health Expenditure Projections 2011-2021, national healthcare expenditures continue to rise and are projected to grow from an estimated $2.8 trillion in 2012 to $4.8 trillion by 2021 representing an average annual rate of growth of 5.7%, reaching a projected 19.6% of GDP in 2021.

Source: Centers for Medicare & Medicaid Services, Office of the Actuary

  •
  Aging Population

              The aging of the U.S. population has a direct effect on the demand for healthcare as older persons generally utilize healthcare services at a rate well in excess of younger people. According to the U.S. Census Bureau, the U.S. population over 65 years of age is projected to more than double from 40.2 million to nearly 88.5 million and the 85 and older population is expected to more than triple, from 5.7 million in 2010 to 19.0 million between 2010 and 2050. Also according to the U.S. Census Bureau, the number of older Americans is growing as a percentage of the total U.S. population with the number of persons older than 65 estimated to comprise 13.0% of the total U.S. population in 2010 and projected to grow to 20.2% by 2050.

              We believe that healthcare expenditures for the population over 65 years of age will continue to rise as a disproportionate share of healthcare dollars is spent on older Americans. We believe the older population group increasingly will require treatment and management of chronic and acute health ailments and that this increased demand for healthcare services will create a substantial need for additional medical office buildings and other facilities that serve the healthcare industry in many regions of the United States. Additionally, we believe there will likely be a focus on lowering the cost of outpatient care to support the aging U.S. population, which will continue to support medical office and outpatient facility property demand in the long term. We believe these trends will result in a substantial increase in the number of quality properties meeting our investment criteria.

              We believe advances in medical technology will continue to enable healthcare providers to identify and treat once fatal illnesses and improve the survival rate of critically ill and injured patients who will require continuing medical care. Along with these technical innovations, the U.S. population is growing older and living longer.

Projected U.S. Population Aged 65+ (1900-2050)

Source: U.S. Census Bureau

  •
  Affordable Care Act (Estimated 30 Million More Insured by 2020 and Increased Market Certainty)

              The Affordable Care Act constitutes a significant overhaul of many aspects of healthcare regulations and health insurance. We believe this evolution of U.S. health care policy creates the framework for healthcare services over the near term. The Affordable Care Act requires every American to have health insurance or be subjected to a tax. Those who cannot afford health insurance are offered insurance subsidies or Medicaid coverage. The U.S. Census Bureau estimates that approximately 50 million Americans did not have healthcare insurance in 2009. HHS predicts the Affordable Care Act will result in an additional 30 million Americans having healthcare insurance by 2020, which we believe will substantially increase the demand for healthcare services.

              We believe the increase in the number of Americans with access to health insurance will result in an increase in physician office visits and an overall rise in healthcare utilization which in turn will drive a need for expansion of medical, outpatient, and smaller specialty hospital facilities. Additionally, the increased dissemination of health research through media outlets, marketing of healthcare products, and availability of advanced screening techniques and medical procedures have contributed to a more engaged population of healthcare users. This has created increased demand for customized facilities providing specialized, preventive and integrative healthcare services.

              The Affordable Care Act further contains provisions which are designed to lower reimbursement amounts under Medicare and tie reimbursement levels to the quality of services provided. We believe these and other provisions of the Affordable Care Act will increase the pressure on healthcare providers to become more efficient in their business models, invest capital in their businesses, lower costs and improve the quality of care, which in turn will drive health care systems to monetize their real estate assets and create demand for new, modern and specialized facilities.

  •
  Clinical Care Continues to Shift to Outpatient Care

              According to the American Hospital Association, procedures traditionally performed in hospitals, such as certain types of surgery, are increasingly moving to outpatient facilities driven by advances in clinical science, shifting consumer preferences, limited or inefficient space in existing hospitals and lower costs in the outpatient environment. This continuing shift toward delivering healthcare services in an outpatient environment rather than a traditional hospital environment increases the need for additional outpatient facilities and smaller, more specialized and efficient hospitals. Studies by the Medicare Payment Advisory Commission and others have shown that healthcare is delivered more cost effectively and with higher patient satisfaction when it is provided on an outpatient basis. Increasingly, hospital admissions are reserved for the critically ill, and less critical patients are treated on an outpatient basis with recuperation in their own homes. We believe the recently enacted Affordable Care Act and health care market trends toward outpatient care will continue to push health care services out of larger, older, inefficient hospitals and into newer, more efficient and conveniently located outpatient facilities and smaller specialized hospitals. We believe that increased specialization within the medical field is also driving demand for medical facilities designed specifically for particular specialties and that physicians want to locate their practices in medical office space that is in or adjacent to these facilities.

  •
  Physician Employment by Healthcare Delivery System Trend Improves Credit

              According to a survey by Accenture, the total number of physicians is growing and the number and percentage of physicians employed by healthcare delivery systems and by large physician groups has increased in recent years, and this increase is expected to accelerate due to, among other factors, declining physician reimbursement and the increasing costs of practice due to changes under the Affordable Care Act, other healthcare regulations, expensive information technology and malpractice insurance.

              According to the Accenture survey, U.S. physicians are continuing to seek to sell their private practices and seek employment with healthcare delivery systems. At the same time, hospitals are determining how to retain and recruit an appropriate mix of physicians, especially in high-growth practices such as cardiovascular care, orthopedics and oncology. We believe patients will increasingly move to large healthcare delivery systems, as opposed to the current trend of visiting doctors in private, small practice setting.

              Also according to the Accenture survey, the rate of independent physicians employed by healthcare delivery systems will grow by an annual five percent over three years.

 Employed or Affiliated Physicians As a Percent of Total Physicians(1)
Projected Change, 2000 - 2013 (000s)

(1)
Estimated

Sources: Accenture Analysis, MGMA American Medical Association

              Additionally, we believe healthcare delivery systems will continue to consolidate in an effort to secure or expand market share, gain access to capital and achieve various economies of scale. Historically, this consolidation has been in the form of the expansion of investor-owned health systems through acquisitions or the merger of two or more tax-exempt health systems. Recently, new participants, such as private equity firms, have acquired hospital assets and invested capital in existing tax-exempt organizations. We believe the continuing trends in hospital systems' consolidation will accelerate the integration of physician practice groups and other clinicians with larger healthcare delivery systems and that accessing capital will continue to be a major area of focus for healthcare organizations, both in the short and long term. We believe physician employment by healthcare delivery systems and large group practices increases the demand for efficient real estate solutions and can lead to an improvement in the credit quality of our physician tenants and target physician tenants.

  •
  Healthcare Industry Employment Growth

              According to the U.S. Department of Labor's Bureau of Labor Statistics, the healthcare industry was the largest industry in the United States in 2010 providing nearly 14 million jobs. While total U.S. employment dropped by over 2% between 2000 and 2010, health care employment grew by more than 25% during the same period. The Bureau of Labor Statistics estimates that healthcare sector employment is projected to grow from over 14 million jobs in 2010 to nearly 18.3 million jobs in 2020, an increase of 30%, compared to only 13% growth for jobs in all other employment sectors. Of the approximately 4.3 million new healthcare jobs expected between 2010 and 2020, 63% are projected to arise in outpatient settings (offices of health practitioners, home health, and other non-institutional settings) with office employment projected to increase by nearly 1.4 million jobs and hospital employment projected to increase by over 940,000 jobs between 2010 and 2020.

              The rate of employment growth in physicians' offices and outpatient care facilities has outpaced employment growth in hospitals during the past decade, further evidencing the trend of increased utilization of healthcare services outside traditional hospitals. These factors, in combination with changing consumer preferences and limitations on hospital expansion, have resulted in increased demand and need for medical office space, a trend which we expect will continue over the long term. We expect the continued growth in employment in the healthcare industry, and in particular the outpatient setting, will lead to growth in demand for medical office buildings and other facilities that serve the healthcare industry.

 Percentage Job Growth in the Health Sector Compared to All Other Employment Sectors in the U.S., 2000 - 2010 and Projected 2010 - 2020

Sources: U.S. Department of Labor, Bureas of Labor Statistics, National Employment Matric, employment by industry; occupation, and percent distribution, 2010 and projected 2020, Employment and Output by Industry. Table 2.7: Current Employment Survey. 2000 - 2010

  •
  Highly Fragmented Market

              The Journal of Real Estate Portfolios' research report on "Slicing, Dicing, and Scoping the Size of the U.S. Commercial Real Estate Market" estimates that there is more than $1 trillion in U.S. healthcare real estate and less than 10% of all medical office/outpatient care facilities currently are owned by public REITs and even a smaller percentage of hospitals. While a large percentage of these assets are not desirable for institutional investment, we believe the market of desirable, institutional quality assets in our target asset classes is large and there is growing demand by healthcare providers for new, high quality specialized space. We believe the current highly fragmented ownership of these target assets by, hospital systems, physician groups, local developers and smaller private investors, provides a significant source of investment opportunities for the foreseeable future.

              According to Stifel's Fall 2011 industry analysis report entitled "Healthcare REITs, Senior Housing & Skilled Nursing Operations," Stifel estimates the value of the total supply of medical office buildings and out-patient facilities at approximately $414 billion, with approximately $262 billion available for private investment, and is expected to grow at approximately $4.5 billion per year. In estimating facilities available for private investment, Stifel excludes medical office buildings and outpatient facilities located on hospital campuses or other property owned by government and buildings housing small physician practices that are likely not attractive to institutional investors. According to Jones Lang LaSalle, sales of medical office buildings with greater than 25,000 square feet amounted to $5.33 billion in 2013.

  •
  Limited New Supply

              We believe construction of medical office buildings and other healthcare facilities has been relatively constrained by the recent recession and uncertainty in U.S. healthcare policy, while available space was absorbed and physicians, hospitals and healthcare delivery systems planned for the implementation of the Affordable Care Act. According to Marcus and Millichap's first half 2014 Medical Office Research report, approximately 6 million square feet of new medical office space was delivered in 2013, which is significantly lower than the square feet of medical office space delivered from 2007 to 2009, when medical office inventory grew collectively by nearly 60 million square feet. We believe the low levels of new medical office space delivered and increasing demand in recent years will create a positive environment for both occupancy and rental rates in the near term and longer term. We believe these trends will result in an increase in the number of quality properties meeting our investment criteria.

OUR BUSINESS AND PROPERTIES

Overview

              We are a self-managed healthcare real estate company organized in April 2013 to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. We invest in real estate that is integral to providing high quality healthcare services. Our properties are typically located on a campus with a hospital or other healthcare facilities or strategically located and affiliated with a hospital or other healthcare facilities. We believe the impact of government programs and continuing trends in the healthcare industry create attractive opportunities for us to invest in health care related real estate. Our management team has significant public healthcare REIT experience and has long established relationships with physicians, hospitals and healthcare delivery system decision makers that we believe will provide quality investment and growth opportunities. Our principal investments include medical office buildings, outpatient treatment facilities, acute and post-acute care hospitals, as well as other real estate integral to health care providers. We seek to generate attractive risk-adjusted returns for our shareholders through a combination of stable and increasing dividends and potential long-term appreciation in the value of our properties and our common shares.

              We completed our initial public offering ("IPO") in July 2013, pursuant to which we issued an aggregate of 11,753,597 common shares, including common shares issued upon exercise of the underwriters' option to purchase additional shares, and received approximately $123.8 million of net proceeds. We contributed the net proceeds of the IPO to our operating partnership in exchange for 11,753,597 OP Units. Simultaneously with the closing of our IPO, we completed a series of related formation transactions pursuant to which we acquired 19 medical office buildings located in ten states with approximately 524,048 net leasable square feet in exchange for 2,744,000 OP Units, and the assumption of approximately $84.3 million of debt related to such properties. We used a portion of the proceeds from the IPO to repay approximately $36.9 million of such debt, to purchase the 50% interest in the Arrowhead Common property not owned by the Ziegler Funds for approximately $850,000, after which we became the 100% owner of that property, and to pay certain expenses related to the assumption of debt and our senior secured revolving credit facility.

              After the completion of our IPO in 2013, we acquired eight additional properties located in six states with 377,295 net leasable square feet in exchange for an aggregate of approximately $132.3 million, including the issuance of 954,877 OP Units and we acquired approximately 40% and 35% of the joint venture interests we did not own with respect to two of our existing properties, which resulted in our 100% ownership of these properties.

              In December 2013, we completed a public offering ("2013 Follow-On Offering") of 9,545,000 common shares of beneficial interest, including 1,245,000 shares issued pursuant to the exercise of an option to purchase additional shares granted to the underwriters, at a price to the public of $11.50 per share. We raised approximately $109.8 million in gross proceeds, resulting in net proceeds to us of approximately $103.1 million after deducting approximately $5.8 million in underwriting discounts and approximately $0.9 million in other expenses relating to the IPO. We contributed the net proceeds of this offering to our operating partnership in exchange for OP Units, and our operating partnership used the net proceeds of the public offering to repay borrowings under our senior secured revolving credit facility and for general corporate and working capital purposes, funding acquisitions and development activities.

              Since the 2013 Follow-On Offering, we have acquired 17 properties located in six states with 691,810 net leasable square feet for an aggregate of approximately $178.6 million. As of the date of this prospectus, our portfolio consisted of 44 properties located in 16 states with 1,588,115 net leasable square feet. As of March 31, 2014, our properties were approximately 93.5% leased with a weighted average remaining lease term of approximately 10.1 years and approximately 60.5% of the net leasable square footage of our portfolio was affiliated with a healthcare delivery system and approximately

65.2% of the net leasable square footage of our properties is located within approximately 1/4 mile of a hospital campus. Of the 44 properties in our portfolio as of the date of this prospectus, 38 are medical office buildings, three are post-acute care hospitals and three are surgical hospitals. Approximately 88.1% of the annualized base rent payments from our properties as of March 31, 2014 are from triple net leases, pursuant to which the tenants are responsible for all operating expenses relating to the property, including but not limited to real estate taxes, utilities, property insurance, routine maintenance and repairs, and property management. This structure helps insulate us from increases in certain operating expenses and provides relatively predictable cash flow. We seek to structure our triple net leases to generate attractive returns on a long-term basis. Our leases typically have initial terms of five to 15 years and include annual rent escalators of approximately 2%. Our operating results depend significantly upon the ability of our tenants to make required rental payments. We believe that our portfolio of medical office buildings and other healthcare facilities will enable us to generate stable cash flows over time because of the diversity of our tenants, staggered lease expiration schedule, long-term leases, and low historical occurrence of tenants defaulting under their leases. As of March 31, 2014, leases representing 1.5%, 1.7% and 4.7% of leasable square feet in our portfolio will expire in 2014, 2015 and 2016, respectively.

              We had no business operations prior to completion of the IPO and the formation transactions on July 24, 2013. Our Predecessor, which is not a legal entity, is comprised of the four healthcare real estate funds managed by Ziegler, which we refer to as the Ziegler Funds, that owned directly or indirectly interests in entities that owned the initial properties we acquired on July 24, 2013 in connection with completion of our IPO and related formation transactions.

              We are a Maryland real estate investment trust and will elect to be taxed as a REIT for U.S. federal income tax purposes beginning with our short taxable year ending December 31, 2013 upon the filing of our federal income tax return for such year. We conduct our business through an UPREIT structure in which our properties are owned by our operating partnership directly or through limited partnerships, limited liability companies or other subsidiaries. We are the sole general partner of our operating partnership and, as of March 31, 2014, own approximately 85.4% of the partnership interests in our operating partnership.

Our Objectives and Growth Strategy

              Our principal business objective is to provide attractive risk-adjusted returns to our shareholders through a combination of (i) sustainable and increasing rental income and cash flow that generates reliable, increasing dividends, and (ii) potential long-term appreciation in the value of our properties and common shares. Our primary strategies to achieve our business objective are to invest in, own and manage a diversified portfolio of high quality healthcare properties and pay careful attention to our tenants' real estate strategies, which we believe will drive high retention, high occupancy and reliable, increasing rental revenue and cash flow.

              We intend to grow our portfolio of high-quality healthcare properties leased to physicians, hospitals, healthcare delivery systems and other healthcare providers primarily through acquisitions of existing healthcare facilities that provide stable revenue growth and predictable long-term cash flows. We may also selectively finance the development of new healthcare facilities through joint venture or fee arrangements with premier healthcare real estate developers. Generally, we only expect to make investments in new development properties when approximately 70% or more of the development property has been pre-leased before construction commences. We seek to invest in properties where we can develop strategic alliances with financially sound healthcare providers and healthcare delivery systems that offer need-based healthcare services in sustainable healthcare markets. We focus our investment activity on the following types of healthcare properties:

  •
  medical office buildings

  •
  outpatient treatment and diagnostic facilities

  •
  physician group practice clinics

  •
  ambulatory surgery centers

  •
  specialty hospitals and treatment centers

  •
  acute care hospitals

  •
  post-acute care hospitals and long-term care facilities

              We may opportunistically invest in life science facilities, assisted living and independent senior living facilities and in the longer term, senior housing properties, including skilled nursing. Consistent with our intent to qualify as a REIT, we may also opportunistically invest in companies that provide healthcare services, in joint venture entities with operating partners, structured to comply with the REIT Investment Diversification Act of 2007 ("RIDEA").

              In connection with our review and consideration of healthcare real estate investment opportunities, we generally take into account a variety of market considerations, including:

  •
  whether the property is anchored by a financially-sound healthcare delivery system or whether tenants have strong affiliation to a healthcare delivery system;

  •
  the performance of the local healthcare delivery system and its future prospects;

  •
  property location, with a particular emphasis on proximity to healthcare delivery systems;

  •
  demand for medical office buildings and healthcare related facilities, current and future supply of competing properties, and occupancy and rental rates in the market;

  •
  population density and growth potential;

  •
  ability to achieve economies of scale with our existing medical office buildings and healthcare related facilities or anticipated investment opportunities; and

  •
  existing and potential competition from other healthcare real estate owners and operators.

Our Management Team

              Our senior executive officers have extensive experience investing in and developing healthcare related real estate through several real estate, credit and healthcare cycles. John Thomas, our President and Chief Executive Officer, most recently served as Executive Vice President-Medical Facilities Group of Health Care REIT (NYSE: HCN) where he was responsible for managing over $5 billion of medical facilities and oversaw the acquisition and development of medical properties valued in excess of $2.5 billion from 2009 to 2012. Prior to Health Care REIT, Mr. Thomas held senior healthcare executive management positions with the Sisters of Mercy Health System of St. Louis, Inc. and Baylor Health Care System. Mr. Thomas's experience includes managing medical office, outpatient care facilities, hospitals and research life science facilities. John Sweet, our Executive Vice President and Chief Investment Officer, established and managed the Ziegler Funds, whose properties we acquired in our formation transactions. Prior to re-joining Ziegler in 2005 to create the Ziegler Funds, Mr. Sweet was a co-founder of Windrose Medical Properties Trust ("Windrose"), a publicly-held healthcare REIT which completed its initial public offering in August 2002. Mr. Sweet assisted in the creation and initial public offering of Windrose as an independent consultant and subsequent its initial public offering joined the company as the Vice-President—Business Development where he was responsible for identifying and negotiating the acquisition of new medical office buildings. Jeffrey Theiler, who will join us as our Executive Vice President and Chief Financial Officer, effective July 7, 2014, has served as an Equity Research Analyst at Green Street Advisors, Inc. since January 2010 and prior to that served as Vice President of Banc of America Securities LLC in the Real Estate Investment Banking Division and worked in the Real Estate Investment Banking Division of Lehman Brothers. John Lucey, our Senior Vice President—Principal Accounting and Reporting Officer, has more than twenty years of public company financial experience, of which more than ten of those years have been in the senior living healthcare industry. Since 2005, Mr. Lucey has served as the Director of Financial Reporting for Assisted Living Concepts, Inc. (NYSE: ALC), a senior housing operator with over 200 locations in 20 states and annual revenues of approximately $230 million. Prior to Assisted Living Concepts, Mr. Lucey served as the Manager of Financial Reporting for Case New Holland from 2003 to 2005 and as a Division Controller at Monster Worldwide from 2001 to 2003. From 1996 to 2001, Mr. Lucey was the Director of Financial Reporting for Alterra Healthcare Corporation (now Brookdale Living Communities, NYSE: BKD). Mr. Lucey's experience includes initial public offerings, as well as various equity and debt offerings and mergers and acquisitions. From 2005 until completion of our IPO, Mark Theine, our Senior Vice President of Asset and Investment Management, was the senior asset manager for the properties we acquired from the Ziegler Funds. We believe our management team's long established, trusted relationships with physicians, hospitals and healthcare delivery system decision makers, provides to us and our shareholders a competitive advantage in sourcing attractive investment opportunities and growth opportunities. Our management team and trustees also have relationships and access to state and federal policy makers to stay informed with health care policy directions that may affect our investment decisions and management.

              Our shared services agreement with Ziegler provides us with access to Ziegler's proprietary research and market analysis of the healthcare industry, as well as office space, IT support, accounting support and similar services, helping us to manage our overhead costs prudently. Founded in 1902, Ziegler is a national underwriter of tax exempt bonds for not-for-profit senior living providers, hospitals, and healthcare care delivery systems. In addition to its research team that provides research on over 500 healthcare organizations, Ziegler has over 60 investment banking professionals focused on the healthcare industry. We believe Ziegler's industry knowledge and relationships will help us identify and evaluate investment opportunities.

Competitive Strengths

              We believe our management team's extensive public REIT and healthcare experience distinguishes us from many other real estate companies, both public and private. Specifically, our company's competitive strengths include, among others:

  •
  Strong Relationships with Physicians and Healthcare Delivery Systems.  We believe our management team has developed a reputation among physicians, hospitals and healthcare delivery system decision makers of accessibility, reliability and trustworthiness. We believe this will result in attractive investment opportunities for us and high tenant satisfaction, leading to high occupancy rates, tenant retention and increasing cash flow from our properties.

  •
  Experienced Senior Management Team.  Our senior management team has over 50 years of healthcare delivery system executive and related experience in healthcare real estate, finance, law, policy and clinical business development. Our management team's experience providing full service real estate solutions for the healthcare industry gives us a deep understanding of the dynamics and intricacies associated with insurance reimbursement practices, government regulation, cross-referrals, clinical interdependencies and patient behaviors. These same factors drive the profitability of the healthcare delivery systems with whom we will be strategically aligned.

  •
  Investment Focus.  We believe that healthcare-related real estate rents and valuations are less susceptible to changes in the general economy than many other types of commercial real estate due to demographic trends and the need-based rise in healthcare expenditures, even during economic downturns. For this reason, we believe healthcare-related real estate investments could potentially offer a more stable return to investors when compared to other types of real estate investments.

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  Nimble Management Execution.  We expect to focus on individual investment opportunities of $25 million or less in off market or lightly marketed transactions, with few transactions exceeding $50 million. We established our company to identify and execute on these types and size of transactions efficiently, which we believe provides us an advantage over other healthcare real estate investors, such as the larger health care REITs, that focus on larger properties or portfolios in more competitively marketed investment opportunities.

  •
  Access to State and Federal Healthcare Policy Makers.  Our management team and Trustees have relationships and access to state and federal policy makers to stay informed with health care policy directions that may affect the investment decisions and management of the company.

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  Strong Healthcare Delivery System Affiliation and Diverse Medical Tenant Base.  As of March 31, 2014, approximately 60.5% of the net leasable square footage of our properties is affiliated with a healthcare delivery system and approximately 65.2% of the net leasable square footage of our properties is located within approximately 1/4 mile of a hospital campus. We believe that a healthcare delivery system—anchored property with a diversified, clinically interdependent tenant mix—is important to the success of any healthcare facility, and our management team's understanding of the dynamics associated with tenant mix and clinical interdependency will be a key to our success. As of March 31, 2014, the leases for our properties have a weighted—average remaining lease term of approximately 10.1 years and only 7.7% of our annualized rent expires over the following three years.

Properties

              The table below sets forth certain information, as of April 30, 2014, regarding the 44 properties in our portfolio and the one property that we have under contract to purchase:

PROPERTY	PROPERTY TYPE	PROPERTY LOCATION	YEAR BUILT	% OWNED	NET LEASABLE SQUARE FOOTAGE	% LEASED	ANNUALIZED BASE RENT(1)	ANNUALIZED BASE RENT PER LEASED SQUARE FOOT	HEALTHCARE DELIVERY SYSTEM AFFILIATION	PRINCIPAL TENANTS
INITIAL PROPERTIES(2)
Arrowhead Commons	Medical Office Building	Phoenix, AZ	2004	100.0%	12,800	100.0%	$317,952	$24.84	N/A	Paseo Family Physicians
Aurora Medical Office Building	Medical Office Building	Green Bay, WI	2010	100.0%	9,112	100.0%	$191,352	$21.00	Aurora Health Care	Aurora Health Care
Austell Medical Office Building	Medical Office Building	Atlanta, GA	1971	100.0%	14,598	78.5%	$178,612	$15.59	Northside Hospital	Northside Hospital
Canton Medical Office Building	Medical Office Building	Atlanta, GA	1994	50.0%	38,098	100.0%	$817,202	$21.45	Northside Hospital	Northside Hospital
Decatur Medical Office Building	Medical Office Building	Atlanta, GA	1974	100.0%	13,300	100.0%	$346,455	$26.05	N/A	Georgia Urology, P.A.
El Paso Medical Office Building	Medical Office Building	El Paso, TX	1987	100.0%	21,777	100.0%	$364,545	$16.74	HCA	HCA—Del Sol Medical Center
Farmington Professional Pavilion	Medical Office Building	Detroit, MI	1972	100.0%	21,338	57.5%	$188,979	$15.39	Botsford Hospital	Botsford Hospital, Farmington Dermatology
Firehouse Square	Medical Office Building	Milwaukee, WI	2002	100.0%	17,265	100.0%	$392,760	$22.75	Aurora Health Care	Aurora Health Care
Hackley Medical Center	Medical Office Building	Grand Rapids, MI	1968	100.0%	44,089	85.9%	$676,704	$17.78	Trinity Health	Hackley Hospital, Port City Pediatrics
Ingham Regional Medical Center	Medical Office Building	Lansing, MI	1994	100.0%	26,783	0.0%	—	$—	N/A	N/A
MeadowView Professional Center	Medical Office Building	Kingsport, TN	2005	100.0%	64,200	100.0%	$1,291,138	$20.11	Holston Medical Group	Holston Medical Group
Mid Coast Hospital Medical Office Building	Medical Office Building	Portland, ME	2008	66.3%	44,677	100.0%	$1,175,640	$26.31	Mid Coast Hospital	Mid Coast Hospital
New Albany Professional Building	Medical Office Building	Columbus, OH	2000	100.0%	17,213	71.2%	$224,046	$18.29	N/A	Rainbow Pediatrics
Northpark Trail	Medical Office Building	Atlanta, GA	2001	100.0%	14,223	37.4%	$65,178	$12.24	N/A	Georgia Urology, P.A.
Remington Medical Commons	Medical Office Building	Chicago, IL	2008	100.0%	37,240	78.1%	$715,723	$24.62	Adventist	Fresenius Dialysis, Gateway Spine and Pain
Stonecreek Family Health Center	Medical Office Building	Columbus, OH	1996	100.0%	20,329	0.0%	—	$—	N/A	N/A

PROPERTY	PROPERTY TYPE	PROPERTY LOCATION	YEAR BUILT	% OWNED	NET LEASABLE SQUARE FOOTAGE	% LEASED	ANNUALIZED BASE RENT(1)	ANNUALIZED BASE RENT PER LEASED SQUARE FOOT	HEALTHCARE DELIVERY SYSTEM AFFILIATION	PRINCIPAL TENANTS
Summerfield Square	Medical Office Building	Tampa, FL	2005	100.0%	2,000	0.0%	—	$—	N/A	N/A
Summit Healthplex	Medical Office Building	Atlanta, GA	2002	100.0%	67,334	100.0%	$1,953,255	$29.01	Piedmont	Georgia Bone and Joint, Piedmont Hospital
Valley West Hospital Medical Office Building	Medical Office Building	Chicago, IL	2007	100.0%	37,672	98.8%	$768,508	$20.40	Kish Health System	Valley West Hospital, Midwest Orthopedics

INITIAL PROPERTIES TOTAL/WEIGHTED AVERAGE					524,048	83.3%	$9,668,049	$22.14

Completed Acquisitions Since the IPO(3)
21st Century Radiation Oncology Centers—Sarasota	Medical Office Building	Sarasota, FL	2012	100.0%	21,400	100.0%	$660,476	$30.86	21st Century Oncology	21st Century Oncology
21st Century Radiation Oncology Centers—Venice	Medical Office Building	Venice, FL	2011	100.0%	10,100	100.0%	$345,052	$34.16	21st Century Oncology	21st Century Oncology
21st Century Radiation Oncology Centers—Engelwood	Medical Office Building	Engelwood, FL	2009	100.0%	7,000	100.0%	$212,574	$30.37	21st Century Oncology	21st Century Oncology
21st Century Radiation Oncology Centers—Port Charlotte	Medical Office Building	Port Charlotte, FL	2004	100.0%	8,395	100.0%	$254,936	$30.37	21st Century Oncology	21st Century Oncology
Central Ohio Neurosurgical Surgeons Medical Office	Medical Office Building	Columbus, OH	2007	100.0%	38,891	100.0%	$807,476	$21.43	N/A	CONS
Crescent City Surgical Centre	Hospital	New Orleans, LA	2010	100.0%	60,000	100.0%	$3,000,000	$50.00	Crescent City Surgical Centre	Crescent City Surgical Centre
Eagles Landing Family Practice Medical Office Building	Medical Office Building	McDonough, GA	2007	100.0%	17,733	100.0%	$402,606	$22.70	N/A	Eagles Landing Family Practice
Eagles Landing Family Practice Medical Office Building	Medical Office Building	Jackson, GA	2006	100.0%	14,269	100.0%	$323,960	$22.70	N/A	Eagles Landing Family Practice
Eagles Landing Family Practice Medical Office Building	Medical Office Building	Conyers, GA	2008	100.0%	18,014	100.0%	$408,988	$22.70	N/A	Eagles Landing Family Practice
Eagles Landing Family Practice Medical Office Building	Medical Office Building	McDonough, GA	2010	100.0%	18,695	100.0%	$424,448	$22.70	N/A	Eagles Landing Family Practice
East El Paso Medical Office Building	Medical Office Building	El Paso, TX	2004	99.0%	41,007	100.0%	$574,098	$14.00	Foundation Healthcare Inc.	EEPPMC Partners, LLC
East El Paso Surgical Hospital	Hospital	El Paso, TX	2004	99.0%	77,000	100.0%	$3,282,377	$42.63	Foundation Healthcare Inc.	East El Paso Physicians Medical Center, LLC
Foundation San Antonio Surgical Hospital	Hospital	San Antonio, TX	2007	100.0%	45,954	100.0%	$2,300,000	$50.05	Foundation Healthcare Inc.	Foundation Bariatric Hospital of San Antonio, L.L.C
Foundation San Antonio Medical Office Building	Medical Office Building	San Antonio, TX	2007	100.0%	22,832	100.0%	$584,873	$25.62	Foundation Healthcare Inc.	Foundation Healthcare Inc.
Foundation Surgical Affiliates Medical Office Building	Medical Office Building	Oklahoma City, OK	2004	99.0%	52,000	100.0%	$1,248,000	$24.00	Foundation Healthcare Inc.	Foundation Surgical Affiliates
Great Falls Ambulatory Surgery Center	Medical Office Building	Great Falls, MT	1999	100.0%	12,636	100.0%	$340,200	$26.92	N/A	Great Falls Clinic Surgery Center LLC
LifeCare LTACH—Fort Worth	Post-Acute Hospital	Fort Worth, TX	1985	100.0%	80,000	100.0%	$2,200,000	$27.50	LifeCare Hospitals	LifeCare Holdings, LLC
LifeCare LTACH—Pittsburgh	Post-Acute Hospital	Pittsburgh, PA	1987	100.0%	154,910	100.0%	$1,040,000	$6.71	LifeCare Hospitals	LifeCare Holdings, LLC
LifeCare Plano LTACH	Post-Acute Hospital	Plano, TX	1987	100.0%	75,442	100.0%	$1,457,063	$19.31	LifeCare Hospitals	LifeCare Holdings, LLC
Peachtree Dunwoody Medical Center	Medical Office Building	Atlanta, GA	1987	100.0%	131,368	96.0%	$3,740,226	$29.64	Northside	Northside Hospital
Pensacola Medical Office Building	Medical Office Building	Pensacola, FL	2012	100.0%	20,319	100.0%	$633,226	$31.16	N/A	N/A
South Bend Orthopaedics Medical Office Building	Medical Office Building	Mishawaka, IN	2007	100.0%	45,198	100.0%	$1,160,232	$25.67	N/A	South Bend Orthopaedics
PinnacleHealth Medical Office Building	Medical Office Building	Harrisburg, PA	1990	100.0%	27,601	100.0%	$617,076	$22.36	Pinnacle Health Hospitals	Pinnacle Health Hospitals
Pinnacle Health Medical Office Building	Medical Office Building	Carlisle, PA	2002	100.0%	10,485	100.0%	$266,226	$25.39	Pinnacle Health Hospitals	Pinnacle Health Hospitals
Grenada Medical Complex	Medical Office Building	Grenada, MS	1975	100.0%	52,818	95%	$1,082,338	$20.49	N/A	N/A

COMPLETED PROPERTIES TOTAL WEIGHTED AVERAGE					1,064,067	99.3%	$27,366,449	$25.91

PROPERTY	PROPERTY TYPE	PROPERTY LOCATION	YEAR BUILT	% OWNED	NET LEASABLE SQUARE FOOTAGE	% LEASED	ANNUALIZED BASE RENT(1)	ANNUALIZED BASE RENT PER LEASED SQUARE FOOT	HEALTHCARE DELIVERY SYSTEM AFFILIATION	PRINCIPAL TENANTS
Pending Acquisitions
Carmel Medical Pavilion	Medical Office Building	Carmel, IN	1992	100.0%	28,572	100.0%	$350,333	$12.26	N/A	N/A
PORTFOLIO TOTAL/WEIGHTED AVERAGE					1,616,687	93.9%	$37,384,830	$24.62

(1)
Calculated by multiplying (a) base rent payments for the month ended March 31, 2014, by (b) 12.

(2)
Properties acquired upon completion of the IPO and related formation transactions.

(3)
Properties acquired following completion of the IPO.

              We have engaged third party property managers at 16 of our properties and we provide the property management services at the remainder of our properties.

              In the opinion of management, each of our properties is adequately covered by insurance. We currently have no plans for material renovations or other capital improvements at any of our properties.

Scheduled Lease Expirations

              The following table provides a summary of lease expirations for our properties owned as of March 31, 2014 for the periods indicated.

	NUMBER OF LEASES EXPIRING	NET RENTABLE SQUARE FEET	PERCENTAGE OF NET RENTABLE SQUARE FEET:	ANNUALIZED RENT(1)	PERCENTAGE OF ANNUALIZED RENT	ANNUALIZED RENT LEASED SQUARE FOOT(2)
2014	9	21,336	1.5%	$552,983	1.6%	$25.95
2015	8	24770	1.7	482,320	1.4	19.47
2016	11	68,254	4.7	1,586,613	4.7	23.25
2017	6	30,301	2.1	881,889	2.6	29.11
2018	16	146,019	10.1	3,152,757	9.3	21.59
2019	8	99,329	6.8	2,234,756	6.6	22.50
2020	6	17,957	1.2	433,500	1.3	24.14
2021	6	44,814	3.1	1,090,090	3.2	24.32
2022	3	13,517	0.9	288,034	0.8	21.31
2023	1	52,000	3.6	1,248,000	3.7	24.00
Thereafter	36	836,944	57.6	21,948,686	64.7	26.22
Month to month	1	1,600	0.1	9,000	0.0	5.63
Vacant	26	95,172	6.6	—	—	—

Total/Weighted average	137	1,452,013	100.0%	$33,908,628	100.0%	$24.99

(1)
Annualized base rent is calculated by multiplying (a) base rental payments for the month ended March 31, 2014, by (b) 12.

(2)
Annualized rent leased square foot is calculated by dividing (a) annualized rent as of March 31, 2014, by (b) square footage under commenced leases as of March 31, 2014.

Tenants

              As of March 31, 2014, our properties were 93.5% leased to 79 tenants, with 15 tenants leasing space pursuant to more than one lease or occupying more than one building. No single tenant accounts for more than 13.85% of our total annualized rent as of March 31, 2014.

              The following table sets forth certain information about the 10 largest tenants in our portfolio based on total annualized rent as of March 31, 2014.

TENANT	PROPERTY	PROPERTY LOCATION	LEASE EXPIRATION	LEASED SQUARE FEET	ANNUALIZED BASE RENT(1)	% OF TOTAL PORTFOLIO ANNUALIZED BASE RENT(2)
LifeCare	Plano LTACH	Plano, TX	01/01/28	75,442	$1,457,063
	Pittsburgh LTACH	Pittsburgh, PA	01/01/28	154,910	1,040,000
	Fort Worth LTACH	Fort Worth, TX	01/01/28	80,000	2,200,000

				310,352	4,697,063	13.85%
East El Paso Physicians Medical Center	East El Paso Hospital	El Paso, TX	08/31/28	77,000	3,282,377	9.68%
Crescent City Surgical Centre	Crescent City Surgical Centre	New Orleans, LA	09/30/28	60,000	3,000,000	8.85%
Foundation Bariatric Hospital of San Antonio	Foundation Surgical Hospital S.A.	San Antonio, TX	02/28/29	45,954	2,300,000
	Foundation Healthplex S.A.	San Antonio, TX	10/10/21	22,832	584,873

				68,786	2,884,873	8.51%
Northside Hospital	Austell Medical Office Building	Atlanta, GA	02/29/24	7,522	120,352
	Canton Medical Office Building	Atlanta, GA	12/31/28	2,560	54,912
	Canton Medical Office Building	Atlanta, GA	12/31/28	35,538	762,290
	Peachtree Dunwoody Medical Center	Atlanta, GA	12/31/20	2,952	59,040
	Peachtree Dunwoody Medical Center	Atlanta, GA	12/31/17	17,675	658,332
	Peachtree Dunwoody Medical Center	Atlanta, GA	12/31/15	5,855	162,901
	Peachtree Dunwoody Medical Center	Atlanta, GA	3/31/16	12,283	294,792
	Peachtree Dunwoody Medical Center	Atlanta, GA	1/31/16	3,618	126,755

				88,003	2,239,374	6.6%
Eagles Landing Family Practice	Conyers Medical Office Building	Atlanta, GA	02/28/29	18,014	408,986
	McDonough Medical Office Building	Atlanta, GA	02/28/29	17,733	402,606
	Highway-155 McDonough MOB	Atlanta, GA	02/28/29	18,695	424,448
	Jackson Medical Office Building	Atlanta, GA	02/28/29	14,269	323,960

				68,711	1,560,000	4.6%
21st Century	21st Century Oncology-Englewood	Englewood, FL	02/28/26	7,000	212,574
	21st Century Oncology—Port Charlotte	Port Charlotte, FL	02/28/26	8,395	254,936
	21st Century Oncology-Sarasota	Sarasota, FL	02/28/26	18,800	642,276
	21st Century Oncology-Venice	Venice, FL	02/28/26	10,100	345,052

				44,295	1,454,838	4.29%
Foundation Surgical Affiliates, LLC	Foundation Surgery Affiliates Centre	Oklahoma City, OK	09/30/23	52,000	1,248,000	3.68%
Holston Medical Group	MeadowView Medical Office Building	Portland, ME	12/31/19	15,794	393,473
	MeadowView Medical Office Building	Portland, ME	03/31/20	5,076	91,019
	MeadowView Medical Office Building	Portland, ME	12/31/19	21,183	407,790
	MeadowView Medical Office Building	Portland, ME	12/31/19	167	3,215

				42,220	895,497	2.64%
Peachtree Orthopedics	Peachtree Dunwoody Medical Center	Atlanta, GA	06/30/24	1,747	47,256
	Peachtree Dunwoody Medical Center	Atlanta, GA	01/21/25	9,751	263,768
	Peachtree Dunwoody Medical Center	Atlanta, GA	01/21/25	903	18,899
	Peachtree Dunwoody Medical Center	Atlanta, GA	08/31/19	15,172	480,042

				27,573	810,065	2.39%

Total					$22,072,087	65.1%

(1)
Calculated for each tenant as the monthly contracted base rent per the terms of such tenant's lease, as of March 31, 2014, multiplied by 12.

(2)
Calculated as annualized base rent for such tenant as of March 31, 2014 divided by annualized base rent for the total portfolio as of March 31, 2014.

              Before entering into a lease and during the lease term, we seek to manage our exposure to significant tenant credit issues. In most instances, we seek to obtain tenant financial information, including credit reports, financial statements and tax returns. Pursuant to our shared services agreement with Ziegler, we have access to Ziegler's proprietary credit research which tracks quarterly financial data on over 500 healthcare organizations. Where appropriate, we seek to obtain financial commitments in the form of letters of credit and security deposits from tenants. On an ongoing basis, we monitor accounts receivable and payment history for both tenants and properties and seek to identify any credit concerns as quickly as possible. In addition, we keep in close contact with our tenants in an effort to identify and address negative changes to their businesses prior to such adverse changes affecting their ability to pay rent to us.

Pending Acquisition

              On April 24, 2014, through our operating partnership, we entered into an Agreement of Sale and Purchase to purchase an approximately 28,572 square foot medical official building known as the Carmel Medical Pavilion, located 13431 Old Meridian Road, Carmel, Indiana for $4.6 million in cash and common units of limited partnership units in our operating partnership. We expect this acquisition to close in May 2014. The closing is subject to customary conditions, including accuracy of representations and satisfaction of a due diligence investigation. There can be no assurance that we will complete this transaction at that time or at all.

Other Recent Developments

              On January 2, 2014, we funded our previously announced mezzanine loan in the approximate amount of $6.9 million ("Mezzanine Loan") to entities controlled by MedProperties, L.L.C., a Dallas, Texas based private investor in medical facilities ("MedProperties"). The Mezzanine Loan is secured by MedProperties' ownership interest in two special purpose entities that own a surgical hospital located in San Antonio, Texas (the "Surgical Hospital") and an inpatient rehabilitation facility located in Scottsdale, Arizona (the "Rehab Hospital," and together with the Surgical Hospital, the "Hospitals"). The Mezzanine Loan has a five year term, is interest-only during the term and bears interest at a 9% fixed annual interest rate. As part of the consideration for providing the Mezzanine Loan, the Company has an option to acquire the property leased to the Hospitals at a formula purchase price during year four of the Mezzanine Loan based on a fixed capitalization rate.

              On January 10, 2014, we completed a $7.8 million mortgage financing on Foundation Surgical Affiliates Medical Care Building in Oklahoma City, Oklahoma. The loan has a seven year term and bears interest at a rate of 4.71% per annum.

              On January 24, 2014, we completed a $18.8 million mortgage financing on Crescent City Surgical Centre in New Orleans, Louisiana. The loan has a five year term, interest only payments and bears interest at a rate of 5.0% per annum. Also, we completed the acquisition of a 40% limited liability company membership interest in Jeff-Orleans Medical Development Real Estate, L.L.C, the entity that owns and leases to us the land on which the Crescent City Surgical Centre is situated, for $1.3 million.

              On February 21, 2014, our operating partnership, as borrower, we, as parent guarantor, and certain subsidiaries of the operating partnership, as guarantors, entered into the Second Incremental Commitment Agreement and Third Amendment to the existing credit agreement dated August 29, 2013 with Regions Bank, as Administrative Agent, Regions Capital Markets, as Sole Lead Arranger and Sole Book Runner, and various other lenders, pursuant to which we agreed with the lenders to increase the borrowing capacity under the senior secured revolving credit facility from $90 million to $140 million. All other material terms of the credit agreement remain substantially unchanged. Subject to satisfaction of certain conditions, including additional lender commitments, we have the option to increase the borrowing capacity under the senior secured revolving credit facility to up to $250 million.

              On April 4, 2014, the audit committee of our board of trustees completed a "Response For Proposal" process to determine whom to engage to perform our independent public audit for the fiscal year ending December 31, 2014. As a result of that process, which included Plante & Moran, PLLC, the independent registered public accounting firm that performed audit and other assurance services for our Predecessor and us for the fiscal year ended December 31, 2013, the audit committee determined that it was in the best interest of the Company to appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Additional information regarding the change in our independent registered public accounting firm can be found in our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 7, 2014.

              On May 13, 2014, we hired Jeffrey Theiler, 40, as our Executive Vice President and Chief Financial Officer, effective July 7, 2014. John Lucey, our principal financial officer and principal accounting officer will remain our principal accounting officer. Since January 2014, Mr. Theiler has served as an Equity Research Analyst at Green Street Advisors, Inc. from January 2010 to the present. From 2007 to 2008, Mr. Theiler served as Vice President of Banc of America Securities LLC in the Real Estate Investment Banking Division and from 2003 to 2007, Mr. Theiler worked in the Real Estate Investment Banking Division of Lehman Brothers. Mr. Theiler received his M.B.A. in Corporate Finance from the University of North Carolina at Chapel Hill Kenan-Flagler Business School, an M.S.P.H. in Environmental Science from Tulane University and a B.S. in Biology from Vanderbilt University. Additional information regarding the hiring of Mr. Theiler, his employment agreement and a future grant by us of restricted common shares to Mr. Theiler can be found in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 14, 2014.

Our Acquisition Targets

              In addition to the pending acquisition described above, we currently are in discussions regarding a number of properties that meet our investment criteria. As of the date of this prospectus, we are reviewing a number of potential acquisition and investment opportunities and we are in active discussions with the owners of 22 medical office buildings and two specialty surgical hospitals located in seven states containing more than 707,000 rentable square feet in the aggregate. In the aggregate, the buildings are currently 94% occupied. We have not entered into binding letters of intent or other agreements that unconditionally obligate us to purchase any of these properties, and there can be no assurance we will enter into any such agreements or acquire any of these properties.

Description of Properties

Our Initial Properties

              In connection with completion of the IPO and related formation transactions, effective July 24, 2013, we acquired 100% of each of the entities that own the following properties, except where noted below.

              Arrowhead Commons—Phoenix, Arizona.    This property is a 12,800 square foot medical office building, which was 100% leased as of March 31, 2014. The principal tenant, Paseo Family Physicians, provides full-service primary care medicine, wellness, and prevention to children, adolescents, and adults in the region. The property was constructed in 2004 and is located between Arrowhead Hospital and Banner Thunderbird Medical Campus, two major hospitals in the area.

              Aurora Medical Office Building—Green Bay, Wisconsin.    This property is a 9,112 square foot medical office building, which was 100% leased as of March 31, 2014. The building was constructed in April 2010 and is 100% leased to Aurora Health Care through January 2026. Aurora Health Care is the largest healthcare provider in the state of Wisconsin and serves more than 90 communities throughout eastern Wisconsin with 15 hospitals, over 140 clinics and nearly 1,500 employed physicians. The Aurora Medical Office Building houses family medicine physicians who offer the full spectrum of medical treatment for patients from newborns to the elderly. Laboratory and diagnostic testing are also offered at the facility. Aurora Health Care, Inc. guarantees the lease payments for this medical office building.

              Austell Medical Office Building—Atlanta, Georgia.    This property is a 14,598 square foot medical office building, which was 78.5% leased as of March 31, 2014. Northside Hospital occupies 7,522 square feet or nearly 50% of the building for a specialty center through February 2024. Other medical practices in the Austell Medical Office Building include ear, nose and throat, plastic surgery, nephrology and hypertension, and pediatric dentistry. The Austell Medical Office Building, constructed in 1971, is located adjacent to WellStar Cobb Hospital, a 382-bed hospital.

              Canton Medical Office Building—Atlanta, Georgia.    This property is a 38,098 square foot medical office building, which was 100% leased as of March 31, 2014. Effective January 1, 2014 Northside Hospital acquired Medical Associates of North Georgia, a large multi-specialty group which occupied the building. In conjunction with acquisition of the practice, Northside Hospital entered into a new 15 year lease extending through December 2028. The building, constructed in 1994, is located adjacent to Northside Cherokee Hospital. Services in the building include primary care, pediatrics, family medicine, gastroenterology, cardiology, neurology and pulmonary medicine. Additionally the building includes a Women's Breast Health Center, a fully certified Diabetic Counseling and Education Program, and the North Georgia Outpatient Endoscopy Center. We own a 50% interest in the joint venture that owns this property.

              Decatur Medical Office Building—Atlanta, Georgia.    This property is a 13,300 square foot medical office building, which was 100% leased as of March 31, 2014. Georgia Urology, a large private urology group, occupies the full building through October 2016, with nearly half of the facility containing medical office space and the remainder housing an ambulatory surgery and diagnostic center. The Decatur Medical Office Building, constructed in 1974, is located one-half mile from the DeKalb Medical Center, an acute care hospital with 591 beds and approximately 775 physicians.

              El Paso Medical Office Building—El Paso, Texas.    This property is a 21,777 square foot medical office building, which was 100% occupied as of March 31, 2014. The building, constructed in 1987, is located adjacent to the Del Sol Medical Center, a 350-bed acute care hospital specializing in emergency medicine, cardiovascular care, oncology, neuroscience, maternal/child services, women's services, and rehabilitation. The Del Sol Medical Center is owned by Hospital Corporation of America (HCA). The Del Sol Medical Center leases 66% of the El Paso Medical Office Building for diagnostics and imaging services through April 2019. The remainder of the El Paso Medical Office Building is leased to Fresenius Medical Care, a leading provider of dialysis services through May 2015.

              Farmington Professional Pavilion—Detroit, Michigan.    This property is a 21,338 square foot medical office building, constructed in 1972, which was 57.5% leased as of March 31, 2014. The anchor tenant in the Farmington Professional Pavilion is Botsford General Hospital, an independent, 330-bed community teaching hospital which occupies space in the building for a pediatrics clinic pursuant to a lease that extends through 2018. Botsford Hospital, a nationally recognized teaching facility, is part of the Statewide Campus System for the Michigan State University College of Osteopathic Medicine.

              Firehouse Square—Milwaukee, Wisconsin.    This property is a 17,265 square foot medical office building, which was 100% leased as of March 31, 2014 to Aurora Health Care through March 2018. Firehouse Square, constructed in 2002, is located near Aurora Health Care's West Allis Memorial Hospital and is less than four miles from the Milwaukee Regional Medical Center, which includes the Medical College of Wisconsin, Children's Hospital of Wisconsin and Froedtert Hospital. Aurora Health Care, Inc. guarantees the lease payments for Firehouse Square.

              Hackley Medical Center—Grand Rapids, Michigan.    This property is a 44,099 square foot medical office building which was 85.9% occupied as of March 31, 2014. Hackley Hospital, a part of Trinity Health, leases approximately 60% of the building. Hackley Hospital, which is located just under two miles from Hackley Medical Center, is a 181-bed acute care facility that serves a region of more than 300,000 people. According to Trinity Health, Trinity Health is the fourth-largest Catholic health system in the United States based on operating revenue. The Hackley Medical Center was constructed in 1968 and includes services such as family practice, pediatrics, hearing, radiology and dentistry.

              Ingham Regional Medical Center—Lansing, Michigan.    This property is a 26,783 square foot medical office building that was vacant as of March 31, 2014. The Ingham Medical Center, constructed in 1994, is located in a suburb of Lansing, Michigan near Michigan State University and numerous state government offices. We are currently in negotiations with a potential tenant to occupy up to 10,000 square feet of this building with an anticipated lease commencement date in late 2014. There is no assurance that we will be able to enter into this lease, or any other lease for this property.

              MeadowView Professional Center—Kingsport, Tennessee.    This property is a 64,200 square foot medical office building, which was 100% leased as of March 31, 2014. Holston Medical Group, ("HMG"), is the anchor tenant and occupies 66% of the building through December 31, 2019. Established in 1977, HMG's multi-specialty physician practice employs more than 800 people, including 150 physicians in its provision of 24-hour medical/surgical coverage. HMG has numerous locations throughout Northeast Tennessee and Southwest Virginia. The remaining leasable space at MeadowView Professional Center is occupied by United Healthcare through 2016. The MeadowView Professional Center was constructed in 2005.

              Mid Coast Hospital Medical Office Building—Portland, Maine.    This property is a 44,677 square foot medical office building, which was 100% leased as of March 31, 2014. The building was constructed in 2008 and is located on the campus of Mid Coast Hospital, Mid Coast Hospital occupies approximately 62% of the space in the building. All leases at the Mid Coast Hospital Medical Office Building extend until May 2018. Mid Coast Hospital is a part of Mid Coast Health Services, which was formed to bring together Bath Memorial and Regional Memorial Hospitals. This property is subject to a ground lease. See "Ground Leases" below. We own a 66.3% interest in the joint venture that owns this property.

              New Albany Professional Building—Columbus, Ohio.    This property is a 17,213 square foot medical office building, which was 71.2% occupied as of March 31, 2014. The New Albany Professional Building, constructed in 2000, is a multi-tenant medical office building with physician specialists, including urgent care, orthodontics, and pediatrics.

              Northpark Trail—Atlanta, Georgia.    This property is a 14,233 square foot multi-tenant medical office building, which was 37.4% leased as of March 31, 2014. Northpark Trail, constructed in 2001, is located approximately one-half mile from the Piedmont Henry Medical Center, a 215-bed, not-for-profit, acute care hospital. The primary tenant at Northpark Trail is Georgia Urology whose lease extends through March 2017.

              Remington Medical Commons—Chicago, Illinois.    This property is a 37,240 square foot medical office building, which was 78.1% leased as of March 31, 2014. Constructed in 2008, the Remington Medical Commons is located approximately one-quarter mile from the Adventist Bolingbrook Hospital, which is a part of the Adventist Health System. Services offered at Remington Medical Commons include cardiology, oncology, family medicine, diagnostic imaging, physical therapy, and nephrology.

              Summerfield Square—Tampa, Florida.    This property is a 32,000 square foot condominium medical office building, of which we acquired approximately 6,000 square feet in connection with the formation transactions. Since then, we had sold approximately 4,000 square feet and currently own approximately 2,000 square feet of space. Our space is 0% leased, and we are actively marketing this property for sale.

              Stonecreek Family Health Center—Columbus Ohio.    This property is a 20,329 square foot medical office building, which was vacant as of March 31, 2014. The Stonecreek Family Health Center, constructed in 1996, is built out for a future medical user. In 2012, OhioHealth, Columbus's largest healthcare system acquired 70 acres of land approximately one-half mile from the Stonecreek Family Health Center for the development of a healthcare delivery system campus.

              Summit Healthplex—Atlanta, Georgia.    This property is a 67,334 square foot medical office building which was 100% leased as of March 31, 2014. All leases in the Summit Healthplex extend through 2028. Constructed in 2002, the Summit Healthplex is a specialty orthopedic and wellness outpatient facility that is connected to a YMCA through a walkway. Primary tenants in the medical office building include Georgia Bone and Joint and Piedmont Hospital who offer services in orthopedics, rehabilitation, medical imaging, urgent care, neurology and a women's center. The Summit Healthplex also has a certificate of need approved outpatient surgery center located in the building. In May 2012, Piedmont Healthcare opened its relocated hospital near the Summit Healthplex, which added approximately 136 beds and 300 physicians to the market.

              Valley West Hospital Medical Office Building—Chicago, Illinois.    This property is a 37,672 square foot medical office building which was 98.8% leased as of March 31, 2014. Constructed in 2007, the Valley West Hospital Medical Office Building is located on the campus of Valley West Hospital which is a part of the Kish Health System. The Kish Health system operates two community hospitals as well as several cancer centers, imaging facilities, and an eye institute that serve the greater Chicago and northern Illinois area. Specialty services in the Valley West Hospital Medical Office Building include cardiology, emergency care, neurosurgery, obstetrics, and orthopedics. Valley West Hospital occupies more than half of the leasable space at Valley West Hospital Medical Office Building. This property is subject to a ground lease. See "—Ground Leases" below.

Our Post-IPO Acquisition Properties

              Central Ohio Neurosurgical Surgeons Medical Office Building—Columbus, Ohio.    This property, acquired on November 27, 2013, is a 38,891 square foot medical office building which was 100% leased as of March 31, 2014. Upon completion of the acquisition, Central Ohio Neurological Surgeons ("CONS"), one of the largest neurosurgical groups in the country, entered into a new 15-year absolute net master lease though November 30, 2028. Built in 2007, the building includes clinical office space and an 11,000 square foot ambulatory surgery center ("ASC") with two operating rooms and two procedure rooms. CONS operates the medical practice and co-owns the ASC tenant with Meridian Surgical Partners, a national ASC management company based in Nashville, Tennessee. CONS offers the full spectrum of treatments for afflictions of the brain, spine and peripheral nerves and provides in the building a full imaging facility, including MRI/CT and x-ray, as well as a pain management center and on-site physical therapy.

              Crescent City Surgical Centre—New Orleans, Louisiana.    This property, acquired on September 30, 2013, is a specialty surgical center which was 100% leased as of March 31, 2014. Situated in the economically vibrant and high ground in Metairie, Louisiana, a suburb of New Orleans, the surgical center contains 60,000 square feet of clinical space and inpatient rooms, and provides a full range of outpatient and inpatient surgical services in eight state-of-the-art operating rooms. Clinical services include orthopedics, neurosurgical and spine care, bariatric and general surgery, and a full range of surgical services. Built in 2010, the facility is located along Causeway Boulevard, providing very convenient access to physicians and patients from both the south shore of Lake Pontchartrain and the affluent suburbs of the lake's north shore. Crescent City Surgical Operating Company, LLC entered into a new 15-year absolute-net lease for 100% of the building upon closing of this acquisition. Annual rent escalations are 3%. This property is subject to a ground lease. See "—Ground Leases." The sole tenant in the surgical center is Crescent City Surgical Centre, LLC, an independent group of 29 physicians who developed and owned the property prior to selling to us. As partial consideration for the contribution of the 29 physicians' membership interests in the facility, the entity that owned the property prior to the acquisition, to our operating partnership, the physicians received 954,877 OP Units, valued at approximately $11.5 million.

              East El Paso Medical Office Building—El Paso, Texas.    This property, acquired on August 30, 2013, is a 41,007 square foot medical office building which was 100% leased as of March 31, 2014. The medical office building was constructed in 2004 and is leased to EEPPMC Partners, LLC until 2018. EEPPMC Partners, LLC entered into a new 5-year absolute-net master lease for 100% of the building upon closing of this acquisition. Annual rent escalations are 3%.

              East El Paso Surgical Hospital—El Paso, Texas.    This property, acquired on August 30, 2013, is a 77,000 square foot, 40-bed acute care facility with six operating rooms, and is accredited by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO). Constructed in 2004, the surgical hospital was 100% leased as of March 31, 2014 to East El Paso Physician's Medical Center, LLC d/b/a Foundation Surgical Hospital of El Paso until 2028. Foundation Surgical Hospital of El Paso, LLC is a joint venture owned by more than 60 physicians and Foundation Surgical Hospital Affiliates, LLC, a wholly owned subsidiary of Graymark Healthcare, Inc. (OTCQB: GRMH), headquartered in Oklahoma City, Oklahoma. East El Paso Physicians Medical Center, LLC entered into a new 15-year absolute-net lease for 100% of the building upon closing of this acquisition. Annual rent escalations are 3%.

              Foundation Surgical Affiliates Medical Care Building—Oklahoma City, Oklahoma.    This property, acquired on September 30, 2013, is a 52,000 square foot medical office building which was 100% leased as of March 31, 2014. Constructed in 2004, the Foundation Medical Care Building contains five operating rooms and one procedure room, physician clinical office space, as well as office space for Foundation's corporate headquarters. The outpatient facility is leased to Foundation Surgical Affiliates, L.L.C., a wholly owned subsidiary of Foundation Healthcare, Inc. until 2023 through a new 10-year absolute net master lease.

              LifeCare Plano LTACH—Plano, Texas.    This property, acquired on September 18, 2013, is a 75,442 square foot long term post-acute care specialty hospital which was 100% leased as of March 31, 2014. The hospital was constructed in 1974 and is leased to LifeCare Holdings, L.L.C, through a Master Lease of the Plano, Fort Worth, and Pittsburgh facilities until January 1, 2028. The tenant has the option to extend the lease for one, five-year term. The tenant's obligations under the lease are guaranteed by its parent, which operates 26 hospitals in nine states. Rent increases annually based on the change in the consumer price index with a minimum increase of 2.25% and a maximum increase of 3.75% per year.

              Pensacola Medical Office Building—Pensacola, Florida.    This property, acquired on October 4, 2013, is a 20,319 square foot medical office building and ambulatory surgery center which was 100% leased as of March 31, 2014. Constructed in 2012, the facilities are leased to Pain Consultants of West Florida and its ambulatory surgery center operator, Cornerstone Surgicare, LLC., under a 15-year absolute net lease.

              Great Falls Ambulatory Surgery Center—Great Falls, Montana.    This property, acquired on December 11, 2013, is an approximately 12,636 square foot ambulatory service center which was 100% leased as of March 31, 2014. Constructed in 1999, the property is leased until 2028 with annual rent escalations of 2.75% to Great Falls Clinic Surgery Center, LLC under a 15-year absolute net lease.

Our Acquisition Properties during the quarterly period ended March 31, 2014

              Eagles Landing Family Practice Medical Office Buildings—Atlanta, Georgia.    These properties, acquired on February 19, 2014, consist of four medical office buildings located in the Atlanta metropolitan area with a total of 68,711 rentable square feet which are 100% leased as of March 31, 2014. Each of the properties are leased for 15 years to Eagles Landing Family Practice, the largest privately owned family practice in the state of Georgia.

              Foundation Surgical Hospital—San Antonio, Texas.    The property, acquired on February 19, 2014, is a 45,954 square foot surgical hospital located in San Antonio, Texas which was 100% leased as of March 31, 2014. Built in 2007, the surgical hospital is leased to Foundation Bariatric Hospital of San Antonio, L.L.C. until 2029 with annual rent escalation of 3%. The hospital is licensed in Texas as a general acute care hospital with a DNV accreditation and offers bariatric surgery, orthopedic surgery, neuro/spine surgery, ENT, urology and pain management. In addition, acquired on February 28, 2014, a 22,832 square foot medical office building located on the campus of Foundation Surgical Hospital located in San Antonio, Texas.

              21st Century Oncology Advanced Oncology Radiation Therapy Centers—Florida.    These properties, acquired on February 26, 2014, consist of four separate oncology centers located in Sarasota, Venice, Engelwood, and Port Charlotte, Florida with a total of 46,895 rentable square feet which were 100% leased as of March 31, 2014. Each of the centers are leased through 2026 to 21st Century Oncology, the nation's largest provider of Advanced Oncology Radiation Therapy and other integrated cancer care services to cancer patients. Annual rent escalations are 4%.

              Peachtree Dunwoody Medical Center—Atlanta, Georgia.    This property, acquired on February 28, 2014, is a 131,311 square foot medical office building, located in Atlanta, Georgia which was 96% leased as of March 31, 2014. Built in 1987, the building is leased to a variety of established medical specialties with the largest tenant being Northside Hospital with over 40% of the space. Northside Hospital leases 42,383 square feet including clinical office space, an ambulatory surgery center with seven operating rooms, an image center, and sleep medicine facilities. Peachtree Orthopedics is the second largest tenant with 26,785 square feet consisting of clinical office space, an ambulatory surgery center, a physical therapy treatment facility, and an imaging center.

              New LifeCare Hospitals—Pittsburgh, Pennsylvania and Fort Worth, Texas.    These properties, acquired on March 28, 2014, consist of two long-term acute care hospitals located in Pittsburgh, Pennsylvania and Fort Worth, Texas, with a total 234,910 rentable square feet which were 100% leased as of March 31, 2014. Both hospitals are leased through a Master Lease of the Plano, Fort Worth, and Pittsburgh facilities until January 1, 2028 to LifeCare Holdings, LLC which operates 26 hospitals in nine states. Rent increases annually based on the change in the consumer price index with a minimum increase of 2.25% and a maximum increase of 3.75% per year. We have the opportunity to receive additional rent for each year if the LifeCare Hospitals tenants exceed baseline revenue performance at the Pittsburgh, Fort Worth and Plano facilities.

Our Acquisition Properties Subsequent to March 31, 2014

              PinnacleHealth Medical Office Buildings—Harrisburg and Carlisle, Pennsylvania.    These properties, acquired on April 22, 2014, consist of two medical office buildings located in Harrisburg and Carlisle, Pennsylvania, with a total 38,086 rentable square feet which were 100% leased at closing. Each property is subject to modified triple net leases with Pinnacle Health Systems and Holy Spirit Hospital. The tenants have equivalent investment grade credit ratings, with Pinnacle rated A3 (Moody's) and Holy Spirit rated A- (S&P). Pinnacle accounts for roughly 96% of the total leased space to provided cardiology services in these buildings. The leases have a weighted average term of nine years remaining with 3% annual escalations in the rent.

              Grenada Medical Complex—Grenada, Mississippi.    The property, acquired on April 30, 2014, is a 52,818 square foot medical office building, located in Grenada, Mississippi which was 94.7% leased at closing. The building tenants include the University of Mississippi and Baptist health systems as well as a variety of independent physician practice groups who provide medical services, including primary care, diagnostic radiology, retail pharmacy, home health services, and specialty care (e.g. cardiology, neurology, oncology, urology, ENT). Built in 1991, the building is located approximately one mile from the University of Mississippi Grenada Medical Center. The leases have a weighted average term of six years remaining with 2.5% annual escalations in the rent.

              South Bend Orthopaedic MOB—South Bend, Indiana.    This property, acquired on April 30, 2014, is a 45,198 square foot medical office building, located in South Bend, Indiana which was 100% leased at closing. Built in 2007, the building is fully leased to South Bend Orthopaedics ("SBO") which is the area's leading orthopaedic specialty group featuring a medical staff of over 20 board-certified orthopedic physicians. SBO's practice size and history dating back to 1947 also makes them one of the state's leading orthopaedic specialty groups. SBO specializes in joint replacement, sports medicine, rehabilitation, physical therapy, and pain management procedures for spine, shoulder, back, hip, hand, knee, foot and ankle procedures. SBO's lease extends through July 2022 and has 3% annual increases in the rent.

Additional Information with Respect to Certain Properties

Crescent City Surgical Centre

              Crescent City Surgical Centre contains 60,000 square feet of leasable space and is situated within the metropolitan statistical area of New Orleans, Louisiana. Crescent City Surgical Operating Company, LLC entered into a new 15-year absolute-net lease for 100% of the building upon closing of this acquisition, and this property was 100% occupied as of March 31, 2014. This property is subject to a ground lease. See "—Ground Leases."

              We have no immediate plans with respect to major renovation or redevelopment of the Crescent City Surgical Centre property. The 2013 annual property taxes for Crescent City Surgical Centre were $306,902 based on a tax rate of $11.23 per $100 of assessed value.

    Crescent City Surgical Centre Primary Tenants

              The following table sets forth information with respect to the tenants at the Crescent City Surgical Centre which occupy 10% or more of Crescent City Surgical Centre's leasable square feet, future lease expirations, and other real estate information related to the property as of March 31, 2014.

Tenant	Principal Nature of Business	Lease Expiration	Total Leased Square Feet	% Property Net Rentable Square Feet	Annualized Base Rent	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot	Renewal Option
Crescent City Surgical Operating Company, LLC	Healthcare Services	9/30/28	60,000	100.0%	$3,000,000	100.0%	$50.00	No

    Crescent City Surgical Centre Revenue Per Rentable Square Foot

Date(1)	Revenue Per Rentable Square Foot
March 31, 2014	$50.00
December 31, 2013	50.00

(1)
The property was acquired during 2013. Data is not available for years prior to 2013.

    Crescent City Surgical Centre Lease Expirations

              The following table sets forth the lease expirations for leases in place at Crescent City Surgical Centre as of March 31, 2014 for each of the ten full calendar years beginning January 1, 2014. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Leases Expiring	% Property Net Rentable Square Feet	Annualized Base Rent	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot
Available	—	—	—%	$—	—%	$—
2014	—	—	—	—	—	—
2015	—	—	—	—	—	—
2016	—	—	—	—	—	—
2017	—	—	—	—	—	—
2018	—	—	—	—	—	—
2019	—	—	—	—	—	—
2020	—	—	—	—	—	—
2021	—	—	—	—	—	—
2022	—	—	—	—	—	—
2023	—	—	—	—	—	—
2024	—	—	—	—	—	—
Thereafter	1	60,000	100	3,000,000	100	50.00

(1)
Annualized rent revenue represents the annualized monthly contractual rent under existing leases of March 31, 2014.

    Crescent City Surgical Centre Percentage Leased and Base Rent

              The following table sets forth the percentage leased, annualized base rent per leased square foot and average net effective annual base rent per leased square foot for Crescent City Surgical Centre for the leases in place as of December 31, 2013 for the dates indicated below:

Date(1)	Percentage Leased	Annualized Base Rent per Leased Square Foot
March 31, 2014	100%	$50.00
December 31, 2013	100	50.00

(1)
The property was acquired during 2013. Data is not available for years prior to 2013.

    Crescent City Surgical Centre Tax Basis and Depreciation

Crescent City Surgical Centre	Tax Basis	Net Book Value	Life in Years	Method(1)
Land	$—	$—	—	—
Building	34,200,000	34,200,000	39	SL
Tenant Improvements	—	—	15	SL

Total	$34,200,000	$34,200,000

(1)
Straight line method of depreciation

              The Crescent City Surgical Centre is currently encumbered by a mortgage of approximately $18.75 million with a 5.00% stated interest rate that matures in January 2019. The loan may be defeased at any time, subject to certain customary conditions.

East El Paso Surgical Center

              The East El Paso Surgical Center contains 77,000 square feet of leasable space and is situated within the metropolitan statistical area of El Paso, Texas. East El Paso Physicians Medical Center, LLC entered into a new 15-year absolute-net lease for 100% of the building upon closing of this acquisition, and the property was 100% occupied as of March 31, 2014.

              We have no immediate plans with respect to major renovation or redevelopment of the East El Paso Surgical Center property. The 2013 annual property taxes for East El Paso Surgical Center were $492,997 based on a tax rate of $2.73 per $100 of assessed value.

    East El Paso Surgical Center Primary Tenants

              The following table sets forth information with respect to the tenants at the East El Paso Surgical Center which occupy 10% or more of East El Paso Surgical Center's leasable square feet, future lease expirations, and other real estate information related to the property as of March 31, 2014.

Tenant	Principal Nature of Business	Lease Expiration	Total Leased Square Feet	% Property Net Rentable Square Feet	Annualized Base Rent	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot	Renewal Option
East El Paso Physicians Medical Center, LLC	Healthcare Services	8/31/28	77,000	100.0%	$3,282,377	100.0%	$42.63	No

    East El Paso Surgical Center Revenue Per Rentable Square Foot

Date(1)	Revenue Per Rentable Square Foot
March 31, 2014	$42.63
December 31, 2013	42.63

(1)
The property was acquired during 2013. Data is not available for years prior to 2013.

    East El Paso Surgical Center Lease Expirations

              The following table sets forth the lease expirations for leases in place at East El Paso Surgical Center as of March 31, 2014 for each of the ten full calendar years beginning January 1, 2014. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Leases Expiring	% Property Net Rentable Square Feet	Annualized Base Rent	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot
Available	—	—	—%	$—	—%	$—
2014	—	—	—	—	—	—
2015	—	—	—	—	—	—
2016	—	—	—	—	—	—
2017	—	—	—	—	—	—
2018	—	—	—	—	—	—
2019	—	—	—	—	—	—
2020	—	—	—	—	—	—
2021	—	—	—	—	—	—
2022	—	—	—	—	—	—
2023	—	—	—	—	—	—
2024	—	—	—	—	—	—
Thereafter	1	77,000	100	3,282,377	100	42.63

(1)
Annualized rent revenue represents the annualized monthly contractual rent under existing leases of March 31, 2014.

    East El Paso Surgical Center Percentage Leased and Base Rent

              The following table sets forth the percentage leased, annualized base rent per leased square foot and average net effective annual base rent per leased square foot for East El Paso Surgical Center for the leases in place as of December 31, 2013 for the dates indicated below:

Date(1)	Percentage Leased	Annualized Base Rent per Leased Square Foot
March 31, 2014	100%	$42.63
December 31, 2013	100	42.63

(1)
The property was acquired during 2013. Data is not available for years prior to 2013.

    East El Paso Surgical Center Tax Basis and Depreciation

East El Paso Surgical Center	Tax Basis	Net Book Value	Life in Years	Method(1)
Land	$3,070,000	$3,070,000	—	—
Building	23,600,000	23,600,000	39	SL
Tenant Improvements	—	—	15	SL

Total	$26,670,000	$26,670,000

(1)
Straight line method of depreciation

              East El Paso Surgical Center is currently included in the borrowing base of our secured credit facility.

Peachtree Dunwoody Medical Center

              Peachtree is a five-story, multi-tenant medical office building that contains 131,368 square feet of leasable space and is located in Atlanta, Georgia. Peachtree, as of March 31, 2014, was 96% occupied, with major tenants including Northside Hospital and Peachtree Orthopaedics.

              We have no immediate plans with respect to major renovation or redevelopment of the Peachtree property. The 2013 annual property taxes for Peachtree were $213,442 based on a tax rate of $3.39 per $100 of assessed value.

    Peachtree Primary Tenants

              The following table sets forth information with respect to the tenants at the Peachtree which occupy 10% or more of Peachtree's leasable square feet, future lease expirations, and other real estate information related to the property as of March 31, 2014.

Tenant	Principal Nature of Business	Lease Expiration	Total Leased Square Feet	% Property Net Rentable Square Feet	Annualized Base Rent	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot	Renewal Option
Northside Hospital	Healthcare Services	Various	42,383	32.3%	$1,301,820	35.0%	$30.69	None
Peachtree Orthopaedics Clinics	Healthcare Services	Various	26,785	20.4%	810,066	21.8%	$30.24	None

    Peachtree Per Rentable Square Foot

Date(1)	Revenue Per Rentable Square Foot
March 31, 2014	$28.47
December 31, 2013	28.43

(1)
The property was acquired in February 2014. Data is not available for years prior to 2013.

    Peachtree Lease Expirations

              The following table sets forth the lease expirations for leases in place at Peachtree as of March 31, 2014 for each of the ten full calendar years beginning January 1, 2014. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Leases Expiring	% Property Net Rentable Square Feet	Annualized Base Rent	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot
Available	1	5,179	3.9%	$—	—%	$—
2014	1	1,740	1.3	53,856	1.4	30.95
2015	4	11.854	9.0	318,921	8.5	26.90
2016	3	25,053	19.1	714,199	19.1	28.51
2017	1	17,675	13.5	658,332	17.6	37.25
2018	3	13,425	10.2	421,326	11.3	31.38
2019	1	15,172	11.5	480,042	12.8	31.64
2020	5	12,881	9.8	342,481	9.2	26.59
2021	1	3,610	2.7	95,746	2.6	26.52
2022	1	3,058	2.3	87,581	2.3	28.64
2023	0	0	0.0	0	0.0	0
2024	3	11,067	8.4	284,976	7.6	25.75
Thereafter	2	10,654	8.1	282,767	7.6	26.54

(1)
Annualized rent revenue represents the annualized monthly contractual rent under existing leases of March 31, 2014.

    Peachtree Percentage Leased and Base Rent

              The following table sets forth the percentage leased, annualized base rent per leased square foot and average net effective annual base rent per leased square foot for Peachtree for the leases in place as of March 31, 2014 for the dates indicated below:

Date(1)	Percentage Leased	Annualized Base Rent per Leased Square Foot
March 31, 2014	100%	$28.47
December 31, 2013	100	28.43

(1)
The property was acquired in February 2014. Data is not available for years prior to 2013.

    Peachtree Tax Basis and Depreciation

	Tax Basis	Net Book Value	Life in Years	Method(1)
Peachtree
Land	$6,013,000	$6,013,000	—	—
Building	26,520,000	26,520,000	39	SL
Tenant Improvements	—	—	15	SL

Total	$32,533,000	$32,533,000

(1)
Straight line method of depreciation

              Peachtree is currently included in the borrowing base of our secured credit facility.

Ground Leases

              We lease the land upon which three of our properties (Mid Coast Hospital, Valley West Hospital and Crescent City Surgical Centre), are located from the third party land owners pursuant to the separate ground leases. The ground lease for Crescent City Surgical Centre expires on July 30, 2060. The Crescent City Surgical Centre ground lease permits us to renew or extend the ground lease for two successive fifty-year terms, subject to certain conditions. As of March 31, 2014, we were required to pay $21,668 per month under the Crescent City Surgical Centre ground lease, but the expense is paid by the tenant of the property. As noted herein, we own a 40% limited liability company membership interest in Jeff-Orleans Medical Development Real Estate, L.L.C, the entity that owns and ground leases to us the land on which the Crescent City Surgical Centre is situated. The ground lease for Mid Coast Hospital Medical Office Building expires on June 30, 2056. The Mid Coast Hospital Medical Office Building ground lease permits us to renew or extend the ground lease for three successive fifteen-year terms, subject to certain conditions. As of March 31, 2014, we were required to pay $250 per month under the Mid Coast Hospital Medical Office Building ground lease with no contractual increases in the monthly payment through expiration. The ground lease for Valley West Medical Office Building expires on November 30, 2082. The Valley West Medical Office Building ground lease permits us to renew or extend the ground lease for two successive fifteen-year terms, subject to certain conditions. As of March 31, 2014, we were required to pay $1,150 per month under the Valley West Medical Office Building ground lease. The rent will increase by an amount equal to $300 per year on each anniversary on the commencement date defined as December 1.

Legal Proceedings

              From time to time, we are party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, to any legal proceedings which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operations if determined adversely to us.

 POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

              The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of trustees and, in general, may be amended or revised from time to time by our board of trustees without a vote of our shareholders.

Investment Policies

Investments in Real Estate or Interests in Real Estate

              We conduct substantially all of our investment activities through our operating partnership and its affiliates. Our investment objectives are to increase cash flows, provide regular cash distributions, maximize the value of our properties and acquire, and develop healthcare properties with cash flow growth potential. Additionally, we will seek to selectively expand and upgrade both our current properties and any newly-acquired properties. Our business is focused primarily on healthcare properties and activities directly related thereto. We have not established a specific policy regarding the relative priority of the investment objectives. For a discussion of our properties and our business and other strategic objectives, see "Our Business and Properties."

              We expect to pursue our investment objectives through the ownership by our operating partnership of properties, but may also make investments in other entities, including joint venture entities with operating partners, structured to comply with RIDEA. We currently intend to focus on healthcare properties that are strategically aligned with a healthcare delivery system in those areas in which we operate and select new markets when opportunities are available that meet our investment criteria or areas that have development potential. We anticipate that future investment and development activity will be focused primarily in the United States but will not be limited to any geographic area. We intend to engage in such future investment activities in a manner that is consistent with requirements applicable to REITs for federal income tax purposes. Provided that we comply with these requirements, however, there are no limitations on the percentage of our assets that may be invested in any one real estate asset.

              We may enter into joint ventures from time to time if we determine that doing so would be the most effective means of allocating capital. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over our equity interest in such property. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

              From time to time, we may make investments or agree to terms that support the objectives of tenants, without necessarily seeking to maximize our short-term financial return, to build long-term relationships and obtain investment opportunities that might otherwise be unavailable.

Investments in Real Estate Mortgages

              We may, at the discretion of our board of trustees, invest in mortgages and other real estate interests consistent with the rules applicable to REITs. We have no current intention, however, of investing in loans secured by properties other than in connection with the acquisition of mortgage loans (or loans that may be secured by an interest in an entity that owns the underlying property) through which we expect to achieve equity ownership in the near term of the underlying healthcare properties or land that we believe is suitable for development as a healthcare related facility. For example, we funded the Mezzanine Loan to entities controlled by MedProperties, which Mezzanine Loan is secured by MedProperties' ownership interest in two special purpose entities that own the Surgical Hospital in San Antonio, Texas and the Rehab Hospital in Scottsdale, Arizona. See "Prospectus Summary—Recent Developments."

              Given our current intentions and objectives, our approach to investing in a mortgage loan would be similar to the approach we would undertake when seeking to directly purchase the underlying healthcare property or other property interest, all as described in more detail above. Consequently, we will be opportunistic in our evaluation of mortgages and we may invest in either first mortgages or junior mortgages that may or may not be insured by a governmental agency. There is no assurance that we would be successful in acquiring the underlying real property interest with respect to any mortgage we purchase. Investments in real estate mortgages generally are subject to the risk that one or more borrowers may default and that the collateral securing mortgages may not be sufficient to enable us to recover our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

              Subject to the percentage of ownership limitations and the income and asset tests necessary for REIT qualification, we may in the future invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers where such investment would be consistent with our investment objectives. We may invest in the debt or equity securities of such entities, including for the purpose of exercising control over such entities. We have no current plans to invest in entities that are not engaged in real estate activities. We do not have any limit on the amount or percentage of our assets that may be invested in any one entity, property or geographic area. Our investment objectives are to maximize cash flow of our investments, acquire investments with growth potential and provide cash distributions and long-term capital appreciation to our shareholders through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives. We will limit our investment in such securities so that we will not fall within the definition of an "investment company" under the 1940 Act.

Investments in Other Securities

              Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred shares or common shares.

Dispositions

              Our policy is to acquire assets primarily for generation of current income and long-term value appreciation. While our goal is to hold assets on a long-term basis, we will regularly evaluate our healthcare property portfolio to determine whether any of our properties no longer fit our strategic objectives and whether the sale of such assets would be in the best interest of our shareholders. In the event a property no longer fits our strategic objectives or the sale of the property is in the best interests of our shareholders, we may seek to sell such assets.

Financings and Leverage Policy

              The primary objective of our financing strategy is to maintain financial flexibility with a prudent capital structure using retained cash flows, long-term debt and the issuance of common and perpetual preferred shares to finance our growth. We will seek to manage our balance sheet by maintaining prudent financial ratios and leverage levels. We also plan to have staggered debt maturities that are aligned to our expected average lease term, positioning us to re-price parts of our capital structure as our rental rates change with market conditions.

              Our declaration of trust and bylaws do not limit the amount or percentage of indebtedness that we may incur nor do they restrict the form of our indebtedness (including recourse or non-recourse debt, cross collateralized debt, etc.). Furthermore, our board of trustees may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common shares, growth and acquisition opportunities and other factors.

              To the extent that our board of trustees determines to obtain additional capital, we may, without shareholder approval, issue debt or equity securities, including additional OP Units, retain earnings (subject to the REIT distribution requirements for federal income tax purposes) or pursue a combination of these methods. As long as our operating partnership is in existence, the proceeds of all equity capital raised by us generally will be contributed to our operating partnership in exchange for additional OP Units which will correspondingly dilute the ownership interests of the limited partners of our operating partnership.

Lending Policies

              We do not have a policy limiting our ability to make loans to third parties. We may consider making mezzanine loans or offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We also may make loans to joint ventures in which we participate. However, we do not intend to engage in significant lending activities. Any loans we make will be consistent with maintaining our status as a REIT.

              On January 2, 2014, we closed our previously announced mezzanine loan in the approximate amount of $6.9 million ("Mezzanine Loan") to entities controlled by MedProperties, L.L.C., a Dallas, Texas based private investor in medical facilities ("MedProperties"). The Mezzanine Loan is secured by MedProperties' ownership interest in two special purpose entities that own a surgical hospital located in San Antonio, Texas and an inpatient rehabilitation facility located in Scottsdale, Arizona. See "Other Recent Developments" for a further discussion of the Mezzanine Loan.

Equity Capital Policies

              To the extent that our board of trustees determines to obtain additional capital, we may issue debt or equity securities, including additional units or senior securities of our operating partnership, retain earnings (subject to provisions in the Code requiring distributions of income to maintain REIT qualification) or pursue a combination of these methods. As long as our operating partnership is in existence, we will generally contribute the proceeds of all equity capital raised by us to our operating partnership in exchange for additional interests in our operating partnership, which will dilute the ownership interests of the limited partners in our operating partnership.

              Existing shareholders will have no preemptive rights to common or preferred shares or units issued in any securities offering by us, and any such offering might cause a dilution of a shareholder's investment in us. Although we have no current plans to do so, we may in the future issue shares of our beneficial interest or operating partnership units in connection with acquisitions of property.

              We may, under certain circumstances, purchase our common shares or other securities in the open market or in private transactions with our shareholders, provided that those purchases are approved by our board of trustees. Our board of trustees has no present intention of causing us to repurchase our common shares or other securities, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.

Conflict of Interest Policies

              Overview.    Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our trustees and officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, we, as the general partner of our operating partnership, have fiduciary duties and obligations to our operating partnership and its other partners under Delaware law and the partnership agreement in connection with the management of our operating partnership. Our fiduciary duties and obligations, as the general partner of our operating partnership, may come into conflict with the duties of our trustees and officers to our company. Our officers and certain of our trustees are limited partners of our operating partnership.

              Unless otherwise provided for in the partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owns its limited partners the highest duties of loyalty and care and which generally prohibits such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. The limited partners of our operating partnership expressly acknowledged that as the general partner of our operating partnership, we are acting for the benefit of the operating partnership, the limited partners and our shareholders, collectively. We will be under no obligation to consider the separate interests of the limited partners of our operating partnership in deciding whether to cause the operating partnership to take or decline to take any actions. In the event of a conflict between the interests of our shareholders on the one hand and the limited partners of our operating partnership on the other hand, we, as general partner of the operating partnership, will endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners of the operating partnership. However, for so long as we own a controlling interest in the operating partnership, any conflict that we determine cannot be resolved in a manner that is not adverse to either our shareholders or the limited partners of the operating partnership will be resolved in favor of our shareholders. We, as general partner of the operating partnership, will not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the limited partners of the operating partnership in connection with such decisions.

              The partnership agreement for our operating partnership expressly limits our liability by providing that neither we, as general partner of the operating partnership, nor any of our trustees, officers, agents or employees, will be liable for damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such trustee or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, our affiliates and each of our respective officers, trustees, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys' fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify, where it is established that (1) an act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) an indemnitee received an improper personal benefit in money, property or services, or (3) in the case of a criminal proceeding, the indemnitee had reasonable cause to believe the act or omission was unlawful.

              The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement. The partnership agreement also provides that any obligation or liability in our capacity as the general partner of our operating partnership that may arise at any time under the partnership agreement or any other instrument, transaction or undertaking contemplated by the partnership agreement will be satisfied, if at all, out of our assets or the assets of our operating partnership only, and no obligation or liability of the general partner will be personally binding upon any of our trustees, shareholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise, and none of our trustees or officers will be liable or accountable in damages or otherwise to the partnership, any partner or any assignee of a partner for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission.

              Our operating partnership must also pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. Our operating partnership will not indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without our approval (except for any proceeding brought to enforce such person's right to indemnification under the partnership agreement) or if the person is found to be liable to our operating partnership on any portion of any claim in the action.

              Sale or Refinancing of Properties.    Upon the sale of certain of our properties, certain unitholders could incur adverse tax consequences which are different from the tax consequences to us and to holders of our common shares. Consequently, unitholders may have differing objectives regarding the appropriate pricing and timing of any such sale or repayment of indebtedness.

              Policies Applicable to All Trustees and Officers.    Our declaration of trust and bylaws do not restrict any of our trustees, officers, shareholders or affiliates from having a pecuniary interest in an investment or transaction that we have an interest in or from conducting, for their own account, business activities of the type we conduct. We have, however, adopted policies that are designed to eliminate or minimize potential conflicts of interest, including a policy for the review, approval or ratification of any related party transactions. This policy provides that the audit committee of our board of trustees will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party before approving such transaction. We also have adopted a code of business conduct and ethics, which provides that all of our trustees, officers and employees are prohibited from taking for themselves opportunities that are discovered through the use of corporate property, information or position without our consent. See "Management—Code of Business Conduct and Ethics." However, we cannot assure you that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

Interested Trustee and Officer Transactions

              Pursuant to Maryland law, a contract or other transaction between a Maryland corporation and a director or between a Maryland corporation and any other corporation, firm or other entity in which any of its directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director's vote in favor thereof, provided that:

  •
  the fact of the common directorship or interest is disclosed or known to our board of trustees or a committee of the board, and the board or such committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

  •
  the fact of the common directorship or interest is disclosed or known to the shareholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

  •
  the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

              Our bylaws contain a provision making these provisions applicable to any contract or other transaction between us and any of our trustees or between us and any other trust, corporation, firm or other entity in which any of our trustees is a trustee or director or has a material financial interest.

              Furthermore, under Delaware law (where our operating partnership is formed), we, as general partner of our operating partnership, have a fiduciary duty to our operating partnership and, consequently, such transactions are also subject to the duties of care and loyalty that we, as general partner, owe to limited partners in our operating partnership (to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement). We have adopted a policy which requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our trustees or executive officers or any entity in which such director or executive officer is a director (or has similar position) or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of our disinterested trustees. Where appropriate, in the judgment of our disinterested trustees, our board of trustees may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of trustees will have no obligation to do so.

Policies With Respect To Other Activities

              We will have authority to offer common shares, preferred shares or options to purchase shares in exchange for property and to repurchase or otherwise acquire our common shares or other securities in the open market or otherwise, and we may engage in such activities in the future. As described in "Description of the Partnership Agreement of Physicians Realty L.P." we expect, but are not obligated, to issue common shares to holders of OP Units upon some or all of their exercises of their redemption rights. Except in connection with the initial capitalization of our company and our operating partnership or the formation transactions, we have not issued common shares, units or any other securities in exchange for property or any other purpose, and our board of trustees has no present intention of causing us to repurchase any common shares. Our board of trustees has the authority, without further shareholder approval, to amend our declaration of trust to increase or decrease the number of authorized common or preferred shares and authorize us to issue additional common or preferred shares, in one or more classes or series, including senior securities, in any manner, and on the terms and for the consideration, it deems appropriate. See "Description of Shares of Beneficial Interest." We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our operating partnership and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless our board of trustees determines that it is no longer in our best interest to qualify as a REIT. In addition, we intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF PHYSICIANS REALTY L.P.

              The following summarizes the material terms of the agreement of limited partnership of our operating partnership, a copy of which is an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

Management

              We are the sole general partner of our operating partnership, a Delaware limited partnership. We conduct substantially all of our operations and make substantially all of our investments through our operating partnership. Pursuant to the partnership agreement, as general partner, we have full, complete and exclusive responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees, to make distributions to partners and to cause changes in our operating partnership's business activities.

Transferability of Interests

              Holders of OP Units of our operating partnership may not transfer their units without our consent, as general partner of the operating partnership. We may not engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets in a transaction that results in a change in control of our company unless:

  •
  we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by our company or our subsidiaries);

  •
  as a result of such transaction, all limited partners (other than our company or our subsidiaries) will receive, or have the right to receive, for each OP Unit an amount of cash, securities or other property equal or substantially equivalent in value to the product of the conversion factor and the greatest amount of cash, securities or other property paid in the transaction to a holder of one of our common shares, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding common shares, each holder of OP Units (other than those held by our company or our subsidiaries) shall be given the option to exchange its OP Units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer common shares received upon exercise of the redemption right immediately prior to the expiration of the offer; or

  •
  we are the surviving entity in the transaction and either (A) our shareholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than our company or our subsidiaries) receive for each OP Unit an amount of cash, securities or other property equal or substantially equivalent in value to the product of the conversion factor and the greatest amount of cash, securities or other property received in the transaction by a holder of one of our common shares.

              We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than OP Units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for OP Units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement, including our obligations as the general partner, and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

              As the general partner, we may also (i) transfer all or any portion of our general partnership interest to (A) a wholly owned subsidiary or (B) a parent company, and following such transfer may withdraw as the general partner, and (ii) engage in a transaction required by law or by the rules of any national securities exchange or OTC interdealer quotation system on which our common shares is listed.

              We, through a wholly owned subsidiary in which we serve as the general partner, without the consent of the limited partners, may (i) merge or consolidate our operating partnership with or into any other domestic or foreign partnership, limited partnership, limited liability company or corporation or (ii) sell all or substantially all of the assets of our operating partnership in a transaction pursuant to which the limited partners (other than us or any of our subsidiaries) receive consideration as set forth above.

Capital Contributions

              We contributed, directly, to our operating partnership substantially all of the net proceeds of our IPO and will contribute the proceeds from this offering as a capital contribution in exchange for OP Units. We currently own an approximate 85.4% partnership interest in our operating partnership, including general and OP Units, directly. The partnership agreement provides that if our operating partnership requires additional funds at any time in excess of funds available to our operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the net proceeds of any future offering of shares as additional capital to our operating partnership. If we contribute additional capital to our operating partnership, we will receive additional OP Units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of our operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to our operating partnership, we will revalue the property of our operating partnership to its fair market value (as determined by us, as the general partner) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us, as the general partner) on the date of the revaluation. Our operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from our operating partnership, including the partnership interests we own as the general partner.

Redemption Rights

              Pursuant to the partnership agreement, limited partners, other than us, have redemption rights, which will enable them to cause our operating partnership to redeem their OP Units in exchange for cash or, at our operating partnership's option, for common shares on a one-for-one basis, commencing one year from the date of issuance of such units. Redemptions will generally occur only on the first day of each calendar quarter. Limited partners must submit an irrevocable notice to our operating partnership of the intention to be redeemed no less than 60 days prior to the redemption date, and each limited partner must submit for redemption at least 1,000 OP Units or, if such limited partner holds less than 1,000 OP Units, all the OP Units owned by such limited partner. The number of common shares issuable upon redemption of OP Units held by limited partners may be adjusted upon the occurrence of certain events such as share dividends, share subdivisions or combinations. We expect to fund any cash redemptions out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common shares to the redeeming limited partner would:

  •
  result in any person owning, directly or indirectly, common shares in excess of the share ownership limit in our declaration of trust;

  •
  result in our being owned by fewer than 100 persons (determined without reference to any rules of attribution);

  •
  result in our being "closely held" within the meaning of Section 856(h) of the Code;

  •
  cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a "taxable REIT subsidiary" ("TRS") of ours, our operating partnership's or a subsidiary partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code;

  •
  cause us to fail to qualify as a REIT under the Code; or

  •
  cause the acquisition of common shares by such redeeming limited partner to be "integrated" with any other distribution of common shares or OP Units for purposes of complying with the registration provisions of the Securities Act.

              We may, in our sole and absolute discretion, waive any of these restrictions.

              The partnership agreement requires that our operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a "publicly traded partnership" taxable as a corporation under Section 7704 of the Code.

Partnership Expenses

              In addition to the administrative and operating costs and expenses incurred by our operating partnership, our operating partnership generally will pay all of our administrative costs and expenses, including:

  •
  all expenses relating to our continuity of existence and our subsidiaries' operations;

  •
  all expenses relating to offerings and registration of securities;

  •
  all expenses associated with any repurchase by us of any securities;

  •
  all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws or regulations;

  •
  all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body;

  •
  all administrative costs and expenses, including salaries and other payments to trustees, officers or employees;

  •
  all expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing compensation to our employees;

  •
  all expenses incurred by us relating to any issuance or redemption of OP Units; and

  •
  all of our other operating or administrative costs incurred in the ordinary course of business on behalf of our operating partnership.

              These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to health care properties that, in the future, may be owned by us directly rather than by our operating partnership or its subsidiaries.

Fiduciary Responsibilities

              Our trustees and officers have duties under applicable Maryland law to oversee our management in a manner consistent with our best interests. At the same time, we, as the general partner of our operating partnership, have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our trustees and officers to us. The partnership agreement provides that in the event of a conflict between the interests of our shareholders on the one hand and the limited partners of the operating partnership on the other hand, as general partner we will endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners; provided, however, that so long as we own a controlling interest in the operating partnership, any such conflict that we, in our sole and absolute discretion, determine cannot be resolved in a manner not adverse to either our shareholders or the limited partners shall be resolved in favor of our shareholders and we shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the limited partners in connection with such decisions.

Distributions

              The partnership agreement provides that our operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of our operating partnership's property in connection with the liquidation of our operating partnership) at such time and in such amounts as we determine in our sole discretion, to us and the other limited partners in accordance with their respective percentage interests in our operating partnership.

              Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the other limited partners with positive capital accounts in accordance with their respective positive capital account balances.

LTIP Units

              LTIP units are a class of OP Units in our operating partnership and, if issued, will receive the same regular per-unit profit distributions as the other outstanding units in our operating partnership. We have no current plan to issue any LTIP units. LTIP units, if issued, will not have full parity with other outstanding units with respect to liquidating distributions. Generally, under the terms of the LTIP units, if issued, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the last revaluation of our operating partnership assets until such event will be allocated first to the LTIP unit holders to equalize the capital accounts of such holders with the capital accounts of holders of our other outstanding OP Units. Upon equalization of the capital accounts of the LTIP unit holders with the capital accounts of the other holders of our OP Units, the LTIP units will achieve full parity with our other OP Units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP Units at any time, and thereafter enjoy all the rights of such units, including redemption rights. However, there are circumstances under which such parity would not be reached.

Until and unless such parity is reached, the value for a given number of vested LTIP units will be less than the value of an equal number of our common shares.

Allocations

              Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally will be allocated to us and the other limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder. To the extent Treasury regulations promulgated pursuant to Section 704(c) of the Code permit, we, as the general partner shall have the authority to elect the method to be used by our operating partnership for allocating items with respect to (i) the difference between our predecessor's adjusted tax basis in our portfolio and the proceeds of the offering that we will contribute to our operating partnership in exchange for OP Units and (ii) contributed property acquired for OP Units for which fair market value differs from the adjusted tax basis at the time of contribution. Any such election shall be binding on all partners. Upon the occurrence of certain specified events, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to the LTIP units to equalize the capital accounts of such holders with the capital accounts of the holders of the other outstanding units in our operating partnership.

Registration Rights

              Pursuant to the terms of our operating partnership's partnership agreement, following the date on which we become eligible to use a registration statement on Form S-3 for the registration of securities and subject to certain further conditions as set forth in our operating partnership's partnership agreement, we are obligated to file a shelf registration statement covering the issuance or resale of common shares received by limited partners upon redemption of their OP Units and we agree:

  •
  to use our commercially reasonable efforts to have the registration statement declared effective;

  •
  to register or qualify such shares under the securities or blue sky laws of such jurisdictions within the United States as required by law;

  •
  to list our common shares issued pursuant to the exercise of redemption rights on any securities exchange or national market system upon which our common shares are then listed; and

  •
  to indemnify limited partners exercising redemption rights against all losses caused by any untrue statement of a material fact contained in the registration statement, preliminary prospectus or prospectus or caused by any omission to state a material fact required to be stated or necessary to make the statements therein not misleading, except insofar as such losses are caused by any untrue statement or omission based upon information furnished to us by such limited partners.

              As a condition to our obligations with respect to such registration, each limited partner agrees:

  •
  that no limited partner will offer or sell common shares that are issued upon redemption of their OP Units until such shares have been included in an effective registration statement;

  •
  that, if we determine in good faith that registration of shares for resale would require the disclosure of important information that we have a business purpose for preserving as confidential, the registration rights of each limited partner will be suspended until we notify such limited partners that suspension of their registration rights is no longer necessary (so long as we do not suspend their rights for more than 180 days in any 12-month period);

  •
  that if we propose an underwritten public offering, each limited partner will agree not to effect any offer, sale or distribution of our shares during the period commencing on the tenth day prior to the expected effective date of a registration statement filed with respect to the public offering or commencement date of a proposed offering and ending on the date specified by the managing underwriter for such offering; and

  •
  to indemnify us and each of our officers, trustees and controlling persons against all losses caused by any untrue statement or omission contained in (or omitted from) any registration statement based upon information furnished to us by such limited partner.

              Subject to certain exceptions, our operating partnership will pay all expenses in connection with the exercise of registration rights under our operating partnership's partnership agreement.

Amendments of the Partnership Agreement

              Without the consent of the limited partners, we may amend the partnership agreement in any respect; provided that the following amendments require the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by us or our subsidiaries):

  •
  any amendment affecting the operation of the conversion factor (for holders of LTIP units) or the redemption right (except as otherwise provided in the partnership agreement) in a manner that adversely affects the limited partners in any material respect;

  •
  any amendment that would adversely affect the rights of the limited partners to receive the distributions payable to them under the partnership agreement, other than with respect to the issuance of additional OP Units pursuant to the partnership agreement;

  •
  any amendment that would alter our operating partnership's allocations of profit and loss to the limited partners, other than with respect to the issuance of additional OP Units pursuant to the partnership agreement; or

  •
  any amendment that would impose on the limited partners any obligation to make additional capital contributions to our operating partnership.

Indemnification and Limitation of Liability

              Pursuant to the terms of the partnership agreement, the limited partners of our operating partnership expressly acknowledge that we are acting for the benefit of our operating partnership, the limited partners (including us) and our shareholders collectively and that we are under no obligation to consider the separate interests of the limited partners (including, without limitation, the tax consequences to some or all of the limited partners) in deciding whether to cause our operating partnership to take, or decline to take, any actions. The partnership agreement provides that in the event of a conflict between the interests of our shareholders on the one hand, and the limited partners of our operating partnership on the other hand, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners, provided however, that so long as we own a controlling interest in our operating partnership, any such conflict we, in our sole and absolute discretion, determine cannot be resolved in a manner not adverse to either our shareholders or the limited partners will be resolved in favor of our shareholders, and we will not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the limited partners in connection with such decisions.

              To the extent permitted by applicable law, the partnership agreement provides for the indemnification of us, as general partner, and our officers, trustees, employees, agents and any other persons we may designate from and against any and all claims arising from operations of our operating partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established by a court of competent jurisdiction that:

  •
  the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the indemnitee actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

              Similarly, neither we nor our officers, trustees, agents or employees, will be liable for monetary damages to our operating partnership or the limited partners for losses sustained or liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission so long as any such party acted in good faith.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Term

              Our operating partnership will continue indefinitely or until sooner dissolved upon:

  •
  the bankruptcy, dissolution, removal or withdrawal of the general partner (unless the limited partners elect to continue the partnership);

  •
  the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the partnership;

  •
  the redemption of all OP Units (other than those held by us, if any) unless we decide to continue the partnership by the admission of one or more limited partners; or

  •
  an election by us in our capacity as the general partner.

Tax Matters

              Our partnership agreement provides that we are the tax matters partner of our operating partnership and, as such, we have authority to handle tax audits and to make tax elections under the Code on behalf of our operating partnership.

PRINCIPAL SHAREHOLDERS

              The following table sets forth certain information known to the Company with respect to beneficial ownership of our common shares and common shares issuable upon redemption of OP Units as of April 30, 2014 by (1) each person known by the Company to be the beneficial owner of more than 5% of the Company's common shares; (2) each member of the Board; (3) the Company's President and Chief Executive Officer and each of its other named executive officers in the Summary Compensation Table in our 2013 10-K; and (4) all trustees and executive officers as a group. The percentage of shares owned is based on 21,632,863 common shares outstanding and 3,698,877 OP Units outstanding as of April 30, 2014.

              The SEC has defined "beneficial ownership" of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our common shares subject to options or other rights (as set forth above) held by that person that are exercisable as of the date of this prospectus or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

              Unless otherwise indicated, the address of each named person is c/o Physicians Realty Trust, 735 N. Water Street, Suite 1000, Milwaukee, Wisconsin 53202. No shares beneficially owned by any executive officer, trustee or trustee nominee have been pledged as security for a loan.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Number of Common Shares and OP Units Beneficially Owned	Percentage of All Common Shares	Percentage of All Common Shares and OP Units
Bank of Montreal and its subsidiaries, BMO Asset Management Corp. and BMO Harris Bank N.A.(1)	1,725,734	1,725,734	8.0%	6.8%
Prudential Financial, Inc.(2)	1,213,020	1,213,020	5.6%	4.8%
John T. Thomas(3)	133,856	133,856	*	*
John W. Sweet Jr.	80,700	83,430	*	*
Mark D. Theine	38,494	38,494	*	*
Tommy G. Thompson	28,054	28,054	*	*
Stanton D. Anderson	30,542	30,542	*	*
Mark A. Baumgartner	13,796	13,905	*	*
Albert C. Black, Jr.(4)	21,845	21,845	*	*
William A. Ebinger, M.D.	14,020	14,020	*	*
Richard A. Weiss	13,151	13,151	*	*
All executive officers, and trustees as a group (10 people)	386,692	389,531	1.8%	1.5%

*
Less than 1.0%

(1)
Based on a Schedule 13G filed with the SEC on February 14, 2014: (i) Bank of Montreal has sole voting power with respect to 1,519,723 common shares, sole dispositive power with respect to 1,716,452 common shares, shared voting power with respect to 2,555 common shares and shared dispositive power with respect to 9,282 common shares; (ii) BMO Asset Management Corp. has sole voting power with respect to 1,441,213 common shares and sole dispositive power with respect to 1,637,942 common shares; and (iii) BMO Harris Bank N.A. has sole voting power with respect to 78,510 common shares, sole dispositive power with respect to 78,510 common shares, shared voting power with respect to 2,555 common shares and shared dispositive power with respect to 9,282 common shares. The securities are held through Bank of Montreal's subsidiaries, BMO Asset Management Corp. and BMO Harris Bank N.A. as fiduciaries for certain employee benefit plans, trust and/or customer accounts. Each of Bank of Montreal, BMO Asset Management Corp. and BMO Harris Bank N.A. is an affiliate of BMO Capital Markets Corp., an underwriter in this offering. Bank of Montreal is located at 1 First Canadian Place, Toronto, Ontario, Canada M5X 1A1. BMO Asset Management Corp. is located at 115 South La Salle Street, Floor 11 West, Chicago, IL 60603. BMO Harris Bank N.A. is located at 111 West Monroe Street, Floor 6E, Chicago, IL 60690.

(2)
Based on a Schedule 13G filed with the SEC on February 5, 2014, Prudential Financial, Inc. has sole voting and dispositive power with respect to 227,941 common shares and shared voting and dispositive power with respect to 985,079 common shares. Prudential Financial, Inc. is a Parent Holding Company and the indirect parent of Quantitative Management Associates LLC, who is the beneficial owner of 1,213,020 common shares. Prudential Financial, Inc. is located at 751 Broad Street, Newark, New Jersey 07102-3777.

(3)
Includes shares held by accounts held for the benefit of Mr. Thomas's children.

(4)
Includes 4,347 shares held by Mr. Black's spouse, of which Mr. Black disclaims beneficial ownership.

 DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

              Although the following summary describes the material terms of our shares of beneficial interest, it is not a complete description of the Maryland REIT Law, or the "MRL," the MGCL provisions applicable to a Maryland real estate investment trust or our declaration of trust and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

General

              Our declaration of trust provides that we may issue up to 500,000,000 common shares, $0.01 par value per share, and 100,000,000 preferred shares of beneficial interest, $0.01 par value per share, or preferred shares. Our declaration of trust authorizes our board of trustees to amend our declaration of trust to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series that we have the authority to issue without shareholder approval. As of April 30, 2014, 21,632,863 common shares are issued and outstanding on a fully diluted basis, including the 250,000 restricted common shares granted to our trustees and officers under our 2013 Equity Incentive Plan in connection with completion of our IPO, which shares vest ratably over three years, and the 84,266 restricted common shares granted to our trustees and officers under our 2013 Equity Incentive Plan in March 2014, which shares vest over a one year period, and no preferred shares are issued and outstanding. Our 2013 Equity Incentive Plan provides for grants of equity based awards up to an aggregate of 600,000 common shares. We issued 250,000 restricted common shares under our 2013 Equity Incentive Plan upon completion of our IPO to our officers and trustees. In March 2014, we issued 84,266 restricted common shares and we granted performance-based restricted stock units in the target level amount of 55,680 common shares to our officers and trustees under our 2013 Equity Incentive Plan.

              Under Maryland law, shareholders are not personally liable for the obligations of a Maryland real estate investment trust solely as a result of their status as shareholders.

Common Shares

              All of the common shares offered in this offering will, upon issuance, be duly authorized, fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of shares of beneficial interest and to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of shares of beneficial interest, holders of our common shares are entitled to receive distributions on such shares of beneficial interest out of assets legally available therefor if, as and when authorized by our board of trustees and declared by us, and the holders of our common shares are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

              Subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of shares of beneficial interest and except as may otherwise be specified in the terms of any class or series of shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares will possess the exclusive voting power. There is no cumulative voting in the election of our trustees, which means that the shareholders entitled to cast a majority of the votes entitled to be cast in the election of trustees can elect all of the trustees then standing for election, and the remaining shareholders will not be able to elect any trustees.

              Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on ownership and transfer of shares contained in our declaration of trust and the terms of any other class or series of common shares, all of our common shares will have equal dividend, liquidation and other rights.

Power to Reclassify Our Unissued Shares of Beneficial Interest

              Our declaration of trust authorizes our board of trustees to classify and reclassify any unissued common or preferred shares into other classes or series of shares of beneficial interest. Prior to the issuance of shares of each class or series, our board of trustees is required by Maryland law and by our declaration of trust to set, subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of shares of beneficial interest, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of common shares or preferred shares that have priority over our common shares as to voting rights, dividends or upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders. No preferred shares are presently outstanding, and we have no present plans to issue any preferred shares.

Power to Increase or Decrease Authorized Shares of Beneficial Interest and Issue Additional Common Shares and Preferred Shares

              We believe that the power of our board of trustees to amend our declaration of trust to increase or decrease the number of authorized shares of beneficial interest, to authorize us to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to authorize us to issue such classified or reclassified shares of beneficial interest will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the common shares, will be available for issuance without further action by our common shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of trustees does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.

Restrictions on Ownership and Transfer

              For us to qualify as a REIT under the Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

              Because our board of trustees believes it is at present essential for us to qualify as a REIT, among other purposes, our declaration of trust provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest, which we refer to as the ownership limit.

              Our declaration of trust also prohibits any person from (i) beneficially owning shares of beneficial interest to the extent that such beneficial ownership would result in our being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), (ii) transferring our shares of beneficial interest to the extent that such transfer would result in our shares of beneficial interest being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code), (iii) beneficially or constructively owning our shares of beneficial interest to the extent such beneficial or constructive ownership would cause us to constructively own ten percent or more of the ownership interests in a tenant (other than a TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code or (iv) beneficially or constructively owning or transferring our shares of beneficial interest if such ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any operators that manage "qualified healthcare properties" for a TRS failing to qualify as "eligible independent contractors" under the REIT rules. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on ownership and transfer, or any person who would have owned our shares of beneficial interest that resulted in a transfer of shares to a charitable trust (as described below), is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days' prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on ownership and transfer will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, or that compliance with the restrictions on ownership and transfer is no longer required for us to qualify as a REIT.

              Our board of trustees, in its sole discretion, may exempt prospectively or retroactively a person from the restrictions described in the paragraph above (other than the restriction described in clause (iv) of the preceding paragraph) and may establish or increase an excepted holder percentage limit for such person. The person seeking an exemption must provide to our board of trustees such representations, covenants and undertakings as our board of trustees may deem appropriate in order to conclude that granting the exemption will not cause us to fail to qualify as a REIT. Our board of trustees may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT. Our board of trustees may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the board of trustees, in its sole discretion, in order to determine or ensure our status as a REIT. Our board of trustees may from time to time increase or decrease the ownership limit for one or more persons, but any decreased ownership limit will not be effective for any person whose percentage ownership of our shares is in excess of the decreased ownership limit until the person's percentage ownership of our shares equals or falls below the decreased ownership limit (although any acquisition of our shares in excess of the decreased ownership limit will be in violation of the decreased ownership limit). Our board of trustees may not increase the ownership limit if the increase, taking into account any expected holder limits, would allow five or fewer individuals (including certain entities) to beneficially own more than 49.9% in value of our outstanding shares.

              Any attempted transfer of our shares of beneficial interest which, if effective, would result in a violation of any of the restrictions described above will result in the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to one or more charitable trusts for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to our shares of beneficial interest being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible trust action, then the trustee will not have the authority to rescind and recast the vote.

              Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above restrictions on ownership and transfer. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the event that resulted in the transfer to the trust did not involve a purchase of the shares at market price, the market price (as defined in our declaration of trust) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our shares have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

              In addition, shares of beneficial interest held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, if the event that resulted in the transfer to the trust did not involve a purchase of the shares at market price, the market price of the shares on the day of the event causing the shares to be held in trust) and (ii) the market price on the date we, or our designee, accept the offer, which we may reduce by the amount of dividends and other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee and pay such amount instead to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and any dividends or other distributions held by the trustee must be paid to the charitable beneficiary.

              If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of the restrictions described above, the transfer that would have resulted in such violation will be void ab initio, and the proposed transferee shall acquire no rights in such shares.

              All certificated shares will bear a legend referring to the restrictions described above (or a declaration that we will furnish a full statement about certain restrictions on transfers to a shareholder on request and without charge).

              Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our shares of beneficial interest, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of our shares of beneficial interest that he or she beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the restrictions on ownership and transfer of our shares. In addition, each shareholder will upon demand be required to provide us with such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

              These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Shares Exchange Listing

              Our common shares are listed on the NYSE under the symbol "DOC."

Transfer Agent and Registrar

              The transfer agent and registrar for our common shares is Registrar & Transfer Company.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR
DECLARATION OF TRUST AND BYLAWS

              Although the following summary describes certain provisions of Maryland law and of our declaration of trust and bylaws, it is not a complete description of Maryland law and our declaration of trust and bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

Number of Trustees; Vacancies

              Our declaration of trust and bylaws provide that the number of our trustees may be established by our board of trustees but may not be less than the minimum number required by the MRL, if any, nor more than 15. Pursuant to our declaration of trust, we have also elected to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on our board of trustees. Accordingly, except as may be provided by our board of trustees in setting the terms of any class or series of shares of beneficial interest, any and all vacancies on our board of trustees may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any individual elected to fill such vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is duly elected and qualifies.

              Each of our trustees will be elected by our shareholders to serve for a one-year term and until his or her successor is duly elected and qualifies. A plurality of all votes cast on the matter at a meeting of shareholders at which a quorum is present is sufficient to elect a trustee. The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at a meeting constitutes a quorum.

Removal of Trustees

              Our declaration of trust provides that, subject to the rights of holders of any class or series of preferred shares, a trustee may be removed only for "cause," and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees. For this purpose, "cause" means, with respect to any particular trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. These provisions, when coupled with the exclusive power of our board of trustees to fill vacancies on our board of trustees, generally precludes shareholders from (i) removing incumbent trustees except for "cause" and with a substantial affirmative vote and (ii) filling the vacancies created by such removal with their own nominees.

Business Combinations

              Under certain provisions of the MGCL applicable to Maryland real estate investment trusts, certain "business combinations," including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland real estate investment trust and an "interested shareholder" or, generally, any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the real estate investment trust's outstanding voting shares or an affiliate or associate of the real estate investment trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of beneficial interest of the real estate investment trust, or an affiliate of such an interested shareholder, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such real estate investment trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest in the real estate investment trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of beneficial interest in the real estate investment trust other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested shareholder, unless, among other conditions, the real estate investment trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. Under the MGCL, a person is not an "interested shareholder" if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. A real estate investment trust's board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by it.

              These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our board of trustees has by resolution exempted business combinations between us and any other person from these provisions of the MGCL, provided that the business combination is first approved by our board of trustees, including a majority of trustees who are not affiliates or associates of such person, and, consequently, the five year prohibition and the supermajority vote requirements will not apply to such business combinations. As a result, any person may be able to enter into business combinations with us that may not be in the best interests of our shareholders without compliance by us with the supermajority vote requirements and other provisions of the statute. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our board of trustees does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

              The MGCL provides that holders of "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights with respect to the control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest in a real estate investment trust in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of trustees: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the real estate investment trust or (3) an employee of the real estate investment trust who is also a trustee of the real estate investment trust. "Control shares" are voting shares which, if aggregated with all other such shares owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power. Control shares do not include shares that the acquirer is then entitled to vote as a result of having previously obtained shareholder approval or shares acquired directly from the real estate investment trust. A "control share acquisition" means the acquisition of issued and outstanding control shares, subject to certain exceptions.

              A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an "acquiring person statement" as described in the MGCL), may compel a Maryland real estate investment trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the real estate investment trust may itself present the question at any shareholders' meeting.

              If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the real estate investment trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders' meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights, unless our declaration of trust or bylaws provide otherwise. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

              The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or statutory share exchange if the real estate investment trust is a party to the transaction or (b) acquisitions approved or exempted by the declaration of trust or bylaws of the real estate investment trust.

              Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

              Subtitle 8 of Title 3 of the MGCL permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:

  •
  a classified board;

  •
  a two-thirds vote requirement for removing a trustee;

  •
  a requirement that the number of trustees be fixed only by vote of the trustees;

  •
  a requirement that a vacancy on the board be filled only by the remaining trustees and, if the board is classified, for the remainder of the full term of the class of trustees in which the vacancy occurred; and

  •
  a majority requirement for the calling of a shareholder-requested special meeting of shareholders.

              Pursuant to our declaration of trust, we have elected to be subject to the provision of Subtitle 8 that requires that vacancies on our board may be filled only by the remaining trustees and for the remainder of the full term of the trusteeship in which the vacancy occurred. Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any trustee from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of trusteeships, (3) require that a vacancy on the board be filled only by the remaining trustees and (4) require, unless called by our chairman, chief executive officer, president or the board of trustees, the written request of shareholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting to call a special meeting of shareholders.

Meetings of Shareholders

              Pursuant to our declaration of trust and bylaws, a meeting of our shareholders for the purpose of the election of trustees and the transaction of any business will be held annually on a date and at the time and place set by our board of trustees. A special meeting of our shareholders to act on any matter that may properly be brought before a meeting of our shareholders will also be called by our secretary upon the written request of shareholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting on such matter and containing the information required by our bylaws. Our secretary will inform the requesting shareholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting shareholder must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting.

Mergers; Extraordinary Transactions

              Under the MRL, a Maryland real estate investment trust generally cannot merge with another entity unless advised by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust's declaration of trust. Our declaration of trust provides that these mergers must be advised by our board of trustees and approved by a majority of all of the votes entitled to be cast on the matter. Our declaration of trust also provides that we may sell or transfer all or substantially all of our assets if approved by our board of trustees and by the affirmative vote of a majority of all the votes entitled to be cast on the matter. However, many of our operating assets will be held by our subsidiaries, and these subsidiaries may be able to sell all or substantially all of their assets or merge with another entity without the approval of our shareholders.

Amendment to Our Declaration of Trust and Bylaws

              Under the MRL, a Maryland real estate investment trust generally cannot amend its declaration of trust unless advised by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a different percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust's declaration of trust.

              Except for amendments to the provisions of our declaration of trust related to the removal of trustees and the vote required to amend the provision regarding amendments to the removal provisions itself (each of which require the affirmative vote of not less than two-thirds of all the votes entitled to be cast on the matter) and certain amendments described in our declaration of trust that require only approval by our board of trustees, our declaration of trust may be amended only with the approval of our board of trustees and the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter.

              Our board of trustees has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Our Termination

              Our declaration of trust provides for us to have a perpetual existence. Our termination must be approved by a majority of our entire board of trustees and the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Trustee Nominations and New Business

              Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our board of trustees at an annual meeting and the proposal of other business to be considered by shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees or (3) by a shareholder of record both at the time of giving of notice and at the time of the annual meeting, who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws. Our bylaws currently require the shareholder generally to provide notice to the secretary containing the information required by our bylaws not less than 120 days nor more than 150 days prior to the first anniversary of the date of our proxy statement for the solicitation of proxies for election of trustees at the preceding year's annual meeting, or if the date of the meeting is advanced or delayed by more than 30 days from the first anniversary of the preceding year's annual meeting, or with respect to the first annual meeting after this offering, not more than 150 days before the date of such meeting and not less than the later of 120 days before the date of such meeting or 10 days after the date on which we first publicly announce the date of such meeting.

              With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of trustees at a special meeting may be made only by or at the direction of our board of trustees or provided that our board of trustees has determined that trustees will be elected at such meeting, by a shareholder who has complied with the advance notice provisions set forth in our bylaws. Such shareholder may nominate one or more individuals, as the case may be, for election as a trustee if the shareholder's notice containing the information required by our bylaws is delivered to the secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of (1) the 90th day prior to such special meeting or (2) the tenth day following the day on which public announcement is first made of the date of the special meeting and the proposed nominees of our board of trustees to be elected at the meeting.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

              If the applicable exemption in our bylaws is repealed and the applicable resolution of our board of trustees is repealed, the control share acquisition provisions and the business combination provisions of the MGCL, respectively, as well as the provisions in our declaration of trust and bylaws, as applicable, on removal of trustees and the filling of trustee vacancies and the restrictions on ownership and transfer of shares of beneficial interest, together with the advance notice and shareholder requested special meeting provisions of our bylaws, alone or in combination, could serve to delay, deter or prevent a transaction or a change in our control that might involve a premium price for holders of our common shares or otherwise be in their best interests.

Indemnification and Limitation of Trustees' and Officers' Liability

              Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our declaration of trust contains a provision which eliminates our trustees' and officers' liability to the maximum extent permitted by Maryland law.

              Maryland law permits a Maryland real estate investment trust to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the trustee or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland real estate investment trust may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland real estate investment trust to advance reasonable expenses to a trustee or officer upon the corporation's receipt of (a) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the trust if it is ultimately determined that the standard of conduct was not met.

              Our declaration of trust authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former trustee or officer or any individual who, while a trustee or officer of our company and at our request, serves or has served as a trustee, director, officer, partner, member, manager, employee, or agent of another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employees or agents of our company or a predecessor of our company. Furthermore, our officers and trustees are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See "Underwriting."

              We have entered into indemnification agreements with each of our executive officers and trustees whereby we agree to indemnify such executive officers and trustees to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or trustee to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or trustee.

REIT Qualification

              Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT.

SHARES ELIGIBLE FOR FUTURE SALE

General

              Our declaration of trust provides that we may issue up to 500,000,000 common shares of beneficial interest, $0.01 par value per share. As of April 30, 2014, we had 21,632,863 common shares issued and outstanding. In addition, 3,698,877 common shares were reserved for issuance upon redemption of outstanding OP Units.

              Of these shares, the 11,753,597 shares sold in the IPO and the 9,545,000 shares sold in the 2013 Follow-On Offering are, and the shares we sell in this offering will be, freely transferable without restriction or further registration under the Securities Act, subject to the restrictions on ownership and transfer of our shares set forth in our declaration of trust, except for any shares purchased in the IPO or this offering by our "affiliates," as that term is defined by Rule 144 under the Securities Act. The 334,266 restricted common shares issued to our officers, trustees and affiliates pursuant to the 2013 Equity Incentive Plan and the common shares issuable to officers, trustees and affiliates upon redemption of OP Units are "restricted shares" as defined in Rule 144.

              Our common shares are traded on the NYSE. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common shares (including shares issued upon the redemption of OP Units), or the perception that such sales could occur, may adversely affect prevailing market prices of our common shares. Further, no assurances can be given as to (1) the liquidity of any such market, (2) the ability of shareholders to sell their shares or (3) the prices that shareholders may obtain for any of the shares. See "Risk Factors—Risks Related to this Offering."

              For a description of certain restrictions on transfers of our common shares held by certain of our shareholders, see "Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer."

Redemption Rights

              In connection with the formation transactions, our operating partnership issued an aggregate of 2,744,000 OP Units to the Ziegler Funds on July 24, 2013. As consideration for a portion of the purchase price of our acquisition of the Crescent City property on September 30, 2013, our operating partnership issued an aggregate of 954,877 OP Units to the sellers of that property. Beginning on the first anniversary of the closing of the formation transactions and the Crescent City property, respectively, the holders of the OP Units issued in the two transactions described above and certain qualifying assignees of such OP Unit holders will have the right to require our operating partnership to redeem part or all of their OP Units for cash, or, at our election, common shares, subject to the procedure for exercising an OP Unit redemption right provided in the operating partnership's partnership agreement and described under the section entitled "Description of the Partnership Agreement of Physicians Realty L.P.—Redemption Rights" and the restrictions on ownership and transfer of our shares set forth in our declaration of trust and described under the section entitled "Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer." See "Description of the Partnership Agreement of Physicians Realty L.P."

Registration Rights

              Pursuant to the terms of the partnership agreement of our operating partnership, we agreed to file, following the date on which we become eligible to file a registration statement on Form S-3 under the Securities Act, one or more registration statements registering the issuance or resale of the common shares issuable upon redemption of the OP Units issued in connection with the formation transactions. We will pay all of the expenses relating to such registration statements.

Equity Incentive Plan

              Our 2013 Equity Incentive Plan provides for the grant of equity incentive awards to our trustees, officers, employees and consultants. An aggregate of 600,000 common shares are authorized for issuance under awards granted pursuant to the 2013 Equity Incentive Plan, of which (i) 250,000 restricted common shares were granted to our trustees and officers upon completion of our IPO, (ii) 84,266 restricted common shares were granted to our trustees and officers in March 2014 and (iii) 55,680 performance-based restricted stock units at target level were granted to our officers in March 2014 and in each case of (i), (ii) and (iii) above, the restricted common shares or common shares underlying the performance-based restricted stock units, as applicable, will be subject to the lock-up agreements discussed below. An aggregate of 210,054 additional common shares are available for future issuance under the awards granted pursuant to our 2013 Equity Incentive Plan.

              We filed with the SEC a Registration Statement on Form S-8 covering the common shares issuable under our 2013 Equity Incentive Plan. Common shares covered by this registration statement, including any common shares issuable upon the exercise of options and restricted common shares, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Lock-up Agreements

              In addition to the limits placed on the sale of our common shares by operation of Rule 144 and other provisions of the Securities Act, our trustees, executive officers, and their respective affiliates have agreed with the underwriters of this offering, subject to certain exceptions, not to sell or otherwise transfer or encumber, or enter into any transaction that transfers, in whole or in part, directly or indirectly, any common shares or securities convertible into, exchangeable for or exercisable for common shares owned by them at the completion of this offering or thereafter acquired by them for a period of 90 days after the date of the underwriting agreement, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and KeyBanc Capital Markets Inc.

              However, in addition to certain other exceptions, each of our trustees, executive officers and their respective affiliates may transfer or dispose of his or her shares during the lock-up period in the case of gifts or for estate planning purposes that each transferee agrees to a similar lock-up agreement for the remainder of the lock-up period, the transfer does not involve a disposition for value, no report is required to be filed by the transferor under the Exchange Act as a result of the transfer and the transferor does not voluntarily effect any public filing or report regarding such transfer. See "Underwriting—No Sales of Similar Securities."

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

              This section summarizes the material U.S. federal income tax considerations that you, as a prospective investor, may consider relevant in connection with the purchase, ownership and disposition of our common shares. Baker & McKenzie LLP has acted as our tax counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the U.S. federal income tax laws, such as:

  •
  insurance companies;

  •
  tax-exempt organizations (except to the limited extent discussed in "—Taxation of Tax-Exempt Shareholders" below);

  •
  financial institutions or broker-dealers;

  •
  non-U.S. individuals and foreign corporations (except to the limited extent discussed in "—Taxation of Non-U.S. Shareholders" below);

  •
  U.S. expatriates;

  •
  persons who mark-to-market our common shares;

  •
  subchapter S corporations;

  •
  U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

  •
  regulated investment companies and REITs;

  •
  trusts and estates;

  •
  persons who receive our common shares through the exercise of employee shares options or otherwise as compensation;

  •
  persons holding our common shares as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

  •
  persons subject to the alternative minimum tax provisions of the Code; and

  •
  persons holding our common shares through a partnership or similar pass-through entity.

              This summary assumes that shareholders hold our shares as capital assets for U.S. federal income tax purposes, which generally means property held for investment.

              The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, final, temporary and proposed regulations promulgated by the U.S. Treasury Department ("Treasury Regulations"), the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. Future legislation, Treasury Regulations, administrative interpretations and court decisions could change the current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

              WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, DISPOSITION AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of our Company

              We were organized on April 9, 2013 as a Maryland real estate investment trust. We are a Maryland real estate investment trust and will elect to be taxed as a REIT for U.S. federal income tax purposes beginning with our short taxable year ending December 31, 2013 upon the filing of our federal income tax return for such year. We believe that, commencing with such taxable year, we have been organized and will have operated in such a manner as to qualify for taxation as a REIT under the U.S. federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the U.S. federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

              In connection with this offering, Baker & McKenzie LLP is rendering an opinion that we qualified to be taxed as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2013 and our organization and current and proposed method of operations will enable us to continue to qualify for taxation as a REIT for our taxable year ending December 31, 2014 and thereafter. Investors should be aware that Baker & McKenzie LLP's opinion will be based upon various customary assumptions relating to our organization and operation, will be conditioned upon certain representations and covenants made by our management as to factual matters, including representations regarding our organization, the nature of our assets and income, and the conduct of our business operations. Baker & McKenzie LLP's opinion is not binding upon the IRS, or any court and speaks as of the date issued. In addition, Baker & McKenzie LLP's opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of ownership of shares of our beneficial interest, and the percentage of our earnings that we distribute. Baker & McKenzie LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. While we intend to operate so that we will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by tax counsel or by us that we will qualify as a REIT for any particular year. Baker & McKenzie LLP's opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which could require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see "Failure to Qualify."

              If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, we will be subject to U.S. federal tax in the following circumstances:

  •
  We will pay U.S. federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

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  We may be subject to the "alternative minimum tax" on any items of tax preference, including any deductions of net operating losses.

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  We will pay income tax at the highest corporate rate on:

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  net income from the sale or other disposition of property acquired through foreclosure ("Foreclosure Property") that we hold primarily for sale to customers in the ordinary course of business, and

  •
  other non-qualifying income from Foreclosure Property.

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  We will pay a 100% tax on net income from sales or other dispositions of property, other than Foreclosure Property, that we hold primarily for sale to customers in the ordinary course of business.

  •
  If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under "—Gross Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

  •
  the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

  •
  a fraction intended to reflect our profitability.

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  If, during a calendar year, we fail to distribute at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

  •
  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the shareholders) and would receive a credit or refund for its proportionate share of the tax we paid.

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  We will be subject to a 100% excise tax on any transactions between us and a TRS that are not conducted on an arm's-length basis.

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  If we fail to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or 10% value test, as described below under "—Asset Tests," as long as the failure was due to reasonable cause and not to willful neglect, we file a schedule with the IRS describing each asset that caused such failure, and we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest U.S. federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

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  If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

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  If we acquire any asset from an entity treated as a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to such entity's basis in the asset or to another asset, we will pay tax at the highest applicable regular corporate rate (currently 35%) if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

  •
  the amount of gain that we recognize at the time of the sale or disposition, and

  •
  the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

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  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's shareholders, as described below in "—Recordkeeping Requirements."

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  The earnings of our lower-tier entities that are treated as C corporations, including any TRS we may form and any taxable REIT subsidiaries we form in the future, will be subject to U.S. federal corporate income tax.

              In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any TRS we may form and any other taxable REIT subsidiaries we form in the future will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

              A REIT is a corporation, trust, or association that meets each of the following requirements:

    1.
    It is managed by one or more trustees or directors.

    2.
    Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

    3.
    It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

    4.
    It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

    5.
    At least 100 persons are beneficial owners of its shares or ownership certificates.

    6.
    Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

    7.
    It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

    8.
    It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to shareholders.

    9.
    It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws.

              We must meet requirements 1 through 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and we do not know, or would not have reason to know after exercising reasonable diligence that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining shares ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

              Our declaration of trust provides restrictions regarding the transfer and ownership of shares of beneficial interest. See "Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer." We believe that we have issued sufficient shares of beneficial interest with sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our declaration of trust are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.

Qualified REIT Subsidiaries.

              A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the shares of which are owned by the REIT and for which no election has been made to treat such corporation as a TRS. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships.

              An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see "Asset Tests") will be based on our proportionate interest in the equity interests and certain debt securities issued by the partnership, and, for purposes of the gross income tests (see "Gross Income Tests") we will be deemed to be entitled to the income of the partnership attributable to such share. For all of the other asset tests, our proportionate share will be based on our capital interest in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

              We have control of our operating partnership and intend to control any subsidiary partnerships and limited liability companies, and we intend to operate them in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

Taxable REIT Subsidiaries.

              A REIT may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a TRS. We will not be treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the shares issued by a TRS to us will be an asset in our hands, and we will treat the distributions paid to us from such TRS, if any, as income. This treatment may affect our compliance with the gross income and asset tests. Because we will not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake activities indirectly, such as earning fee income, that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT's assets may consist of shares or securities of one or more TRSs.

              A TRS pays income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis.

              A TRS may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. A TRS is not considered to operate or manage a "qualified health care property" or "qualified lodging facility" solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so.

              Rent that we receive from a TRS will qualify as "rents from real property" under two scenarios. Under the first scenario, rent we receive from a TRS will qualify as "rents from real property" as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under "—Gross Income Tests—Rents from Real Property." If we lease space to a TRS in the future, we will seek to comply with these requirements. Under the second scenario, rents that we receive from a TRS will qualify as "rents from real property" if the TRS leases a property from us that is a "qualified health care property" and such property is operated on behalf of the TRS by a person who qualifies as an "independent contractor" and who is, or is related to a person who is, actively engaged in the trade or business of operating "qualified health care properties" for any person unrelated to us and the TRS (an "eligible independent contractor"). A "qualified health care property" includes any real property and any personal property that is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services which is eligible for participation in the Medicare program with respect to such facility. Our initial properties generally will not be treated as "qualified health care properties." Accordingly, we do not currently intend to lease our properties to a TRS. However, to the extent we acquire or own "qualified health care properties" in the future, we may lease such properties to a TRS.

Gross Income Tests

              We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

  •
  rents from real property;

  •
  interest on debt secured by mortgages on real property, or on interests in real property;

  •
  dividends or other distributions on, and gain from the sale of, shares in other REITs;

  •
  gain from the sale of real estate assets, other than property held primarily for sale to customers in the ordinary course of business;

  •
  income derived from the operation, and gain from the sale of, certain property acquired at or in lieu of foreclosure on a lease of, or indebtedness secured by, such Foreclosure Property; and

  •
  income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

              Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Cancellation of indebtedness income and gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from "hedging transactions" that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See "Foreign Currency Gain." The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.

              Rent that we receive from real property that we own and lease to tenants will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if each of the following conditions is met:

  •
  First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

  •
  Second, neither we nor a direct or indirect owner of 10% or more of our shares may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS.

  •
  Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. The allocation of rent between real and personal property is based on the relative fair market values of the real and personal property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

  •
  Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an "independent contractor," but instead may provide services directly to our tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "noncustomary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Such income will not disqualify all rents from tenants of the property as rents from real property, but income from such services will not qualify as rents from real property. Furthermore, we may own up to 100% of the shares of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties.

              If a portion of the rent that we receive from a property does not qualify as "rents from real property" because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular property does not qualify as "rents from real property" because either (1) the rent is considered based on the income or profits of the related tenant, (2) the tenant either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying TRSs or (3) we furnish noncustomary services to the tenants of the property in excess of the one percent threshold, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as "rents from real property."

              We do not currently lease, and do not anticipate leasing significant amounts of personal property pursuant to our leases. Moreover, we do not intend to perform any services other than customary ones for our tenants, unless such services are provided through independent contractors from whom we do not receive or derive income or a TRS. Accordingly, we believe that our leases generally produce rent that qualifies as "rents from real property" for purposes of the 75% and 95% gross income tests.

              In addition to the rent, the tenants may be required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties such charges generally will qualify as "rents from real property." To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as "rents from real property." However, to the extent that late charges do not qualify as

"rents from real property," they instead will be treated as interest that qualifies for the 95% gross income test.

              As described above, we may own up to 100% of the shares of one or more TRSs. There are two exceptions to the related-party tenant rule described above for TRSs. Under the first exception, rent that we receive from a TRS will qualify as "rents from real property" as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The "substantially comparable" requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the TRS. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any TRS or related party tenant. Any increased rent attributable to a modification of a lease with a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock (a "controlled TRS") will not be treated as "rents from real property." If in the future we receive rent from a TRS, we will seek to comply with this exception.

              Under the second exception, a TRS is permitted to lease health care properties from the related REIT as long as it does not directly or indirectly operate or manage any health care facilities or provide rights to any brand name under which any health care facility is operated. Rent that we receive from a TRS will qualify as "rents from real property" as long as the "qualified health care property" is operated on behalf of the TRS by an "independent contractor" who is adequately compensated, who does not, directly or through its shareholders, own more than 35% of our shares, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating "qualified health care properties" for any person unrelated to us and the TRS (an "eligible independent contractor"). A "qualified health care property" includes any real property and any personal property that is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services which is eligible for participation in the Medicare program with respect to such facility. Our properties generally will not be treated as "qualified health care properties." Accordingly, we do not currently intend to lease properties to a TRS. However, to the extent we acquire or own "qualified health care properties" in the future, we may lease such properties to a TRS.

Interest.

              The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

  •
  an amount that is based on a fixed percentage or percentages of receipts or sales; and

  •
  an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from leasing substantially all of its interest in the real property securing the debt, and only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by a REIT.

              If a loan contains a provision that entitles a REIT to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

              Interest on debt secured by a mortgage on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan (or, if the loan has experienced a "significant modification" since its origination or acquisition by the REIT, then as of the date of that "significant modification"), a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the interest income attributable to the portion of the principal amount of the loan that is not secured by real property, that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

              We have originated one mezzanine loan, and may continue to originate or acquire such mezzanine loans. Mezzanine loans are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as real estate assets for purposes of the REIT asset tests described below, and interest derived from those loans will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied.

              Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We believe that our mezzanine loan meets all of the requirements for reliance on the safe harbor. However, even if our current mezzanine loan did not meet all of these requirements, and to the extent any mezzanine loans that we originate or acquire in the future do not qualify for the safe harbor described above, the interest income from such loans will be qualifying income for purposes of the 95% gross income test, but there is a risk that such interest income will not be qualifying income for purposes of the 75% gross income test. We have invested, and will continue to invest, in mezzanine loans in a manner that will enable us to continue to satisfy the REIT gross income and asset tests.

Dividends.

              Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions.

              A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than Foreclosure Property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our properties will be held primarily for sale to customers and that a sale of any of our properties will not be in the ordinary course of our business. Whether a REIT holds a property "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

  •
  the REIT has held the property for not less than two years;

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  the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

  •
  either (1) during the year in question, the REIT did not make more than seven sales of property other than Foreclosure Property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

  •
  in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

  •
  if the REIT has made more than seven sales of non-Foreclosure Property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

              We will attempt to comply with the terms of the safe-harbor provisions in the U.S. federal income tax laws prescribing when a property sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business." The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Fee Income.

              Fee income generally will not be qualifying income for purposes of either the 75% or 95% gross income tests. Any fees earned by any TRS we form, such as fees for providing asset management and construction management services to third parties, will not be included for purposes of the gross income tests.

Foreclosure Property.

              We will be subject to tax at the maximum corporate rate on any income from Foreclosure Property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from Foreclosure Property will qualify under the 75% and 95% gross income tests. Foreclosure Property is any real property, including interests in real property, and any personal property incident to such real property:

  •
  that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or when default was imminent on a lease of such property or on indebtedness that such property secured;

  •
  for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

  •
  for which the REIT makes a proper election to treat the property as Foreclosure Property.

              Foreclosure Property also includes certain "qualified health care properties" (as defined above under "—Rents from Real Property") acquired by a REIT as a result of the termination or expiration of a lease of such property (other than by reason of a default, or the imminence of a default, on the lease).

              A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be Foreclosure Property at the end of the third taxable year (or, with respect to qualified health care property, the second taxable year) following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and Foreclosure Property ceases to be Foreclosure Property on the first day:

  •
  on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

  •
  on which any construction takes place on the property, other than completion of a building or any other improvement where more than 10% of the construction was completed before default became imminent; or

  •
  which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions.

              From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from "hedging transactions" will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided we satisfy the identification requirements discussed below. A "hedging transaction" means either (1) any transaction entered into in the normal course of our or our operating partnership's trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Foreign Currency Gain.

              Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. "Real estate foreign exchange gain" will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain "qualified business units" of a REIT. "Passive foreign exchange gain" will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests.

              If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are generally available if:

  •
  our failure to meet those tests is due to reasonable cause and not to willful neglect; and

  •
  following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the Treasury.

              We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "—Taxation of Our Company," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

              To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

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  cash or cash items, including certain receivables and money market funds and, in certain circumstances, foreign currencies;

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  government securities;

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  interests in real property, including leaseholds and options to acquire real property and leaseholds;

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  interests in mortgage loans secured by real property;

  •
  shares in other REITs; and

  •
  investments in shares or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

              Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets (the "5% asset test").

              Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power of any one issuer's outstanding securities or 10% of the value of any one issuer's outstanding securities (the "10% vote test" and "10% value test," respectively).

              Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

              Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs, other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test (the "25% securities test").

              For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term "securities" does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or a TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term "securities," however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term "securities" does not include:

  •
  "Straight debt" securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors. "Straight debt" securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the shares) hold non-"straight debt" securities that have an aggregate value of more than 1% of the issuer's outstanding securities. However, "straight debt" securities include debt subject to the following contingencies:

  •
  a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer's debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

  •
  a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

  •
  Any loan to an individual or an estate;

  •
  Any "section 467 rental agreement," other than an agreement with a related party tenant;

  •
  Any obligation to pay "rents from real property";

  •
  Certain securities issued by governmental entities;

  •
  Any security issued by a REIT;

  •
  Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

  •
  Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership's gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in "—Gross Income Tests."

              For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

              We believe that our holdings of assets comply with the foregoing asset tests, and we intend to monitor compliance on an ongoing basis. However, independent appraisals have not been obtained to support our conclusions as to the value of our assets. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. As described above, Revenue Procedure 2003-65 provides a safe harbor pursuant to which certain mezzanine loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test (and therefore, are not subject to the 5% asset test and the 10% vote or value test). See "—Gross Income Tests." We believe that our current mezzanine loan should qualify for that safe harbor. However, even if our current mezzanine loan or any mezzanine loans that we originate or acquire in the future were deemed not to qualify for the safe harbor, such mezzanine loans either should be treated as qualifying assets for the 75% asset test or should be excluded from the definition of securities for purposes of the 10% value test. We will continue to make mezzanine loans only to the extent such loans will not cause us to fail the asset tests described above

              We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. However, there is no assurance that we will not inadvertently fail to comply with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

  •
  we satisfied the asset tests at the end of the preceding calendar quarter; and

  •
  the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

              If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

              If we violate the 5% asset test, the 10% vote test or the 10% value test described above at the end of any quarter of each taxable year, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of the value of our assets or $10 million) and (2) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (1) dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a schedule with the IRS describing each asset that caused the failure and (3) pay a tax equal to the greater of $50,000 or 35% of the net income from the assets causing the failure during the period in which we failed to satisfy the asset tests.

              We believe that the assets that we will hold will satisfy the foregoing asset test requirements. However, we will not obtain independent appraisals to support our conclusions as to the value of our assets. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

              Each year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

  •
  the sum of:

  •
  90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss, and

  •
  90% of our after-tax net income, if any, from Foreclosure Property, minus

  •
  the sum of certain items of non-cash income (to the extent such items of income exceed 5% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain or loss).

              We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (1) we declare the distribution before we timely file our U.S. federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (2) we declare the distribution in October, November or December of the taxable year, payable to shareholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (1) are taxable to the shareholders in the year in which paid, and the distributions in clause (2) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

              We will pay U.S. federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

  •
  85% of our REIT ordinary income for such year,

  •
  95% of our REIT capital gain income for such year, and

  •
  any undistributed taxable income from prior periods.

              We will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

              We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

              It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our "REIT taxable income." Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our shares of beneficial interest or debt securities.

              We may satisfy the 90% distribution test with taxable distributions of our shares or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in shares as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. Those rulings may be relied upon only by taxpayers whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/shares dividends, but that revenue procedure has expired. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and shares. We have no current intention to make a taxable dividend payable in our shares.

              Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

              We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares. We intend to comply with these requirements.

Failure to Qualify

              If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in "—Gross Income Tests" and "—Asset Tests."

              If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to U.S. federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In addition, we may be required to pay penalties and/or interest with respect to such tax. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to shareholders generally would be taxable as ordinary dividend income. Subject to certain limitations of the U.S. federal income tax laws, corporate shareholders may be eligible for the dividends received deduction and shareholders taxed at individual rates may be eligible for the reduced federal income tax rate of up to 20% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether we would qualify for such statutory relief in all circumstances.

Taxation of Taxable U.S. Shareholders

              This section is a summary of the rules governing the U.S. federal income taxation of U.S. shareholders and is for general information only. We urge you to consult your tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and disposition of our common shares.

              As used herein, the term "U.S. shareholder" means a beneficial owner of our common shares that for U.S. federal income tax purposes is:

  •
  a citizen or resident of the United States;

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  a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

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  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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  any trust if (1) a court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

              If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common shares, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common shares by the partnership.

              As long as we qualify as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain.

              A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. shareholder generally will not qualify for the 20% tax rate for "qualified dividend income." The maximum tax rate for qualified dividend income received by U.S. shareholders taxed at individual rates is 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is currently 39.6%. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. shareholders that are taxed at individual rates. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders (See—"Taxation of Our Company" above), our dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from non REIT corporations, such as any TRS we may form, and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our common shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common shares become ex-dividend.

              Individuals, trusts and estates whose income exceeds certain thresholds are also subject to an additional 3.8% Medicare tax on dividends received from us. U.S. shareholders are urged to consult their tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our shares.

              A U.S. shareholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. shareholder has held our common shares. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. See "Capital Gains and Losses." A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

              We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such shareholder, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

              A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder's common shares. Instead, the distribution will reduce the U.S. shareholder's adjusted basis in such shares. A U.S. shareholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder's adjusted basis in his or her shares as long-term capital gain, or short-term capital gain if the shares have been held for one year or less, assuming the shares are a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution will be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

              U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the U.S. shareholder is a limited partner, against such income or gain. In addition, taxable distributions from us and gain from the disposition of our common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Shareholders on the Disposition of Common Shares

              A U.S. shareholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the U.S. shareholder has held our common shares for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. shareholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder's adjusted tax basis. A shareholder's adjusted tax basis generally will equal the U.S. shareholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of our common shares may be disallowed if the U.S. shareholder purchases other shares of our common shares within 30 days before or after the disposition.

              If we redeem shares held by a U.S. shareholder, such U.S. shareholder will be treated as having sold the redeemed shares if (1) all of the U.S. shareholder's shares are redeemed (after taking into consideration certain ownership attribution rules) or (2) such redemption is either (i) "not essentially equivalent" to a dividend or (ii) "substantially disproportionate." If a redemption is not treated as a sale of the redeemed shares, it will be treated as a distribution made with respect to such shares. U.S. shareholders are urged to consult their tax advisors regarding the taxation of any particular redemption of our shares.

Capital Gains and Losses

              A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 39.6%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "Section 1250 property," or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property.

              Individuals, trusts and estates whose income exceeds certain thresholds are also subject to an additional 3.8% Medicare tax on gain from the sale of our common shares. U.S. shareholders are urged to consult their tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our shares.

              With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to U.S. shareholders taxed at individual rates currently at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Shareholders

              This section is a summary of rules governing the U.S. federal income taxation of U.S. shareholders that are tax-exempt entities and is for general information only. We urge tax-exempt shareholders to consult their tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and disposition of our common shares, including any reporting requirements.

              Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute UBTI. However, if a tax-exempt shareholder were to finance (or be deemed to finance) its acquisition of common shares with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the "debt-financed property" rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares of beneficial interest must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares of beneficial interest only if:

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  the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

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  we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of beneficial interest be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares of beneficial interest in proportion to their actuarial interests in the pension trust; and

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  either:

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  one pension trust owns more than 25% of the value of our shares of beneficial interest; or

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  a group of pension trusts individually holding more than 10% of the value of our shares of beneficial interest collectively owns more than 50% of the value of our shares of beneficial interest.

Taxation of Non-U.S. Shareholders

              This section is a summary of the rules governing the U.S. federal income taxation of non-U.S. shareholders. The term "non-U.S. shareholder" means a beneficial owner of our common shares that is not a U.S. shareholder, a partnership (or entity treated as a partnership for U.S. federal income tax purposes) or a tax-exempt shareholder. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex and this summary is for general information only. We urge non-U.S. shareholders to consult their tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and disposition of our common shares, including any reporting requirements.

Distributions

              A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of a "United States real property interest," or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distribution, and a non-U.S. shareholder that is a corporation also may be subject to a 30% branch profits tax with respect to that distribution. The branch profits tax may be reduced by an applicable tax treaty. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

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  a lower treaty rate applies and the non-U.S. shareholder provides us with an IRS Form W-8BEN evidencing eligibility for that reduced rate;

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  the non-U.S. shareholder provides us with an IRS Form W-8ECI claiming that the distribution is effectively connected with the conduct of a U.S. trade or business; or

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  the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

              A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of the non-U.S. shareholder in its common shares. Instead, the excess portion of such distribution will reduce the adjusted basis of the non-U.S. shareholder in such shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the non-U.S. shareholder in its common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common shares, as described below. We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

              For any year in which we qualify as a REIT, a non-U.S. shareholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, subject to the exception discussed below for distributions on a class of shares that is regularly traded on an established securities market to a less-than-5% holder of such shares, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless the exception described in the next paragraph applies, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.

              Because our common shares are regularly traded on an established securities market in the United States, capital gain distributions on our common shares that are attributable to our sale of a USRPI will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. shareholder did not own more than 5% of our common shares at any time during the one-year period preceding the distribution. As a result, non-U.S. shareholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. Since immediately following the IPO, our common shares have been regularly traded on an established securities market in the United States. If our common shares were not regularly traded on an established securities market in the United States, capital gain distributions that are attributable to our sale of USRPIs would be subject to tax under FIRPTA, as described in the preceding paragraph. In such case, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold. Moreover, if a non-U.S. shareholder disposes of our common shares during the 30-day period preceding a dividend payment, and such non-U.S. shareholder (or a person related to such non-U.S. shareholder) acquires or enters into a contract or option to acquire our common shares within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. shareholder, then such non-U.S. shareholder will be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

              For payments after June 30, 2014, a U.S. withholding tax at a 30% rate will be imposed on dividends paid to certain non-U.S. shareholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. shareholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Dispositions

              Non-U.S. shareholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common shares if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT's assets are USRPI, then the REIT will be a United States real property holding corporation. We believe that we are a United States real property holding corporation based on our investment strategy. However, even if we are a United States real property holding corporation, a non-U.S. shareholder generally would not incur tax under FIRPTA on gain from the sale of our common shares if we are a "domestically controlled qualified investment entity."

              A "domestically controlled qualified investment entity" includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. shareholders. We cannot assure you that this test will be met.

              Because our common shares are regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to our common shares, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. shareholder sells our common shares. Under that exception, the gain from such a sale by such a non-U.S. shareholder will not be subject to tax under FIRPTA if (1) our common shares are treated as being regularly traded on an established securities market under applicable Treasury Regulations and (2) the non-U.S. shareholder owned, actually or constructively, 5% or less of our common shares at all times during a specified testing period. As described above, our common shares have been regularly traded on an established securities market following our IPO.

              If the gain on the sale of our common shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. In addition, distributions that are subject to tax under FIRPTA also may be subject to a 30% branch profits tax when made to a non-U.S. shareholder treated as a corporation (under U.S. federal income tax principles) that is not otherwise entitled to treaty exemption. Finally, if we are not a domestically controlled qualified investment entity at the time our shares are sold and the non-U.S. shareholder does not qualify for the exemptions described in the preceding paragraph, under FIRPTA the purchaser of our common shares also may be required to withhold 10% of the purchase price and remit this amount to the IRS on behalf of the selling non-U.S. shareholder.

              With respect to individual non-U.S. shareholders, even if not subject to FIRPTA, capital gains recognized from the sale of our common shares will be taxable to such non-U.S. shareholder if he or she is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and some other conditions apply, in which case the non-resident alien individual may be subject to a U.S. federal income tax on his or her U.S. source capital gain.

              For payments after December 31, 2016, a U.S. withholding tax at a 30% rate will be imposed on proceeds from the sale of our common shares received by certain non-U.S. shareholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. shareholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Information Reporting Requirements and Withholding

              We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the shareholder:

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  is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

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  provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

              A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.

              Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. shareholder provided that the non-U.S. shareholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. shareholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. shareholder of common shares made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. shareholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

              Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder's U.S. federal income tax liability if certain required information is furnished to the IRS. Shareholders should consult their tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

              For payments after June 30, 2014, a U.S. withholding tax at a 30% rate will be imposed on dividends paid to U.S. shareholders who own our shares of our beneficial interest through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments after December 31, 2016, on proceeds from the sale of our common shares by U.S. shareholders who own our common shares through foreign accounts or foreign intermediaries. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. shareholders who fail to certify their non-foreign status to us. We will not pay any additional amounts in respect of amounts withheld.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

              The following discussion summarizes certain U.S. federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a "Partnership" and, collectively, the "Partnerships"). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

    Classification as Partnerships.

              We will include in our income our distributive share of each Partnership's income and deduct our distributive share of each Partnership's losses only if such Partnership is classified for U.S. federal income tax purposes as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner for U.S. federal income tax purposes) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:

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  is treated as a partnership under the Treasury Regulations relating to entity classification (the "check-the-box regulations"); and

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  is not a "publicly-traded partnership."

              Under the check-the-box regulations, an unincorporated entity with at least two owners or members may generally elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it will generally be treated as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) for U.S. federal income tax purposes. Our operating partnership intends to be classified as a partnership for U.S. federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

              A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership's gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the "90% passive income exception"). Treasury Regulations provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors (the "private placement exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. We expect that our operating partnership and any other partnership in which we own an interest will qualify for the private placement exception.

              We have not requested, and do not intend to request, a ruling from the IRS that our operating partnership will be classified as a partnership for U.S. federal income tax purposes. If for any reason our operating partnership were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See "Gross Income Tests" and "Asset Tests." In addition, any change in a Partnership's status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See "Distribution Requirements." Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

Income Taxation of the Partnerships and their Partners

    Partners, Not the Partnerships, Subject to Tax.

              A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership's income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

    Partnership Allocations.

              Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership's allocations of taxable income, gain, and loss are intended to comply with the requirements of the U.S. federal income tax laws governing partnership allocations.

    Tax Allocations With Respect to Partnership Properties.

              Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution (the "704(c) Allocations"). The amount of the unrealized gain or unrealized loss ("built-in gain" or "built-in loss") is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "book-tax difference"). Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference. A book-tax difference generally is decreased on an annual basis as a result of depreciation deductions to the contributing partner for book purposes but not for tax purposes. The 704(c) Allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. In connection with our formation transactions, property which may have a built-in gain or a built-in loss was acquired by our operating partnership in exchange for OP Units. Our operating partnership has a carryover, rather than a fair market value, adjusted tax basis in such contributed assets equal to the adjusted tax basis of the contributors in such assets, resulting in a book-tax difference. As a result of that book-tax difference, we have a lower adjusted tax basis with respect to that portion of our operating partnership's assets than we would have with respect to assets having a tax basis equal to fair market value at the time of acquisition. This could result in lower depreciation deductions with respect to the portion of our operating partnership's assets attributable to such contributions.

              The U.S. Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of our operating partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (2) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (2) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which may adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends. Our operating partnership may use any allowable method to account for book-tax differences in a manner that allows us to minimize any potential adverse consequences described above.

Sale of a Partnership's Property

              Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code, any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or built-in loss on those properties for U.S. federal income tax purposes. The partners' built-in gain or built-in loss on such contributed properties will equal the difference between the partners' proportionate share of the book value of those properties and the partners' tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the "book-tax difference." See "Income Taxation of the Partnerships and their Partners—Tax Allocations With Respect to Partnership Properties." Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

              Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may have an adverse effect upon our ability to satisfy the income tests for REIT status. See "Gross Income Tests." We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership's trade or business.

Legislative or Other Actions Affecting REITs

              The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective shareholders are urged to consult with their tax advisors regarding the effect of potential changes to the federal tax laws on an investment in our common shares.

State and Local Taxes

              We and/or our shareholders may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws upon an investment in our common shares.

ERISA CONSIDERATIONS

              The following is a summary of certain considerations associated with the acquisition, the holding, disposition or transfer of our common shares by the following (each, a "Plan"): (i) pension, profit sharing, retirement or other employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) Keogh plans, individual retirement accounts and annuities and other arrangements that are subject to Section 4975 of the Code, (iii) plans and other arrangements that are subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively referred to herein as, "ERISA Similar Laws"), including, without limitation, governmental plans, non-electing church plans, and foreign plans, and (iv) entities or accounts whose underlying assets include or are deemed to include "plan assets" of any such plans, accounts or arrangements.

              This summary describes certain issues under ERISA and Section 4975 of the Code as currently in effect and the existing administrative and judicial interpretations thereunder. No assurance can be given that administrative, judicial or legislative changes will not occur that may make the statements contained herein incorrect or incomplete. Moreover, no attempt is made in this summary to describe issues that may arise under federal, state or local laws that are not preempted by ERISA or the Code. In addition, this summary does not discuss the laws of any country other than the United States.

              A fiduciary of a Plan subject to ERISA should consider the fiduciary standards under ERISA in the context of the Plan's particular circumstances before authorizing an investment of a portion of that Plan's assets in the common shares. Accordingly, the fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1)(D) of ERISA and (iii) whether the investment is prudent under ERISA, among other considerations. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving the assets of Plans subject to ERISA or the Code and persons who have certain specified relationships to such Plans (such persons being "parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering an investment in our common shares also should consider whether the acquisition, holding, disposition or transfer of the shares might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption under ERISA or issued by the Department of Labor (the "DOL"). Similar restrictions may apply to governmental, non-electing church, and foreign plans which are not subject to ERISA or Section 4975 of the Code. Thus, those considering investing in the shares on behalf of these Plans should consider whether the acquisition, holding, disposition or transfer of the shares might violate any similar restrictions under ERISA Similar Laws.

              The DOL has issued final regulations (the "DOL Regulations"), as to what constitutes assets of an employee benefit plan under ERISA and Section 4975 of the Code. Under the DOL Regulations, if a Plan acquires an equity interest in an entity, which interest is neither a "publicly offered security" nor a security issued by an investment company registered under the 1940 Act, the Plan's assets would include both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is "freely transferable" and part of a class of securities that is "widely held" and either registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the public offering occurred). The shares are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

              The DOL Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. Our common shares are currently "widely held" upon completion of this offering.

              The DOL Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain factors ordinarily will not, alone or in combination, affect the finding that the securities are "freely transferable." We believe that the restrictions imposed under our declaration of trust on the transfer of our shares are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of the common shares to be "freely transferable." The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

              Assuming that the common shares will be "widely held" and "freely transferable," it is expected that at the time of the offering: (i) our common shares will be publicly offered securities for purposes of the DOL Regulations and (ii) that our assets will not be deemed to be "plan assets" of any Plan that invests in our common shares.

              Each holder of our common shares will be deemed to have represented and agreed that its acquisition, holding, disposition or transfer of those common shares (or any interest therein) does not and will not constitute or result in a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or ERISA Similar Laws.

              The foregoing discussion is general in nature and is not intended to be all-inclusive. Any fiduciary of a Plan considering the acquisition, holding, disposition or transfer of our common shares should consult with its legal advisors regarding the consequences of such action. The sale of our common shares to a Plan is in no respect a representation by us or our affiliates, or the underwriters or their respective affiliates, that such an investment meets all of the relevant legal requirements with respect to investments by Plans, or that such an investment is appropriate for Plans generally or any particular Plan.

 UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated and KeyBanc Capital Markets Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of common shares set forth opposite its name below:

Underwriter	Number of Common Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
KeyBanc Capital Markets Inc.
Wunderlich Securities, Inc.
BMO Capital Markets Corp.
Stifel, Nicolaus & Company, Incorporated
Janney Montgomery Scott LLC
Regions Securities LLC
Comerica Securities, Inc.
Compass Point Research & Trading, LLC
J.J.B. Hilliard, W.L. Lyons, LLC
RBS Securities Inc.
B.C. Ziegler and Company

Total	9,500,000

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

              We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $        per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

              The expenses of the offering, not including the underwriting discount, are estimated at $1.5 million and are payable by us.

Option to Purchase Additional Shares

              We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 1,425,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

              We, our executive officers and directors have agreed not to sell or transfer any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with common shares, for        days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and KeyBanc Capital Markets Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

  •
  offer, pledge, sell or contract to sell any common shares,

  •
  sell any option or contract to purchase any common shares,

  •
  purchase any option or contract to sell any common shares,

  •
  grant any option, right or warrant for the sale of any common shares,

  •
  lend or otherwise dispose of or transfer any common shares,

  •
  request or demand that we file a registration statement related to the common shares, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of common shares or other securities, in cash or otherwise.

              This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

              The common shares are listed on the New York Stock Exchange under the symbol "DOC."

Price Stabilization, Short Positions

              Until the distribution of the common shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

              In connection with the offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

              In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

              Affiliates of Regions Securities LLC serve as sole lead arranger and administrative agent for our senior secured revolving credit facility. Additionally, an affiliate of each of KeyBanc Capital Markets Inc., BMO Capital Markets Corp., Comerica Securities, Inc. and RBS Securities, Inc. is a lender under our senior secured revolving credit facility, and a portion of the proceeds of the offering will be used to repay amounts outstanding under the facility. These affiliates of the underwriters will receive their pro rata shares of such payment. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

              Affiliates of BMO Capital Markets Corp., one of the underwriters, beneficially own 1,725,734 of our common shares.

              In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Australia

              No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

              Any offer in Australia of the common shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common shares without disclosure to investors under Chapter 6D of the Corporations Act.

              The common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring common shares must observe such Australian on-sale restrictions.

              This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

              This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The common shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares offered should conduct their own due diligence on the common shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in the European Economic Area

              In relation to each Member State of the European Economic Area (each, a "Relevant Member State"), no offer of common shares may be made to the public in that Relevant Member State other than:

    A.
    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

    B.
    to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

    C.
    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

              Each person in a Relevant Member State who initially acquires any common shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any common shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the common shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any common shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

              The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

              This prospectus has been prepared on the basis that any offer of common shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of common shares. Accordingly any person making or intending to make an offer in that Relevant Member State of common shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of common shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

              For the purpose of the above provisions, the expression "an offer to the public" in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the common shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in Hong Kong

              The common shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Switzerland

              We have not and will not register with the Swiss Financial Market Supervisory Authority ("FINMA") as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended ("CISA"), and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to "qualified investors," as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended ("CISO"), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the United Kingdom

              In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

              Certain legal matters will be passed upon for us by Baker & McKenzie LLP. The statements under the caption "Material U.S. Federal Income Tax Considerations" as they relate to federal income tax matters have been reviewed by Baker & McKenzie LLP, and Baker & McKenzie LLP has opined as to certain income tax matters relating to an investment in our shares. Certain legal matters will be passed upon for the underwriters by Hunton & Williams LLP. Venable LLP will pass upon the validity of the common shares sold in this offering and certain other matters of Maryland law.

EXPERTS

              The (1) consolidated and combined balance sheets of the Company as of December 31, 2013 and 2012, and the related consolidated and combined statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2013, and (2) (a) the Crescent City Property, for the year ended December 31, 2012, (b) the East El Paso Property for the year ended December 31, 2012, (c) the Eagles Landing Property for the year ended December 31, 2012, (d) the Peachtree Property (also referred to in this prospectus as Peachtree Dunwoody Medical Center) for the year ended December 31, 2013, (e) the Sarasota Properties (also referred to in this prospectus as 21st Century) for the year ended December 31, 2013 and (f) the San Antonio Property (also referred in this prospectus to as Foundation Surgical Hospital) for the year ended December 31, 2013 all appearing in this prospectus and registration statement have been audited by Plante & Moran, PLLC, independent registered public accounting firm, as set forth in their reports thereon as incorporated by reference, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

              We have elected to "incorporate by reference" certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. These documents contain important information about us, our business and our finances. The following documents previously filed with the SEC are incorporated by reference into the prospectus which forms part of this registration statement except for any document or portion thereof deemed to be "furnished" and not filed in accordance with SEC rules:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 21, 2014;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 7, 2014;

  •
  Our Current Reports on Form 8-K, filed with the SEC on February 3, 2014, February 12, 2014, February 25, 2014, March 3, 2014, March 4, 2014, March 28, 2014, April 1, 2014, April 7, 2014, May 7, 2014 and May 14, 2014; and

  •
  Our Current Reports on Form 8-K/A, filed with the SEC on November 1, 2013, November 12, 2013 (regarding the Crescent City Property and the East El Paso Properties), May 1, 2014, May 5, 2014 and May 6, 2014.

              All of the documents that we have incorporated by reference into this prospectus are available on the SEC's website, www.sec.gov. In addition, these documents can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549.

              Copies also can be obtained by mail from the Public Reference Room at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.

              Each person, including any beneficial owner, who receives this prospectus will receive a copy of any report or document incorporated by reference included in but not delivered with this prospectus, if requested. If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to us at Physicians Realty Trust, 735 N. Water Street, Suite 1000, Milwaukee, WI 53202, or contact our offices at (414) 978-6555. The documents may also be accessed on our website at www.docreit.com. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

              We are subject to the reporting, proxy, and information requirements of the Exchange Act, and are required to file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information are available for inspection and copying, at prescribed rates, at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0300 for further information on the operation of the Public Reference Room. Our SEC filings are also available to you on the SEC's web site at http://www.sec.gov. The Company's outstanding common shares are listed on the NYSE under the symbol "DOC" and all such periodic reports, proxy statements and other information we file with the SEC may also be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005.

              We have filed with the SEC a registration statement on Form S-11, including exhibits, schedules and amendments thereto, of which this prospectus is a part, under the Securities Act with respect to the common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and our common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules thereto, are available for inspection and copying, at prescribed rates, at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549 and are also available to you on the SEC's website, www.sec.gov.

              We maintain a website at www.docreit.com. Information contained on, or accessible through our website is not incorporated by reference into and does not constitute part of this prospectus or any other report or documents we file with or furnish to the SEC.

Physicians Realty Trust and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Financial Statements
(Unaudited)

              Physicians Realty Trust (the "Company," "we," "our" or "us") is a Maryland real estate investment trust that was formed in April 2013 to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems.

              In July 2013, we completed our initial public offering ("IPO") pursuant to which we issued an aggregate of 11,753,597 common shares, including common shares issued upon exercise of the underwriters' overallotment option, and received approximately $123.8 million of net proceeds. We contributed the net proceeds of the IPO to our operating partnership in exchange for 11,753,597 common units ("OP Units") in Physicians Realty L.P., a Delaware limited partnership (the "Operating Partnership"). Simultaneously with the closing of our IPO, we completed a series of related formation transactions pursuant to which we acquired 19 medical office buildings from our accounting predecessor, the Ziegler Funds (the "Predecessor") in exchange for 2,744,000 OP Units, and the assumption of approximately $84.3 million of debt related to such properties. We used a portion of the proceeds from the IPO to repay approximately $36.9 million of such debt, to purchase the 50% interest in the Arrowhead Common property not owned by the Ziegler Funds for approximately $850,000, after which we became the 100% owner of that property, and to pay certain expenses related to the assumption of debt and our senior secured revolving credit facility.

              The Company serves as sole general partner of the Operating Partnership and owns its assets and conducts its business through the Operating Partnership. Neither the Company nor the Operating Partnership had any business activity prior to completion of the IPO and related formation transactions on July 24, 2013.

              In December 2013, the Company completed a follow-on public offering of 9,545,000 common shares of beneficial interest, including 1,245,000 shares issued upon exercise of the underwriters' overallotment option, resulting in net proceeds to us of approximately $103.1 million. The Company contributed the net proceeds of this offering to the Operating Partnership in exchange for 9,545,000 OP Units, and the Operating Partnership used the net proceeds of the public offering to repay borrowings under the senior secured revolving credit facility and for general corporate and working capital purposes, funding acquisitions and development activities.

              At March 31, 2014, the Company owned a controlling 85.4% interest in the Operating Partnership and consolidates the assets, liabilities and results of operations of the Operating Partnership. The remaining 14.6% interest is owned by the Ziegler Funds and other contributors of properties to the Operating Partnership and is reported as non-controlling interest in the Operating Partnership.

              Since completion of the IPO and the related formation transactions, the Company, through the Operating Partnership and its subsidiaries, has completed the following acquisitions and other investments in healthcare properties and has identified one acquisition of a healthcare property, which is expected to close in May 2014:

2013 Completed Acquisitions:

  •
  East El Paso Properties

  •
  Plano Property

  •
  Crescent City Property

  •
  Oklahoma City Property

  •
  Pensacola Property

  •
  Columbus Property

  •
  Great Falls Property

  •
  Acquisition of the non-controlling interests in Valley West Hospital Medical Office Building and the Remington Medical Commons resulting in the Company owning 100% of the properties

2014 Completed Acquisitions:

  •
  Eagles Landing Properties

  •
  21st Century Properties

  •
  Peachtree Property

  •
  San Antonio Medical Office Building Property

  •
  San Antonio Hospital Property

  •
  LifeCare Ft. Worth and Pittsburgh Properties

  •
  Pinnacle Properties(1)

  •
  South Bend Property(1)

  •
  Grenada Property(1)

  •
  Acquisition of a 40% ownership interest in the entity that owns the land under the Crescent City Surgical Centre ("CCSC"—accounted for as an investment in in an unconsolidated entity)

  •
  Funding of a mezzanine loan with respect to two health care facilities (accounted for as a real estate loan receivable)

    (1)
    These properties were acquired subsequent to March 31, 2014 and are referred to collectively as the "Recent Acquisitions".

Pending Acquisition:

  •
  Carmel Medical Pavilion Property (the "Pending Acquisition")

              The accompanying unaudited pro forma consolidated balance sheet is presented to reflect the historical consolidated balance sheet of the Company at March 31, 2104 which includes all the Recent Acquisitions, the Pending Acquisition and this offering and the use of proceeds from this offering, as if they had all been completed on March 31, 2014. All acquisitions have been record in accordance with our accounting policies outlined in each of the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2014 and the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

              The accompanying unaudited pro forma statements of operations for the three months ended March 31, 2014 and for the year ended December 31, 2013 are presented to reflect the historical operations of the Predecessor for the period from January 1, 2013 through July 23, 2013 and the historical results of operations of the Company for the period from July 24, 2013 through December 31, 2013 and the IPO and the related formation transactions, the December 2013 follow-on offering, the 2013 and 2014 Completed Acquisitions and the Pending Acquisition as if they had all been completed on January 1, 2013. Certain of the 2014 and 2013 Completed Acquisitions had no prior leasing activity or a new leasing arrangement was entered into at the acquisition closing date. For pro forma statements of operations purposes, the contractual leasing arrangement entered into at the acquisition closing date has been reported as rental revenue for all periods presented. All acquisition costs have been reported in period they were paid.

              The accompanying unaudited pro forma financial statements should be read in conjunction with the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission (the "SEC") on March 21, 2014, the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2014, filed with the SEC on May 7, 2014, and the "Risk Factors," and "Cautionary Note Regarding Forward-Looking Statements" sections in this prospectus and in these reports filed with the SEC. We have based the unaudited pro forma adjustments on available information and assumptions that we believe are reasonable. The accompanying unaudited pro forma consolidated financial statements are presented for informational purposes only and are not necessarily indicative of what our actual financial position would have been as of March 31, 2014 assuming the Recent Acquisitions, the Pending Acquisition and this offering and the use of proceeds of this offering had all been completed on March 31, 3014 or the actual results of operations would have been for the three months ended March 31, 2014 and for the year ended December 31, 2013 assuming the IPO and related formation transactions, the December 2013 follow-on offering, the 2014 Completed Acquisitions and 2013 Completed Acquisitions, the Pending Acquisition and this offering and the use of proceeds of this offering had all been completed on January 1, 2013 and are not indicative of future results of operations or financial condition and should not be viewed as indicative of future results of operations or financial condition. There can be no assurance that we will complete the Pending Acquisition.

              The historical financial statements include the operations and assets of the Predecessor, which is not a legal entity but rather a combination of real estate entities under common control by the Ziegler Funds. The "Predecessor" includes entities owned and/or controlled by the Ziegler Funds, which owned interests in 19 medical office properties prior to contribution of those interests to our Operating Partnership on July 24, 2013 in connection with completion of the IPO and related formation transactions.

Physicians Realty Trust

Unaudited Pro Forma Condensed Consolidated Balance Sheet

March 31, 2014

(Unaudited and in thousands)

	Physicians Realty Trust	Recent Acquisitions	Pending Acquisition	Pro Forma Before Offering	Proceeds From Offering	Use of Proceeds	Other Pro Forma Adjustments	Company Pro Forma
	(A)	(B)	(C)		(D)	(E)	(F)
Assets
Investment properties:
Land and improvements	$44,419	$3,121	$482	$48,022	$—	$—	$—	$48,022
Building and improvements	313,985	24,342	3,764	342,091	—	—	—	342,091
Tenant improvements	5,498	—	—	5,498	—	—	—	5,498
Acquired lease intangibles	39,712	3,745	579	44,036	—	—	—	44,036
Property under development	225	—	—	225	—	—	—	225

	403,839	31,208	4,825	439,872	—	—	—	439,872
Accumulated depreciation	(30,858)	—	—	(30,858)	—	—	—	(30,858)

Total investment properties, net	372,981	31,208	4,825	409,014	—	—	—	409,014
Real estate loan receivable	6,855	—	—	6,855	—	—	—	6,855
Investment in unconsolidated entity	1,317	—	—	1,317	—	—	—	1,317

Net real estate investment	381,153	31,208	4,825	417,186	—	—	—	417,186
Cash and cash equivalents	10,092	—	—	10,092	115,681	(115,681)	—	10,092
Tenant receivables, net	1,403	—	—	1,403	—	—	—	1,403
Deferred costs, net	2,690	—	—	2,690	—	—	—	2,690
Other assets	6,513	—	—	6,513	—	—	—	6,513

Total assets	$401,851	$31,208	$4,825	$437,884	$115,681	$(115,681)	$—	$437,884

Liabilities and equity
Liabilities
Debt	$159,382	$31,536	$4,875	$195,793	$—	$(115,681)	$—	$80,112
Accounts payable	722	—	—	722	—	—	—	722
Dividends payable	5,699	—	—	5,699	—	—	—	5,699
Accrued expenses and other liabilities	3,889	—	—	3,889	—	—	—	3,889
Derivative liabilities	356	—	—	356	—	—	—	356

Total liabilities	170,048	31,536	4,875	206,459	—	(115,681)	—	90,778
Equity
Common stock, $0.01 par value,	216	—	—	216	95	—	—	311
Additional paid-in capital	213,833	—	—	213,833	115,586	—	—	329,419
Accumulated deficit	(16,630)	(328)	(50)	(17,008)	—	—	(3,044)	(20,052)

Total shareholder's equity	197,419	(328)	(50)	197,041	115,681	—	(3,044)	309,678
Noncontrolling interest:
Operating partnership	33,749	—	—	33,749	—	—	3,044	36,793
Partially owned properties	635	—	—	635	—	—	—	635

Total noncontrolling interest	34,384	—	—	34,384	—	—	3,044	37,428

Total equity	231,803	(328)	(50)	231,425	115,681	—	—	347,106

Total liabilities and equity	$401,851	$31,208	$4,825	$437,884	$115,681	$(115,681)	$—	$437,884

The accompanying notes are an integral part of these pro forma financial statements.

Physicians Realty Trust and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Three Months Ended March 31, 2014

(Unaudited and in thousands, except per share data)

	Physicians Realty Trust	2014 Completed Acquisitions	Pending Acquisition	Other Pro Forma Adjustments		Company Pro Forma
	(AA)	(BB)	(CC)
Revenue
Rental revenue	$6,808	$3,724	78	$—		$10,610
Expense recoveries	1,070	116	66	—		1,252
Interest income on real estate loans and other	113	—	—	—		113

Total revenue	7,991	3,840	144	—		11,975

Expenses
Interest expense, net	1,281	769	34	(926)	(EE)	1,158
General and administrative	2,014	—	—	—		2,014
Operating Expenses	1,609	499	72	—		2,180
Depreciation and amortization	2,416	1,459	108	—		3,983
Acquisition costs	4,287	328	51	—		4,666

Total expenses	11,607	3,055	265	(926)		14,001

Other income:
Change in fair value of derivative	41	—	—	—		41
Equity in income of unconsolidated entity	17	9	—	—		26

Net (loss)/income	(3,558)	$794	$(121)	926		(1,959)

Less: income attributable to noncontrolling interest—partially owned properties	(66)			—		(66)
Less: loss (income) attributable to noncontrolling interest—operating partnership	531			(316)	(II)	215

Net (loss) income attributable to shareholders	$(3,093)			$610		$(1,810)

Earnings per share—basic:
Loss from operations attributable to common shareholders						$(0.06)	(JJ)

Earnings per share—diluted:
Loss from operations attributable to common shareholders						$(0.06)	(JJ)

The accompanying notes are an integral part of these pro forma financial statements.

Physicians Realty Trust and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2013

(Unaudited and in thousands, except per share data)

		Completed Acquisitions
	Physicians Realty Trust	2013 Completed Acquisitions	2014 Completed Acquisitions	Pending Acquisition	Pro Forma Before Offering	Other Pro Forma Adjustments		Company Pro Forma
	(AA)	(DD)	(BB)	(CC)
Revenue
Rental revenue	$13,565	$9,612	$18,811	$312	$42,300	$—		$42,300
Expense recoveries	3,234	—	696	264	4,194	—		4,194
Interest income on real estate loans and other	—	—	564	—	564	—		564

Total revenue	16,799	9,612	20,071	576	47,058	—		47,058

Expenses
Interest expense, net	4,295	1,464	3,618	135	9,512	(5,165)	(EE)	4,347
General and administrative	3,214	—	—	—	3,214	5,486	(FF)	8,700
Operating expenses	4,650	—	2,700	288	7,638	—		7,638
Depreciation and amortization	5,107	2,964	6,667	434	15,172	—		15,172
Loss on sale of property under development	2	—	—	—	2	—		2
Acquisition costs	1,938	—	—	51	1,989	—		1,989
Management fees	475	—	—	—	475	(475)	(GG)	—

Total expenses	19,681	4,428	12,985	908	38,002	(154)		37,848

Other income:
Change in fair value of derivative	246	—	—	—	246	—		246
Equity in income of unconsolidated entity	—	—	108	—	108	—		108

Net (loss)/income	(2,636)	$5,184	$7,194	$(332)	9,410	154		9,564

Less net loss attributable to Predecessor	576				576	(576)	(HH)	—
Less: income attributable to noncontrolling interest—partially owned properties	(71)	(54)			(125)	—		(125)

Less: loss (income) attributable to noncontrolling interest—operating partnership	470				470	(1,472)	(II)	(1,002)

Net (loss) attributable to shareholders	$(1,661)				$10,331	$(1,894)		$8,437

Earnings per share—basic:
Income from operations attributable to common shareholders								$0.30	(JJ)

Earnings per share—diluted:
Income from operations attributable to common shareholders								$0.24	(JJ)

The accompanying notes are an integral part of these pro forma financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(amounts in thousands except shares/units and per share data)

1. Adjustments to the Pro Forma Condensed Consolidated Balance Sheet

              (A)—Represents the historical balance sheet of Physicians Realty Trust as of March 31, 2014, and reflects the 2014 Completed Acquisitions, exclusive of the properties acquired subsequent to March 31, 2014 (See Note B).

              (B)—Reflects the acquisitions of the Pinnacle Property (purchase price $9,208), the South Bend Property (purchase price $14,900) and the Grenada Property (purchase price $7,100), all of which closed after March 31, 2014 and were funded with borrowings under our senior secured revolving credit facility. All acquisition costs have been reflected as additional accumulated deficit. The following table summarizes the purchase price allocation for each acquisition:

	Recent Acquisitions
	Pinnacle Property	South Bend Property	Grenada Property	Total
Assets
Investment properties:
Land and improvements	$921	$1,490	$710	$3,121
Building and improvements	7,182	11,622	5,538	24,342
Acquired lease intangibles	1,105	1,788	852	3,745

Total assets	$9,208	$14,900	$7,100	$31,208

Liabilities and equity
Debt	$9,305	$15,056	$7,175	$31,536

Total liabilities	9,305	15,056	7,175	31,536
Equity
Accumulated deficit	(97)	(156)	(75)	(328)

Total liabilities and equity	$9,208	$14,900	$7,100	$31,208

              (C)—Reflects the expected completion of the Pending Acquisition (purchase price $4,825) which is expected to be funded with borrowings under our senior secured revolving credit facility. Acquisition costs have been reflected as additional accumulated deficit.

              (D)—Reflects gross proceeds from the offering of $123,025 from the sale of 9,500,000 shares of our Common stock, net of the underwriting discount and estimated costs of the offering payable by us, resulting in net proceeds shown below. The net offering proceeds of the offering have been reflected as additions to Common stock, par value and additional paid-in capital.

Gross proceeds	$123,025
Underwriters' discount	(5,844)
Transaction costs	(1,500)

Net proceeds	$115,681

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

(amounts in thousands except shares/units and per share data)

1. Adjustments to the Pro Forma Condensed Consolidated Balance Sheet (Continued)

              (E)—Reflects the use of proceeds, which is expected to be used to repay the estimated balance outstanding on our senior secured credit facility at the time of the closing of this offering. The remaining balance of the net proceeds will be used to fund future acquisitions.

Repayment of borrowings under our senior secured credit facility	$115,681

              (F)—Reflects the reclassification of the Noncontrolling Interest—Operating Partnership for the change in ownership interest from 14.6% to 10.6% as a result of this offering and the contribution of the net proceeds to the Operating Partnership.

2. Adjustments to the Pro Forma Condensed Consolidated Statements of Operations

              (AA)—Represents the historical consolidated statements of operations of Physicians Realty Trust for the three months ended March 31, 2014 and for the year ended December 31, 2013 and reflects the operations of the 2014 and 2013 Completed Acquisitions as of the date they were acquired (See Notes BB and DD).

              (BB)—This adjustment reflects the operations of the 2014 Completed Acquisitions as if they occurred as of the beginning of the periods presented:

	2014 Completed Acquisitions—Three Months Ended March 31, 2014
	Peachtree Property	San Antonio Hospital/MOB Properties	LifeCare Ft. Worth & Pittsburgh Properties	South Bend Property	Other(1)	Total
Revenue
Rental revenue	$800	$566	$945	$335	$1,078	$3,724
Expense recoveries	116	—	—	—	—	116

Total revenue	916	566	945	335	1,078	3,840

Expenses
Interest expense, net	187	84	280	104	114	769
Operating expenses	352	—	—	—	147	499
Depreciation and amortization	318	148	519	133	341	1,459
Acquisition costs	—	—	—	156	172	328

Total expenses	857	232	799	393	774	3,055

Other income:
Equity in income of unconsolidated entity	—	—	—	—	9	9

Net income (loss)	$59	$334	$146	$(58)	$313	$794

(1)
Other includes the operations of: Eagles Landing Properties, 21st Century Properties, Pinnacle Properties, Grenada Property and CCSC Investment.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

(amounts in thousands except shares/units and per share data)

2. Adjustments to the Pro Forma Condensed Consolidated Statements of Operations (Continued)

	2014 Completed Acquisitions—Year Ended December 31, 2013
	Peachtree Property	San Antonio Hospital/MOB Properties	LifeCare Ft. Worth & Pittsburgh Properties	South Bend Property	Other(1)	Total
Revenue
Rental revenue	$4,800	$3,396	$3,780	$1,339	$5,496	$18,811
Expense recoveries	696	—	—	—	—	696
Interest income on real estate loans and other	—	—	—	—	564	564

Total revenue	5,496	3,396	3,780	1,339	6,060	20,071

Expenses
Interest expense, net	1,120	504	1,120	417	457	3,618
Operating expenses	2,112	—	—	—	588	2,700
Depreciation and amortization	1,908	888	1,608	531	1732	6,667

Total expenses	5,140	1,392	2,728	948	2,777	12,985

Other income:
Equity in income of unconsolidated entity	—	—	—	—	108	108

Net income	$356	$2,004	$1,052	$391	$3,391	$7,194

(1)
Other includes the operations of: Eagles Landing Properties, 21st Century Properties, Pinnacle Properties, Grenada Property, CCSC Investment and the Mezzanine Loan.

              (CC)—This adjustment reflects the operations of the Pending Acquisition as if it occurred as of the beginning of the periods presented.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

(amounts in thousands except shares/units and per share data)

2. Adjustments to the Pro Forma Condensed Consolidated Statements of Operations (Continued)

              (DD)—This adjustment reflects the operations of the 2013 Completed Acquisitions as if they occurred as of January 1, 2013:

	2013 Completed Acquisitions— Year Ended December 31, 2013
	East El Paso Property	Plano Property	Crescent City Property	Oklahoma City Property	Other(1)	Total
Revenue
Rental revenue	$3,040	$1,043	$2,790	$1,026	$1,713	$9,612

Total revenue	3,040	1,043	2,790	1,026	1,713	9,612

Expenses
Interest expense, net	—	—	960	504	—	1,464
Depreciation and amortization	960	469	693	342	500	2,964

Total expenses	960	469	1,653	846	500	4,428

Net income:	$2,080	$574	$1,137	$180	$1,213	$5,184

Reclassification of loss attributable to noncontrolling interest—partially owned properties purchased in 2014					(54)	(54)

(1)
Other includes the operations of: Columbus Property, Great Falls Property, Pensacola Property, and the Noncontrolling Interest Acquisition.

              (EE)—Reflects the elimination of interest expense due to the repayment of debt as described below:

	Three Months Ended March 31, 2014	Year Ended December 31, 2013
Interest expense—senior secured credit facility(1)	$(926)	$(3,686)
Interest expense—mortgage loans(2)	—	(1,479)

Total adjustment	$(926)	$(5,165)

(1)
Represents the elimination of interest expense on $115,681 of borrowings under our senior secured credit facility used to fund the 2014 Completed Acquisitions and the Pending Acquisition due to the credit facility being repaid with use of proceeds from this offering.

(2)
Reflects the decrease in net interest expense and amortization expense as a result of repaying approximately $37,100 of outstanding secured debt with proceeds from the IPO.

              (FF)—This adjustment reflects an annual payment of $650 to Ziegler pursuant to the Shared Services Agreement, the compensation expense related to the grants of restricted stock awards to our officers and trustees, trustee fees and payments made to our executive officers pursuant to the terms of their employment agreements. We expect to incur additional general and administrative expense as a result of becoming a public company, including but not limited to, salaries and equity awards, board of

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

(amounts in thousands except shares/units and per share data)

2. Adjustments to the Pro Forma Condensed Consolidated Statements of Operations (Continued)

trustees fees and expenses, trustee's and officer's insurance, Sarbanes-Oxley Act of 2002 compliance costs, and incremental legal, audit and tax fees.

              (GG)—This adjustment reflects the elimination of management fees paid to the Predecessor during the year ended December 31, 2013, as we do not pay management fees following completion of the IPO and related formation transactions.

              (HH)—This adjustment reflects the elimination of net loss attributable to the Predecessor. After the completion of the IPO, its ownership interest is now included in noncontrolling interest-operating partnership.

              (II)—This adjustment reflects reclassification of (Income)loss allocated to Noncontrolling Interest—Operating Partnership for the change in ownership interest from 14.6% to 10.6% as a result of this offering and the contribution of the net proceeds to the Operating Partnership.

              (JJ)—Earnings per share—basic is calculated based on the pro forma weighted average common shares outstanding, which was 21,632,863 shares for each of the periods presented and assumes the issuance of 9,500,000 common shares from this offering, totaling 31,132,863 common shares. Earnings per share—diluted is calculated based on net income (loss) before allocation to non-controlling interests by giving effect to the redemption of outstanding OP Units for common shares on a one-for-one basis, which results in diluted shares of 34,831,740 for each of the periods presented.

              Below is a reconciliation of pro forma weighted average shares outstanding:

Number of common shares issued and outstanding—March 31, 2014	21,632,863
Number of common shares issued in this offering	9,500,000

Total number of shares—basic	31,132,863
Number of OP Units issued and outstanding—March 31, 2014	3,698,877

Total number of shares—diluted	34,831,740

              Basic and diluted earnings per share are the same for the three months end as the conversion of OP Units is not dilutive.

9,500,000 Common Shares

PROSPECTUS

Joint Book-Running Managers

BofA Merrill Lynch	KeyBanc Capital Markets	Wunderlich Securities

Co-Lead Managers

BMO Capital Markets	Stifel

Co-Managers

Janney Montgomery Scott	Regions Securities LLC	Comerica Securities

Compass Point	J.J.B. Hilliard, W.L. Lyons, LLC
RBS	Ziegler

                                                 , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

              The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC Registration Fee	$19,320
FINRA Filing Fee	$23,000
Printing and Engraving Expenses	$300,000
Legal Fees and Expenses (other than Blue Sky)	$915,000
Accounting Fees and Expenses	$200,000
Transfer Agent and Registrar Fees	$5,000
Other Expenses	$37,680
Total	$1,500,000

*
To be furnished by amendment.

Item 32.    Sales to Special Parties.

              None.

Item 33.    Recent Sales of Unregistered Securities.

              On April 15, 2013 we issued 1,000 common shares to John W. Sweet, our Executive Vice President and Chief Investment Officer, as nominee for The Ziegler Companies, Inc. in connection with the initial capitalization of our company for an aggregate purchase price of $1,000. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act. Mr. Sweet has subsequently transferred the shares to The Ziegler Companies, Inc. We expect to redeem these shares for $1,000 upon completion of the offering.

              On July 24, 2013, in connection with the Formation Transactions, our operating partnership issued to the Ziegler Funds an aggregate of 2,744,000 OP Units with an aggregate value of approximately $31.6 million based on the IPO price on $11.50 per share for our common shares. The issuance of such units was effected in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D of the Securities Act. Pursuant to the partnership agreement of our operating partnership, limited partners of our operating partnership will have the right, commencing one year from the date of issuance of such units, to require our operating partnership to redeem part or all of their OP Units for cash equal to the then-current market value of an equal number of our common shares, or, at our election, for common shares on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of our shares set forth in our charter.

              On September 30, 2013, our operating partnership entered into a membership interest contribution agreement (the "Agreement") with all 29 members (the "Sellers") of Crescent City Surgical Centre Facility, LLC (the "CCSC Facility"), pursuant to which we agreed to acquire the CCSC Facility, including its single asset, a surgical center building in the New Orleans, Louisiana metropolitan area, for approximately $37.5 million. We funded the cash portion of the purchase price with proceeds of our IPO and borrowings under our senior secured revolving credit facility. In addition, our operating partnership issued 954,877 OP Units to the Sellers, which OP Units were valued at $11.5 million on the date of issuance based on a three-day average closing price of our common shares prior to closing the acquisition to the Sellers. The issuance of such OP Units was exempt from registration pursuant to Section 4(2), thereof, for transactions not involving public offering. At closing, the Sellers caused the CCSC Facility to pay off all debt incurred by it to develop the surgical center building. The surgical center building is leased to Crescent City Surgical Centre, LLC ("Crescent City Surgical") until 2028 with initial rent equal to $3,000,000 per year, with annual rent escalations of 3%. Crescent City Surgical is also owned by the Sellers. We closed on the acquisition of the CCSC Facility on September 30, 2013.

Item 34.    Indemnification of Trustees and Officers.

              Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our declaration of trust contains a provision which eliminates our trustees' and officers' liability to the maximum extent permitted by Maryland law.

              Maryland law permits a Maryland real estate investment trust to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the trustee or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland real estate investment trust may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland real estate investment trust to advance reasonable expenses to a trustee or officer upon the corporation's receipt of (a) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the trust if it is ultimately determined that the standard of conduct was not met.

              Our declaration of trust authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former trustee or officer or any individual who, while a trustee or officer of our company and at our request, serves or has served as a trustee, director, officer, partner, member, manager, employee, or agent of another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employees or agents of our company or a predecessor of our company. Furthermore, our officers and trustees are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See "Underwriting."

              We have entered into indemnification agreements with each of our executive officers and trustees whereby we agree to indemnify such executive officers and trustees to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or trustee to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or trustee.

              Insofar as the foregoing provisions permit indemnification of trustees, officer or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, our trustees and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Physicians Realty L.P., the partnership of which we serve as sole general partner.

Item 35.    Treatment of Proceeds from Shares Being Registered.

              None.

Item 36.    Financial Statements and Exhibits.

              (A)    Financial Statements.    The financial statements set forth in the documents that are incorporated by reference as part of the prospectus included in this registration statement are set forth in the section of the prospectus entitled "Incorporation by Reference."

              (B)    Exhibits.    The attached Exhibit Index is incorporated herein by reference.

Item 37.    Undertakings.

              (a)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              (b)   The undersigned registrant hereby further undertakes that:

      (1)
      For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2)
      For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, Wisconsin, on this 19th day of May, 2014.

Physicians Realty Trust
/s/ JOHN T. THOMAS John T. Thomas Chief Executive Officer and President (Principal Executive Officer)

              Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN T. THOMAS John T. Thomas	Chief Executive Officer and President and Trustee (Principal Executive Officer)	May 19, 2014
/s/ JOHN W. LUCEY John W. Lucey	Senior Vice President—Principal Accounting and Reporting Officer (Principal Financial and Accounting Officer)	May 19, 2014
*	Trustee	May 19, 2014
*	Trustee	May 19, 2014
*	Trustee	May 19, 2014
*	Trustee	May 19, 2014
*	Chairman	May 19, 2014
*	Trustee	May 19, 2014

Signature		Title	Date

By:	/s/ JOHN T. THOMAS John T. Thomas As Attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Title
1.1		Form of Underwriting Agreement

3.1	(1)	Form of Articles of Amendment and Restatement of Physicians Realty Trust

3.2	(1)	Form of Amended and Restated Bylaws of Physicians Realty Trust

4.1	(1)	Form of Certificate of Common Shares of Physicians Realty Trust

5.1		Opinion of Venable LLP

8.1		Opinion of Baker & McKenzie LLP with respect to tax matters

10.1	(1)	Form of Amended and Restated Agreement of Limited Partnership of Physicians Realty L.P.

10.2	(2)	Form of Physicians Realty Trust 2013 Equity Incentive Plan**

10.3	(2)	Form of Restricted Shares Award Agreement (Time Vesting)

10.4	(1)	Form of Indemnification Agreement between Physicians Realty Trust and its trustees and officers

10.5	(2)	Contribution Agreement by and among Physicians Realty L.P., Physicians Realty Trust and Ziegler Healthcare Real Estate Fund I, dated as of June 19, 2013

10.6	(2)	Contribution Agreement by and among Physicians Realty L.P., Physicians Realty Trust and Ziegler Healthcare Real Estate Fund II, dated as of June 19, 2013

10.7	(2)	Contribution Agreement by and among Physicians Realty L.P., Physicians Realty Trust and Ziegler Healthcare Real Estate Fund III, dated as of June 19, 2013

10.8	(2)	Contribution Agreement by and among Physicians Realty L.P., Physicians Realty Trust and Ziegler Healthcare Real Estate Fund IV, LP, dated as of June 19, 2013

10.9	(3)	Form of Shared Services Agreement by and among Physicians Realty Trust, Physicians Realty L.P. and B.C. Ziegler and Company

10.10	(3)	Membership Interest Purchase Agreement for the Arrowhead Commons property by and among Physicians Realty L.P., Birdie Zone, L.L.C., Ziegler Healthcare Real Estate Fund I and Ziegler-Arizona 23, LLC dated as of June 24, 2013

10.11	(3)	Form of Employment Agreement by and between Physicians Realty Trust and John T. Thomas**

10.12	(3)	Form of Employment Agreement by and between Physicians Realty Trust and Mark D. Theine**

10.13	(3)	Form of Employment Agreement by and between Physicians Realty Trust and John W. Sweet Jr.**

10.14	(3)	Form of Employment Agreement by and between Physicians Realty Trust and John W. Lucey**

10.15	(4)	Credit Agreement, dated as of August 29, 2013, among Physician Realty L.P. as Borrower, Physicians Realty Trust, certain Subsidiaries and other Affiliates of the Borrower party, as Guarantor, Regions Bank, as Administrative Agent, Regions Capital Markets, as sole Lead Arranger and Sole Book Runner, and the Lenders party thereto

Exhibit No.		Title
10.16	(4)	Agreement of Sale and Purchase, by and between Physicians Realty L.P., a Delaware Limited Partnership, and 6800 Preston Limited, a Texas Limited Partnership, dated August 21, 2013

10.17	(5)	Assignment and Assumption Agreement of Sale and Purchase by and between Foundation Surgical Hospital Affiliates, L.L.C., a Nevada limited liability company, and DOC-FSH El Paso Medical Center, LLC, a Wisconsin limited liability company, as of August 30, 2013

10.18	(5)	Agreement of Sale and Purchase by and between HCRI Texas Properties, Ltd., a Texas limited partnership, Health Care REIT, Inc., a Delaware Corporation and Foundation Surgical Hospital Affiliates, L.L.C., a Nevada limited liability company, as of August 30, 2013

10.19	(5)	Membership Interest Contribution Agreement by and among DOC-CCSC Crescent City Surgical Centre, LLC, Crescent City Surgical Centre Facility, LLC, Physicians Realty L.P. and the Members of Crescent City Surgical Centre Facility, LLC, dated as of September 30, 2013

10.20	(6)	Assignment and Assumption of Agreement of Sale and Purchase by and between Graymark Healthcare, Inc. and DOC-Greymark HQ OKC MOB, LLC, dated September 30, 2013

10.21	(6)	Agreement of Sale and Purchase, dated as of November 7, 2013, by and among Steele Properties I, LLC, a Nevada limited liability company, Collyn Williams and Physicians Realty L.P.

10.22	(7)	Second Incremental Commitment Agreement and Third Amendment, dated February 21, 2014 among Physician Realty L.P. as Borrower, Physicians Realty Trust, certain Subsidiaries and other Affiliates of the Borrower, as Guarantors, the Lenders party thereto and Regions Bank as Administrative Agent

10.23	(9)	Amended and Restated Employment Agreement dated as of May 6, 2014, between the Company and John T. Thomas.

10.24	(9)	Amended and Restated Employment Agreement dated as of May 6, 2014, between the Company and John Sweet.

10.25	(9)	Amended and Restated Employment Agreement dated as of May 6, 2014, between the Company and John Lucey.

10.26	(9)	Amended and Restated Employment Agreement dated as of May 6, 2014, between the Company and Mark D. Theine.

10.27	(9)	Physicians Realty Trust Incentive Bonus Plan.

10.28	(9)	Amendment No. 1 to the Physicians Realty Trust 2013 Equity Plan.

10.29	(9)	Form of Restricted Share Award Agreement—Executive (Time Vesting).

10.30	(9)	Form of Restricted Share Award Agreement—Trustees (Time Vesting).

10.31	(9)	Form of Restricted Share Unit Award Agreement (Performance Units).

10.32	(10)	Agreement of Sale and Purchase, dated as of January 29, 2014, by and between Octopods, LLC, an Indiana limited liability company, and Physicians Realty L.P., a Delaware limited Partnership

Exhibit No.		Title
10.33	(10)	Amendment to Agreement of Sale and Purchase, dated as of February 28, 2014, by and between Octopods, LLC, an Indiana limited liability company, and Physicians Realty L.P., a Delaware limited Partnership

10.34	(10)	Second Amendment to Agreement of Sale and Purchase, dated as of April 30, 2014, by and between Octopods, LLC, an Indiana limited liability company, and Physicians Realty L.P., a Delaware limited Partnership

10.35	(10)	Agreement of Sale and Purchase, dated as of February 10, 2014, by and between those Sellers set forth on Exhibit A thereto and Physicians Realty L.P., a Delaware limited partnership

10.36	(10)	Agreement of Sale and Purchase, dated as of February 19, 2014, by and between Foundation Bariatric Real Estate of San Antonio, LLLP, a Texas limited liability limited partnership, and DOC-FSH San Antonio Hospital, LLC, a Wisconsin limited liability company

10.37	(10)	Agreement of Sale and Purchase, dated as of February 28, 2014, by and between North American Property Corporation, a British Columbia corporation, and DOC-PDMC Atlanta, LLC, a Wisconsin limited liability company

10.38	(10)	Agreement of Sale and Purchase, dated as of March 28, 2014, by and between New LifeCare Hospitals of Pittsburgh, LLC, a Delaware limited liability company, and New LifeCare Hospitals of North Texas, LLC a Delaware limited liability company, and DOC-LifeCare Ft. Worth Ltach, LLC, a Wisconsin limited liability company, and DOC-LifeCare Pittsburgh Ltach, LLC, a Wisconsin limited liability company

10.39	(11)	Employment Agreement dated as of May 13, 2014, between the Company and Jeffrey Theiler.

16.1	(8)	Letter from Plante & Moran, PLLC to the Securities and Exchange Commission, dated April 4, 2014

21.1		List of Subsidiaries of the Registrant

23.1		Consent of Venable LLP (included in Exhibit 5.1)

23.2		Consent of Baker & McKenzie LLP (included in Exhibit 8.1)

23.3		Consent of Plante & Moran, PLLC

24.1		Power of Attorney (included on signature page)*

*
Previously filed

**
Indicates a management contract or compensatory plan or arrangement

(1)
Incorporated by reference to Amendment No. 2 to the Registrant's Registration Statement on Form S-11 filed with the SEC on June 14, 2013 (File No. 333-188862)

(2)
Incorporated by reference to Amendment No. 3 to the Registrant's Registration Statement on Form S-11 filed with the SEC on June 20, 2013 (File No. 333-188862)

(3)
Incorporated by reference to Amendment No. 4 to the Registrant's Registration Statement on Form S-11 filed with the SEC on July 3, 2013 (File No. 333-188862)

(4)
Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q filed with the SEC on August 30, 2013 (File No. 001-36007)

(5)
Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q filed with the SEC on November 12, 2013 (File No. 001-36007)

(6)
Incorporated by reference to the Registrant's Annual Report on Form 10-K filed with the SEC on March 21, 2014 (File No. 001-36007)

(7)
Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the SEC on February 25, 2014 (File No. 001-36007)

(8)
Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the SEC on April 7, 2014 (File No. 001-36007)

(9)
Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the SEC on May 7, 2014 (File No. 001-36007)

(10)
Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q filed with the SEC on May 7, 2014 (File No. 001-36007)

(11)
Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the SEC on May 14, 2014 (File No. 001-36007)